Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VIRTUOSO ACQUISITION CORP.

WEJO GROUP LIMITED,

YELLOWSTONE MERGER SUB, INC.,

WEJO LIMITED,

and

WEJO BERMUDA LIMITED

dated as of

May 28, 2021

- i -

- ii -

- iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 28, 2021, by and among Virtuoso Acquisition Corp., a Delaware corporation (“VOSO”), Wejo Group Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (the “Company”), Yellowstone Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of the Company (“Merger Sub”), Wejo Bermuda Limited, an exempted company limited by shares incorporated under the Laws of Bermuda, (“Limited”), and Wejo Limited, a private limited company incorporated under the Laws of England and Wales with company number 08813730 (“Wejo”). VOSO, the Company, Merger Sub, Limited and Wejo are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, VOSO is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company is a newly formed entity and was formed for the purpose of the Transactions, including to act as the publicly traded company holding Wejo and its Subsidiaries (and their businesses) after the Closing;

WHEREAS, Limited is a newly formed, wholly-owned, direct Subsidiary of the Company that has elected to be treated as an entity disregarded as separate from the Company for U.S. federal income Tax purposes, and was formed for the purposes of, among other things, holding the stock of VOSO and Wejo after the Closing;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of the Company and was formed for the sole purpose of the merger of Merger Sub with and into VOSO (the “Merger”);

WHEREAS, on the date of this Agreement, current Wejo shareholders holding more than fifty percent (50%) of the voting rights attached to the Wejo Shares in issue as of the date of this Agreement (the “Dragging Wejo Equityholders”) entered into an acquisition agreement (the “Wejo Acquisition Agreement”), pursuant to which (i) the Company agreed to purchase all of the Wejo Shares held by the Existing Wejo Equityholders in connection with the consummation of the Transactions, (ii) the Dragging Wejo Equityholders agreed to sell all of their Wejo Shares to the Company with full title guarantee, and to take all action necessary to support the Transactions; (iii) the Dragging Wejo Equityholders agreed to issue a Drag Along Notice under Article 22 of the Articles to the remaining holders of the Existing Wejo Shares such that they become compelled to sell all of their Wejo Shares to the Company on the same terms and subject to the same conditions as applicable to the Dragging Wejo Equityholders;

WHEREAS, on or prior to the date hereof, VOSO has obtained commitments from certain investors for a private placement of 10,000,000 Company Common Shares at a price of $10.00 per share (the “PIPE Investment”) pursuant to the terms of one or more Subscription Agreements (each, a “Subscription Agreement”), such private placement to be consummated prior to the consummation of the Merger;

WHEREAS, VOSO will undergo a recapitalization whereby the Sponsor VOSO Warrants will be recapitalized for VOSO Class C Common Stock (the “VOSO Warrant Recapitalization”), such recapitalization to be consummated prior to the consummation of the Founder Limited Contribution, the Merger, the Company Limited Contribution and the VOSO Contribution;

WHEREAS, the Drag process will result in the transfer to the Company of all the issued and to be issued Wejo Shares, including any Wejo Shares held by the Existing Wejo Equityholders which may be issued after the date on which the Drag notices are issued, in exchange for the Closing Transaction Consideration and the Earnout Shares, in accordance with the terms and subject to the conditions set forth in this Agreement and the Articles (the “Wejo Purchase”);

WHEREAS, immediately following the consummation of the VOSO Warrant Recapitalization, Founder intends to transfer and contribute the VOSO Class C Common Stock to Limited in exchange for exchangeable units as provided in the Sponsor Agreement (the “Founder Limited Contribution”), such contribution to be consummated prior to the consummation of the Merger, the Company Limited Contribution and the VOSO Contribution;

WHEREAS, immediately following the Founder Limited Contribution, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Laws, the Parties intend to consummate the Merger (VOSO, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

WHEREAS, the Company intends to transfer and contribute all of the shares of Wejo to Limited in exchange for equity interests in Limited (the “Company Limited Contribution”);

WHEREAS, the Company intends to transfer and contribute all of its shares of VOSO to Limited in exchange for equity interests in Limited (the “VOSO Contribution”);

WHEREAS, each of the Parties intends that, for U.S. federal income Tax purposes, (i) the Company Contribution shall constitute a transaction that qualifies under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall not subject holders of VOSO Common Stock to tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code), and (ii) the Limited Contribution shall constitute a transaction that qualifies under Section 721(a) of the Code (clauses (i) and (ii), together, the “Intended Tax Treatment”);

WHEREAS, prior to the Effective Time, the Company shall amend and restate the bye-laws of the Company to be substantially in the form of Exhibit A attached hereto (the “Company Bye-laws”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and declared it advisable, to enter into this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, and (ii) approved this Agreement and each of the Transactions, including the Merger in accordance with the DGCL, as applicable, on the terms and subject to the conditions of this Agreement and the other Transaction Agreements;

WHEREAS, the Company, in its capacity as the sole stockholder of Merger Sub, has, by its execution and delivery hereof, approved and adopted this Agreement, the Merger and the other Transactions in accordance with Section 251 of the DGCL (the “Merger Sub Stockholder Approval”);

WHEREAS, the board of directors of VOSO has unanimously (i) determined that it is in the best interests of VOSO and the stockholders of VOSO, and declared it advisable, to enter into this Agreement providing for the Merger in accordance with the DGCL, (ii) approved this Agreement and the Transactions, including the Merger in accordance with the DGCL on the terms and subject to the conditions of this Agreement and the other Transaction Agreements, and (iii) adopted a resolution recommending the plan of merger set forth in this Agreement be adopted by the stockholders of VOSO (the “VOSO Board Recommendation”);

WHEREAS, prior to the Effective Time and the closing of the PIPE Investment, VOSO shall, subject to obtaining the approval of VOSO Stockholder Matters, amend and restate the certificate of incorporation of VOSO to be substantially in the form of Exhibit B attached hereto (the “VOSO Charter”);

WHEREAS, in connection with the consummation of the Merger, the Company, the Sponsor, and certain Existing Wejo Equityholders, will enter into a Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Sponsor have entered into the Sponsor Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquired Companies” means Wejo and each of its Subsidiaries.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, action, suit, complaint, assessment, audit, inquiry, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that in no event shall Wejo or any of its Subsidiaries be considered an Affiliate of any portfolio company (other than Wejo and its Subsidiaries) of any investment fund affiliated with any direct or indirect Wejo shareholder nor shall any portfolio company (other than Wejo and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of Wejo be considered to be an Affiliate of Wejo or any of its Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” means a schedule, dated as of the Closing Date, setting forth for each Existing Wejo Equityholder (i) the name and payment instructions for such Existing Wejo Equityholder, (ii) the number of and class of Wejo Shares held as of the Closing Date by such Existing Wejo Equityholder, (iii) the number of Company Common Shares allocable to such Existing Wejo Equityholder, and (iv) the Earnout Allocable Percentage for such Existing Wejo Equityholder, in each case, as applicable.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state, or local Laws relating to money laundering

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles” means the articles of association of Wejo, as adopted by way of a written special resolution on May 7, 2021, being the articles of association of Wejo as currently in force.

“Audited Financial Statements” has the meaning specified in Section 5.05(a).

“Available Cash Amount” means, as of immediately prior to Closing, the aggregate of (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with VOSO Stockholder Redemption) and (ii) the PIPE Investment Proceeds.

“Book-Entry Shares” has the meaning specified in Section 3.08(c).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by Law to close.

“Cash and Cash Equivalents” means, for any Person, all cash and cash equivalents (including marketable securities, checks and bank deposits).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of VOSO, filed with the Secretary of State of the State of Delaware on January 21, 2021, as amended and in effect on the date hereof.

“Certificate of Merger” has the meaning specified in Section 2.02(a).

“Certificates” has the meaning specified in Section 3.08(c).

“CJRS” has the meaning specified in Section 5.20(f).

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Seller Shares” means the number of Company Common Shares (rounded up to the nearest whole share) equal to (i) the Closing Transaction Consideration, divided by (ii) $10.00.

“Closing Transaction Consideration” means an amount equal to (i) $682,500,000, minus (ii) the Company Net Debt Amount.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Bye-laws” has the meaning specified in the Recitals hereto.

“Company Charter” means the memorandum of association of the Company as in effect on the date hereof.

“Company Common Shares” means the common shares, par value $0.001 per share, of the Company and any successors thereto or other classes of common shares of the Company created in any Permitted Recapitalization.

“Company Contribution” means, collectively, the PIPE Investment, the Merger, and the Wejo Purchase.

“Company Limited Contribution” has the meaning specified in the Recitals hereto.

“Company Net Debt Amount” means, as of immediately prior to the Closing, an amount equal to (i) the aggregate indebtedness for borrowed money of Wejo and its Subsidiaries (the “Closing Indebtedness”), minus (ii) (x) Cash and Cash Equivalents of Wejo and its Subsidiaries plus (y) the amount of any Cash payments made in respect of the Wejo Transaction Expenses prior to Closing. For the avoidance of doubt, determination of the Company Net Debt Amount under this Agreement shall be made assuming: (x) all loans made under or pursuant to the Future Fund Convertible Loan Agreement have converted into Wejo Shares; and (y) all funds paid by investors in Wejo by way of advanced subscriptions for Wejo Shares have been settled by the issue of Wejo Shares.

“Company Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities, (b) there is consummated a merger or amalgamation or scheme of arrangement of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or amalgamation or scheme of arrangement either (x) the board of directors of the Company immediately prior to the merger or amalgamation or scheme of arrangement does not constitute at least a majority of the board of directors of the company surviving the merger or other such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Company immediately prior to such merger or amalgamation or scheme of arrangement do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or amalgamation or scheme of arrangement or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Company of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“D&O Tail” has the meaning specified in Section 8.01(b).

“Data” means all databases and compilations, including any and all data and collections of data whether machine readable or otherwise.

“Debt Repayment Amount” has the meaning specified in Section 9.08(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Drag” means the process by which Called Shareholders (as defined in the Articles) may be required to sell their Wejo Shares to a Proposed Buyer (as defined in the Articles), pursuant to Article 22 of the Articles.

“Drag Along Notice” has the meaning specified in the Articles.

“Dragging Wejo Equityholders” has the meaning specified in the Recitals hereto.

“Earnout Achievement Dates” have the meaning specified in Section 3.06(d).

“Earnout Payment Date” has the meaning specified in Section 3.06(i).

“Earnout Period” has the meaning specified in Section 3.06(a).

“Earnout Shares” have the meaning specified in Section 3.06(d).

“Effective Time” has the meaning specified in Section 2.02(a).

“Enforceability Exceptions” has the meaning specified in Section 5.03(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Equity Incentive Plan” has the meaning specified in Section 8.09(a).

“Equity Incentive Plan Proposal” has the meaning specified in Section 9.03(a)(i).

“Equity Related Cash Bonuses” has the meaning specified in Section 7.01(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with any Acquired Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP Proposal” has the meaning specified in Section 9.03(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means, without duplication, each share of (i) VOSO Common Stock for which redemption rights have been exercised in connection with the VOSO Stockholder Redemption, (ii) VOSO Common Stock (if any), that, at the Effective Time, are held in the treasury of VOSO, and (iii) VOSO Common Stock (if any), that is owned by the Wejo Parties.

“Existing Wejo Equityholders” means the holders of all outstanding equity capital of Wejo immediately before completion of the Wejo Purchase (including following the issue of shares in Wejo to holders of options, warrants, convertible loans or advanced subscription rights as the case may be).

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“Financial Statements” has the meaning specified in Section 5.05(a).

“First Earnout Achievement Date” has the meaning specified in Section 3.06(a).

“First Earnout Shares” has the meaning specified in Section 3.06(a).

“Form S-4” means the registration statement on Form S-4 of the Company with respect to the registration of the Company Common Shares to be issued in connection with the Transactions.

“Founder” means VOSO Sponsor LLC.

“Founder Limited Contribution” has the meaning specified in the Recitals hereto.

“Fourth Earnout Achievement Date” has the meaning specified in Section 3.06(d).

“Fourth Earnout Shares” has the meaning specified in Section 3.06(d).

“Future Fund Convertible Loan Agreement” means the convertible loan agreement, dated July 21, 2020, as amended, entered by Wejo, U.K. FF Nominees Limited, and various persons in the capacity of “Lender” or “Additional Lender” (each as defined therein) pursuant to the U.K. Government’s Coronavirus Future Fund scheme delivered in partnership with the British Business Bank, whereby the U.K. Government would invest in convertible loans issued by innovative companies in the context of the global Coronavirus pandemic which began in 2020, together with any Subscription Deed (as defined in such convertible loan agreement) pursuant to which any loan has been made by any additional lender pursuant to clause 4 of such convertible loan agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Filings” has the meaning specified in Section 5.13.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision, sovereign wealth fund, or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality thereof, or for or on behalf of any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HMRC” means HM Revenue & Customs.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person; (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or compensation or benefits incurred in the ordinary course of business); (iv) all obligations as lessee that are required to be capitalized in accordance with U.S. GAAP or U.K. GAAP, as applicable; (v) all obligations of such Person for the reimbursement of any obligor on any line of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against; (vi) all interest rate and currency swaps, caps, collars and similar agreements and hedging devices under which payments are obligated to be made by such Person; (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any (i) amounts for Taxes or (ii) item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 8.01(c).

“Insurance Policies” has the meaning specified in Section 5.15.

“Intellectual Property” means all intellectual property and other proprietary rights created, arising, or protected under applicable Law throughout the world (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice), (ii) trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of origin (together with the goodwill associated therewith); (iii) copyrights and all works of authorship (whether or not copyrightable); (iv) internet domain names, internet websites, and URLs; (v) registrations and applications for any of the foregoing; (vi) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases, and proprietary rights in confidential information; (vii) Software; and (viii) moral rights and rights of privacy and publicity.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property and to which any Acquired Company is a party, beneficiary or otherwise bound.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means all computers, servers, interfaces, network equipment, hardware, websites, communications and other information technology systems owned by any of the Acquired Companies or used in the operation of any Acquired Company’s business, including any Software and Wejo Data embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.10.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease” has the meaning specified in Section 5.07(b).

“Leased Real Property” has the meaning specified in Section 5.07(b).

“Letter of Transmittal” has the meaning specified in Section 3.08(c).

“Lien” means any mortgage, charge, claim, registration, defect in title, contingent right, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Limited Contribution” means, collectively, the Founder Limited Contribution, the VOSO Contribution and the Company Limited Contribution.

“Malicious Code” has the meaning specified in Section 5.10(i).

“Marketing Rules” has the meaning specified in Section 5.10(m).

“Material Adverse Effect” means, with respect to Wejo, any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Wejo and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the results of operations or financial condition of Wejo and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or U.S. GAAP or U.K. GAAP or any interpretation thereof; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.03(b) and, to the extent related thereto, the condition in Section 10.02(a)); (d) any change generally affecting any of the industries or markets in which Wejo or its Subsidiaries operate or the economy as a whole; (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of VOSO (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 10.02(a) and, to the extent related thereto, the condition in Section 10.02(a)); (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Wejo operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or any internet or “cyber” attack or hacking, upon any Person or country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (h) any failure of Wejo and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); (i) COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or Wejo or any of its Subsidiaries’ compliance therewith and (j) the matters set forth on Schedule 1.01(a) of the Wejo Disclosure Schedules; provided, that, in the case of clauses (a), (b), (d), (f) and (g), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on Wejo and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 5.09.

“Material Customer” has the meaning specified in Section 5.23(a).

“Material Supplier” has the meaning specified in Section 5.23(b).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Stockholder Approval” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” means any “multiemployer plan” subject to ERISA that is described in Section 3(37) of ERISA.

“NASDAQ” means The Nasdaq Capital Market.

“Non-U.S. Benefit Plan” has the meaning specified in Section 5.14(f).

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the definition of open source (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” software, including all versions of the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Party” has the meaning specified in the preamble hereto.

“Payoff Letters” has the meaning specified in Section 9.08(a).

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 5.19.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent adequate reserves have been established in accordance with U.S. GAAP or U.K. GAAP, as applicable; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith through appropriate Actions and for which adequate reserves have been established in accordance with U.S. GAAP or U.K. GAAP, as applicable; (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property; (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to Wejo and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses and sublicenses of Intellectual Property granted by any Acquired Company in the ordinary course of business, (vii) Liens securing any Indebtedness of Wejo and its Subsidiaries (including Indebtedness incurred pursuant to any Wejo Financing Agreement); and (vi) Liens described on Schedule 1.01(b) of the Wejo Disclosure Schedules.

“Permitted Recapitalization” has the meaning specified in Section 2.01.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, including the U.K. Data Protection Act 2018 and the U.K. General Data Protection Regulation, all information relating to an identified or identifiable natural person (i.e., data that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (whether in electronic or any other form or medium), such as but not limited to a name, postal address, online identifier, Internet Protocol address, email address, account name, biometric information or identifiers, social security number, driver’s license number, account or credit card information, or similar identifiers).

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.15(a).

“PIPE Investment Proceeds” means (a) the aggregate amount funded and paid to the Company by the PIPE Investors pursuant to their Subscription Agreements plus (b) $3,650,000.

“PIPE Investor” means an investor party to a Subscription Agreement.

“Privacy Requirements” means (i) all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border), security, or other treatment of Personal Information, including Laws relating to breach notification in connection with Personal Information (including without limitation the U.K. Data Protection Act 2018, the U.K. General Data Protection Regulation, the General Data Protection Regulation (GDPR) (EU) 2016/679), the California Consumer Privacy Act (CCPA)); (ii) industry standards applicable to the industry in which the business of any Acquired Company operates; (iii) contractual obligations by which the Acquired Companies are bound; and (iv) the Acquired Companies’ own rules, policies and procedures.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including (i) the proxy statement of VOSO to be used for the Special Meeting to approve the VOSO Stockholder Matters (which shall also provide the VOSO Stockholders with the opportunity to redeem their shares of VOSO Common Stock in conjunction with a stockholder vote on the Business Combination) and (ii) a prospectus with respect to the Company Common Shares and warrants to be offered and issued in the Transactions, in all cases in accordance with and as required by the VOSO Organizational Documents, applicable Law, and the rules and regulations of NASDAQ.

“Public Warrant” means a VOSO Warrant, other than a Sponsor VOSO Warrant.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders and consultants of such Person.

“SAYE Proposal” has the meaning specified in Section 9.03(a)(i).

“Schedules” means, collectively, the Wejo Disclosure Schedules and the VOSO Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement / Prospectus.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Earnout Achievement Date” has the meaning specified in Section 3.06(b).

“Second Earnout Shares” has the meaning specified in Section 3.06(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 12.17.

“Shareholders Agreement” means that certain Shareholder Rights Agreement, dated as of December 21, 2018, by and among Wejo, Richard Barlow, the shareholders of Wejo party thereto and General Motors Holding, LLC.

“Side Agreement” means that certain side agreement to the Shareholders’ Agreement, dated as of August 18, 2020, by and among Wejo, Richard Barlow, Arma Partners LLP and the other parties thereto.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) application programing interfaces, user interfaces, operating systems, applications, report formats, firmware and development tools; (c) data files, databases, protocols, specifications; and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of VOSO Common Stock to be held for the purpose of approving the VOSO Stockholder Matters.

“Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Sponsor” means VOSO Sponsor LLC.

“Sponsor Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, VOSO and the Company, as amended, restated, modified or supplemented from time to time.

“Sponsor VOSO Warrants” means any VOSO Warrants held by the Sponsor.

“Stock Purchase Plans” has the meaning specified in Section 8.09(b).

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.08(c).

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax of any kind, including without limitation, net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and (b) any liability in respect of any items described in clause (a) payable as a result of being a member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of state, local or foreign Law), or as a transferee or successor.

“Tax Officer’s Certificates” has the meaning specified in Section 9.05(e).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating VOSO Breach” has the meaning specified in Section 11.01(c).

“Terminating Wejo Breach” has the meaning specified in Section 11.01(b).

“Termination Date” has the meaning specified in Section 11.01(b).

“Test” has the meaning specified in Section 5.20(m).

“Third Earnout Achievement Date” has the meaning specified in Section 3.06(c).

“Third Earnout Shares” has the meaning specified in Section 3.06(c).

“Trading Day” means the day on which the VOSO Common Stock are actually traded on the principal securities exchange or securities market on which VOSO Common Stock are then traded.

“Transaction Agreements” means this Agreement, the Wejo Acquisition Agreement, the Registration Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Company Charter, the Company Bye-laws, the VOSO Charter and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Wejo Transaction Expenses and VOSO Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the Wejo Purchase, the Limited Contribution and any Permitted Recapitalization.

“Transfer Taxes” has the meaning specified in Section 9.05(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07.

“Trust Agreement” has the meaning specified in Section 6.07.

“Trustee” has the meaning specified in Section 6.07.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“U.K. GAAP” means United Kingdom generally accepted accounting principles, consistently applied.

“Unaudited Financial Statements” has the meaning specified in Section 5.05(a).

“U.S. GAAP” means United States generally accepted accounting principles, consistently applied.

“VAT” means any (a) Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the U.K., value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and (b) other Tax of a similar nature (including, without limitation, sales Tax, use Tax, consumption Tax and goods and services Tax), whether imposed in a member state of the E.U. in substitution for, or levied in addition to, such tax referred to in clause (a), or elsewhere.

“VOSO” has the meaning specified in the preamble hereto.

“VOSO Benefit Plan” has the meaning set forth in Section 6.11.

“VOSO Board Recommendation” has the meaning specified in the Recitals hereto.

“VOSO Charter” has the meaning specified in the Recitals hereto.

“VOSO Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of VOSO.

“VOSO Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of VOSO.

“VOSO Closing Statement” has the meaning specified in Section 4.03(a).

“VOSO Common Stock” means VOSO Class A Common Stock and VOSO Class B Common Stock.

“VOSO Contribution” has the meaning specified in the Recitals hereto.

“VOSO Cure Period” has the meaning specified in Section 11.01(c).

“VOSO Disclosure Schedules” means the disclosure schedules of VOSO.

“VOSO Material Adverse Effect” means, with respect to VOSO, any event, change, development, effect or occurrence that would reasonably be expected to prevent or materially delay the ability of VOSO to consummate the Transactions.

“VOSO Organizational Documents” means the Certificate of Incorporation and VOSO’s bylaws, as amended and in effect on the date hereof.

“VOSO Preferred Stock” has the meaning specified in Section 6.13(a).

“VOSO Representations” means the representations and warranties of VOSO expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules.

“VOSO Specified Representations” has the meaning specified in Section 10.03(a)(i).

“VOSO Stockholder Matters” has the meaning specified in Section 9.03(a)(i).

“VOSO Stockholder Redemption” has the meaning specified in Section 9.03(a)(i).

“VOSO Stockholders” means the holders of shares of VOSO Common Stock.

“VOSO Transaction Expenses” has the meaning specified in Section 4.02(b).

“VOSO Warrant” means a warrant that entitles the holder to purchase one share of VOSO Class A Common Stock at a price of $11.50 per share.

“VOSO Warrant Recapitalization” has the meaning specified in the Recitals hereto.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Wejo.

“WARN” has the meaning specified in Section 5.20(c).

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 21, 2021, between VOSO and Continental Stock Transfer & Trust Company, a New York corporation.

“Wejo” has the meaning specified in the preamble hereto.

“Wejo Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and other stock purchase, stock option, equity or equity-based awards, employment, individual consulting, severance, retention, change in control, fringe benefit, incentive, commission, bonus, health and welfare, retirement, supplemental retirement, nonqualified deferred compensation, private medical, retiree medical, life insurance and pension plans, programs, policies or binding agreements (in each case, other than any state benefit maintained by any Governmental Authority), whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any current or former employee, director, officer, stockholder, worker, consultant or independent contractor of the Acquired Companies and which any Acquired Company maintains, sponsors or contributes to or with respect to which any Acquired Company has any liability (including any such plan or arrangement formerly maintained by the Acquired Companies). For the purposes of this Agreement, all references to worker or workers shall only apply in relation to individuals engaged as workers in the United Kingdom and “worker” shall, in this Agreement, have the meaning given to it in Section 230(3) of the Employment Rights Act 1996 of the United Kingdom.

“Wejo Closing Statement” has the meaning specified in Section 4.03(b).

“Wejo Cure Period” has the meaning specified in Section 11.01(b).

“Wejo Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by the Acquired Companies.

“Wejo Disclosure Schedules” means the disclosure schedules of Wejo and its Subsidiaries.

“Wejo Employees” means any current or former employee, worker, officer or director of Wejo and/or its Subsidiaries.

“Wejo Financing Agreement” means the loan note instrument, dated April 21, 2021, issued by Wejo constituting up to $43m of fixed rate secured loan notes due 2024.

“Wejo Intellectual Property” means all Wejo Owned Intellectual Property and other Intellectual Property used in or necessary for the conduct of the business of the Acquired Companies.

“Wejo Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Acquired Companies, including all Wejo Products owned or purported to be owned by the Acquired Companies.

“Wejo Parties” means Wejo, the Company, Merger Sub and Limited.

“Wejo Products” means all Software, services, or other products from which the Acquired Companies have derived within the three (3) years preceding the date hereof, are currently deriving or are scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.

“Wejo Purchase” has the meaning specified in the Recitals hereto.

“Wejo Registered Intellectual Property” has the meaning set forth in Section 5.10(a).

“Wejo Representations” means the representations and warranties of Wejo, expressly and specifically set forth in Article V of this Agreement, as qualified by the Wejo Disclosure Schedules. For the avoidance of doubt, the Wejo Representations are solely made by Wejo and, solely for the purposes of Section 5.03, and Section 5.13, the Company, Merger Sub and Limited.

“Wejo Service Providers” means any current or former individual independent contractor or consultant of Wejo and/or its Subsidiaries.

“Wejo Shares” means the shares in the capital of Wejo.

“Wejo Transaction Expenses” has the meaning specified in Section 4.02(a).

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of Wejo’s and its Subsidiaries’ business, consistent with past practice (including, for the avoidance of doubt, recent actions taken in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under U.S. GAAP or U.K. GAAP, as applicable.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by Wejo in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports, of, in the case of Wejo, the persons set forth on Schedule 1.03(c) of the Wejo Disclosure Schedules and, in the case of VOSO, the persons set forth on Schedule 1.03(b) of the VOSO Disclosure Schedules.

Section 1.04 Equitable Adjustments. If, during the Interim Period, the outstanding securities of Wejo, the Company, Limited or Merger Sub (in each case, other than in connection with a Permitted Recapitalization) or shares of VOSO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred (and for the avoidance of doubt, excluding any change due to the exercise of options, warrants or other rights to subscribe or convert any security into shares of any such entity that are in issue on the date of this Agreement), or if there shall have been any breach by VOSO with respect to its shares of VOSO Common Stock or rights to acquire VOSO Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of securities of Wejo, the Company, Limited or Merger Sub or shares of VOSO Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Shares, the holders of Wejo Shares or the holders of VOSO Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Wejo, the Company, Limited or Merger Sub or VOSO to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article II
RECAPITALIZATION; MERGER; CONTRIBUTIONS

Section 2.01 Pre-Closing Recapitalization. At any time prior to the Closing Date, without breach of any representation, warranty, covenant or agreement of Wejo, the Company, Limited or Merger Sub under this Agreement and notwithstanding anything to the contrary contained herein, each of Wejo and the Company shall be permitted to adjust, split, increase, convert, exercise, exchange, settle, combine, subdivide, recapitalize, reclassify or otherwise effect (including by merger) any change in respect of the then-outstanding equity interests, capital stock (or share capital, as applicable), debt stock or securities issued or granted by Wejo Shares or Company Common Shares, as the case may be (including any such event that involves the creation of new classes of common or other shares of Wejo or the Company, which may have varying voting rights on a per-share basis) or authorized share capital as necessary or appropriate to facilitate the Transactions (a “Permitted Recapitalization”).

Section 2.02 The Merger.

(a) Following the Wejo Purchase, on the terms and subject to the conditions set forth herein, on the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit D attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and VOSO and specified in the Certificate of Merger, being the “Effective Time”).

(b) At the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub and VOSO shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into VOSO, following which the separate corporate existence of Merger Sub shall cease and VOSO shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned Subsidiary of the Company.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.04 Governing Documents; Directors and Officers .

(a) At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of VOSO as in effect immediately prior to the Effective Time. At the Effective Time, the board of directors and officers of Merger Sub shall be the board of directors and officers of the Surviving Corporation.

(b) The bye-laws of the Company shall be amended and restated to read the same as the Company Bye-laws.

Section 2.05 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of VOSO, Merger Sub and Limited, the applicable directors, officers, members and managers of VOSO, Merger Sub and Limited (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
CONSIDERATION; EFFECTS OF THE TRANSACTIONS

Section 3.01 Wejo Equityholder Consideration. The total consideration to be paid to the Existing Wejo Equityholders at the Closing for the Wejo Purchase shall equal the Closing Transaction Consideration. At the Effective Time, the Company shall issue and deliver to the Existing Wejo Equityholders such number of Company Common Shares as is equal to the Closing Seller Shares, in accordance with the Allocation Schedule and the terms herein. Against performance by the Company of its obligations under this Section 3.01, Wejo will deliver to the Company all Certificates that it has received from the Existing Wejo Equityholders in accordance with the Articles, as contemplated in each Letter of Transmittal delivered under Section 3.08(c) and register the Company as holder of the Wejo Shares transferred pursuant to the Wejo Purchase.

Section 3.02 VOSO Consideration; Effects of the Transactions. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any Party or the holders of any securities of VOSO, the following shall occur:

(a) Each share of VOSO Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into, and the holders of VOSO Common Stock shall be entitled to receive for each share of VOSO Common Stock, one Company Common Share. All such shares of VOSO Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of stock certificates representing such shares of VOSO Common Stock shall thereafter cease to have any rights with respect to such securities.

(b) Each issued and outstanding share of VOSO Class C Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of Class C Common Stock, par value $0.001 per share, of the Surviving Corporation.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of Class C Common Stock, par value $0.001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Each Excluded Share shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 VOSO Public Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Public Warrants, each Public Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Public Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of VOSO Common Stock set forth therein and in substitution thereof such Public Warrant shall entitle the holder thereof to acquire such number of Company Common Shares per Public Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the Public Warrant was exercised prior to the Transactions. The parties shall cause the Warrant Agreement to be amended or exchanged as of immediately prior to the Effective Time to the extent necessary to give effect to this Section 3.03, including adding the Company as a party thereto, with the effect that the Public Warrants outstanding immediately prior to the Effective Time will be exchanged for warrants to purchase Company Common Shares.

Section 3.04 Issuance of Company Common Shares. Unless otherwise determined by the board of directors of the Company following the Closing, all Company Common Shares shall be uncertificated, with record ownership reflected only in the register of members of the Company.

Section 3.05 Fractional Shares. No fractional Company Common Shares shall be issued upon the surrender for exchange of the VOSO Common Stock or Public Warrants and the number of Company Common Shares to be issued to each holder in respect of the VOSO Common Stock or Public Warrants will be rounded down to the nearest whole share.

Section 3.06 Earnout Shares.

(a) If, at any time during the seven (7)-year period following the Closing (the “Earnout Period”), the VWAP of the Company Common Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30)-Trading Day period (such time when the foregoing is first satisfied, the “First Earnout Achievement Date”), the Company shall promptly issue to each of the Existing Wejo Equityholders, its pro rata portion of 1,500,000 Company Common Shares (the “First Earnout Shares”) in accordance with the Allocation Schedule.

(b) If, at any time during the Earnout Period, the VWAP of Company Common Shares is greater than or equal to $18.00 for any twenty (20) Trading Days within any thirty (30) Trading Day-period (such time when the foregoing is first satisfied, the “Second Earnout Achievement Date”), the Company shall promptly issue to each of the Existing Wejo Equityholders, its pro rata portion of 1,500,000 Company Common Shares (the “Second Earnout Shares”) in accordance with the Allocation Schedule.

(c) If, at any time during the Earnout Period, the VWAP of Company Common Shares is greater than or equal to $21.00 for any twenty (20) Trading Days within any thirty (30) Trading Day-period (such time when the foregoing is first satisfied, the “Third Earnout Achievement Date”), the Company shall promptly issue to each of the Existing Wejo Equityholders, its pro rata portion of 1,500,000 Company Common Shares (the “Third Earnout Shares”) in accordance with the Allocation Schedule.

(d) If, at any time during the Earnout Period, the VWAP of Company Common Shares is greater than or equal to $24.00 for any twenty (20) Trading Days within any thirty (30) Trading Day-period (such time when the foregoing is first satisfied, the “Fourth Earnout Achievement Date”, and with the First Earnout Achievement Date, the Second Earnout Achievement Date, the Third Earnout Achievement Date, the “Earnout Achievement Dates”), the Company shall promptly issue to each of the Existing Wejo Equityholders, its pro rata portion of 1,500,000 Company Common Shares (the “Fourth Earnout Shares”, and together with the First Earnout Shares, the Second Earnout Shares and the Third Earnout Shares, the “Earnout Shares”) in accordance with the Allocation Schedule.

(e) In the event that there is a binding definitive agreement with respect to a Company Sale entered into during the Earnout Period, to the extent it has not already occurred, each of the Earnout Achievement Dates shall be deemed to occur on the day prior to the closing of such Company Sale if the price paid per Company Common Share in such Company Sale is greater than or equal to the threshold applicable to such Earnout Achievement Date, and the Company shall issue the Earnout Shares for each such deemed Earnout Achievement Date promptly following such day; provided, that (i) in each of the foregoing clauses (c) and (d), to the extent the price paid per Company Common Share includes consideration or property other than cash (including contingent consideration), the board of directors of the Company shall determine the price paid per Company Common Share in such Company Sale in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second (2nd) Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Company Sale) and (ii) any determination by the board of directors of the Company with respect to any matters contemplated by, or related to, this Section 3.06, including the price paid per Company Common Share in any Company Sale and the determination of whether any Company Common Shares are issuable under this Section 3.06, shall be made in good faith and shall be final and binding on the Parties.

(f) The Company Common Share price targets set forth in this Section 3.06 and the number of shares to be issued pursuant to this Section 3.06 shall be equitably adjusted for any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Company Common Shares during the Earnout Period.

(g) Any payments to the Existing Wejo Equityholders pursuant to this Section 3.06 shall be treated for all purposes as being in consideration for the Wejo Purchase.

(h) All Company Common Shares to be issued pursuant to this Section 3.06 will upon issue be credited and treated as fully paid and non-assessable.

(i)   The date on which any Earnout Shares are issued pursuant to this Section 3.06 shall be referred to as an “Earnout Payment Date”.

Section 3.07 Allocation Schedule. Schedule 3.07 of the Wejo Disclosure Schedules sets forth Wejo’s good faith estimate of the Allocation Schedule (other than with respect to payment instructions). At least two (2) Business Days prior to the Closing Date, Wejo shall deliver the Allocation Schedule to VOSO and the Exchange Agent.

Section 3.08 Disbursements of Consideration; Exchange Agent.

(a) Prior to completion of the Wejo Purchase, VOSO shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purposes of disbursing the portion of the Closing Transaction Consideration and the Earnout Shares payable to each Existing Wejo Equityholder pursuant to Section 3.01 and Section 3.06.

(b) Prior to completion of the Wejo Purchase, the Company shall deposit with the Exchange Agent to be held in trust, the aggregate number of Company Common Shares equal to the Closing Seller Shares required pursuant to the Allocation Schedule to fund the payments set forth in Section 3.01. Upon the occurrence of any Earnout Achievement Date, the Company shall deposit with the Exchange Agent, to be held in trust, the aggregate number of Earnout Shares payable on the applicable Earnout Payment Date. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, and upon any Earnout Payment Date, VOSO shall deliver irrevocable instructions to the Exchange Agent to deliver the Closing Transaction Consideration or the Earnout Shares, as applicable, out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article III.

(c) No later than five (5) days prior to the anticipated Closing Date, VOSO shall deliver or cause to be delivered to each Existing Wejo Equityholder: (i) a letter of transmittal (the “Letter of Transmittal”) in customary form mutually agreed between VOSO and Wejo prior to the Closing specifying that, subject to the Articles, delivery shall be effected, and risk of loss and title to the Wejo Shares shall pass, only upon delivery of the Company Common Shares in accordance with Section 3.01, and delivery by the Existing Wejo Equityholders to the Exchange Agent of (x) duly executed stock transfer forms together with the stock certificates representing all of such Wejo Shares (“Certificates”) (or an indemnity in lieu of the Certificates as provided in Section 3.08(f)) or (y) any Wejo Shares in book-entry form (“Book-Entry Shares”), along with duly executed stock transfer forms, if applicable, such Letter of Transmittal to be in such form and have such other provisions as VOSO and Wejo may reasonably agree (the “Surrender Documentation”). Upon surrender of a Certificate (or an indemnity in lieu of the Certificate as provided in Section 3.08(f)) or Book-Entry Shares, and delivery of duly executed stock transfer forms, as applicable, to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of such Certificate or Book-Entry Shares in exchange therefor such holder’s portion of the Closing Transaction Consideration and Earnout Shares, as determined, and when payable, in accordance with Section 3.01 and Section 3.06, respectively, with: the Company Common Shares and Earnout Shares being delivered via book-entry issuance, in each case, less any required Tax withholdings as provided in Section 3.09; provided, however, that if the holder of such Certificate or Book-Entry Shares delivers to the Exchange Agent the Surrender Documentation with respect to such holder’s Certificates or Book-Entry Shares at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate or Book-Entry Shares in exchange therefor such holder’s portion of the Closing Transaction Consideration covered by such Surrender Documentation in accordance with this sentence as promptly as practicable (and in any event, within ten (10) Business Days) after the Closing Date. The Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. After the relevant Closing Transaction Consideration has been deposited with, or made available to, the Exchange Agent in accordance with this Agreement, until so surrendered, each Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the applicable portion of the Closing Transaction Consideration in accordance with Section 3.01 attributable to such Certificate or Book-Entry Share. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Wejo Shares that is not registered in the register of members of Wejo, the applicable portion of the Closing Transaction Consideration and Earnout Shares to be delivered upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate or Book-Entry Shares formerly representing such Wejo Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(d) From and after the Effective Time, there shall be no transfers on the transfer books of Wejo of any equity of Wejo that was outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, VOSO or the Exchange Agent for transfer, it shall, subject to applicable law, be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 3.09) the portion of the consideration set forth in Section 3.01 or Section 3.06 represented by such Certificate or Book-Entry Share, as applicable.

(e) Any portion of the Exchange Fund that remains unclaimed by any Existing Wejo Equityholder for one hundred and eighty (180) days after the Effective Time may be delivered to the Company upon the Company’s or Wejo’s instruction, subject to applicable law. Any Existing Wejo Equityholder who has not theretofore complied with this Article III shall thereafter look only to the Company for payment of its respective portion of the consideration set forth in Section 3.02(a) or Section 3.06 (after giving effect to any required Tax withholdings as provided in Section 3.09) upon due surrender of its Certificates (or indemnity in lieu of such Certificates as provided in Section 3.08(f) or other applicable documentation) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, and without prejudice to the Articles, none of the Company, Wejo, VOSO, the Exchange Agent or any other Person shall be liable to any Existing Wejo Equityholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the issue of an indemnity in lieu by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver to such Person the portion of the Closing Transaction Consideration and Earnout Shares attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.09) in accordance with this Section 3.08.

Section 3.09 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, VOSO, Merger Sub, the Company, the Surviving Corporation, Limited and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if one Party determines that any payment hereunder is subject to deduction and/or withholding, the paying Party shall (i) provide notice to the other Parties as soon as reasonably practicable after such determination and (ii) cooperate with the other Parties to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Transactions treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article IV
CLOSING TRANSACTIONS; ADJUSTMENT TO CLOSING TRANSACTION CONSIDERATION

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 8:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as VOSO and Wejo may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Expense Amounts.

(a) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, Wejo shall provide to VOSO a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Wejo Parties in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Agreements, and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof): (i) the fees and disbursements of outside counsel to the Wejo Parties, (ii) the fees and expenses of accountants and other advisers to the Wejo Parties, (iii) the fees and disbursements of bona fide third-party investment bankers to the Wejo Parties, (iv) any premiums, fees, disbursements or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of the Wejo Parties, including the D&O Tail, in each case, incurred in connection with the Transactions and (v) the aggregate amount of transaction bonuses (including bonuses to fund the exercise price of any options in respect of Wejo Shares) payable in connection with the Transactions up to $10 million (collectively, the “Wejo Transaction Expenses”).

(b) No sooner than five (5) or later than three (3) Business Days prior to the Closing Date, VOSO shall provide to Wejo a written report setting forth a list of the following fees and expenses incurred by or on behalf of VOSO in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Agreements, and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to VOSO (including its direct and indirect equityholders), (ii) the fees and expenses of accountants to VOSO, (iii) the fees and expenses of the consultants and other advisors to VOSO set forth on Schedule 4.02(b)(i) of the VOSO Disclosure Schedules, (iv) the fees and disbursements of bona fide third-party investment bankers to VOSO, and (v) any premiums, fees, disbursements or expenses incurred in connection with any rep and warranty insurance policy and any tail insurance policy for the directors’ and officers’ liability insurance of VOSO, in each case, incurred in connection with the Transactions (collectively, the “VOSO Transaction Expenses”).

Section 4.03 Closing Statements.

(a) At least two (2) Business Days prior to the Closing and in any event not earlier than the time that holders of shares of VOSO Class A Common Stock may no longer elect redemption in accordance with VOSO Stockholder Redemption, VOSO shall prepare and deliver to Wejo a statement (the “VOSO Closing Statement”) setting forth in good faith: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to VOSO Stockholder Redemption); (ii) the aggregate amount of all payments required to be made in connection with VOSO Stockholder Redemption; (iii) the number of shares of VOSO Class A Common Stock to be outstanding as of the Closing after giving effect to VOSO Stockholder Redemption and confirmation that (x) all shares of VOSO Class B Common Stock will be converted into shares of VOSO Class A Common Stock on a one-for-one basis and (y) no VOSO Preferred Stock is outstanding; (iv) the PIPE Investment Proceeds received and to be received in connection with the Transaction prior to the Closing; and (v) the number of shares of VOSO Common Stock that may be issued in connection with the recapitalization of the Sponsor VOSO Warrants contributed by Founder to Limited, in each case, including reasonable supporting detail therefor. The VOSO Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the VOSO Closing Statement until the Closing, VOSO shall (x) provide the Company and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of VOSO and to senior management personnel of VOSO, in each case, to the extent reasonably requested by the Company or any of its Representatives in connection with their review of the VOSO Closing Statement, (y) cooperate with the Company and its Representatives in connection with their review of the VOSO Closing Statement and the components thereof and (z) consider in good faith any comments to the VOSO Closing Statement provided by the Company prior to the Closing Date.

(b) At least two (2) Business Days prior to the Closing, Wejo shall prepare and deliver to VOSO a statement (the “Wejo Closing Statement”) setting forth its good faith calculation of the Company Net Debt Amount and the resulting Closing Transaction Consideration based on such calculation. The Wejo Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Wejo Closing Statement until the Closing, Wejo shall (x) provide VOSO and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of Wejo and its Subsidiaries and to senior management personnel of Wejo and its Subsidiaries, in each case, to the extent reasonably requested by Wejo or any of its Representatives in connection with their review of the Wejo Closing Statement, (y) cooperate with VOSO and its Representatives in connection with their review of the Wejo Closing Statement and the components thereof and (z) consider in good faith any comments to the Wejo Closing Statement provided by VOSO prior to the Closing Date.

Article V
REPRESENTATIONS AND WARRANTIES OF THE WEJO PARTIES

Except as set forth in the Wejo Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Wejo Parties, as applicable, represent and warrant to VOSO as follows:

Section 5.01 Organization and Corporate Power. Each Wejo Party is duly formed and organized, validly existing and in good standing (or has the equivalent status under the Laws of its jurisdiction of formation) and has all requisite corporate (or comparable) power and authority to own, lease or operate its assets and properties and to carry on its business as now conducted. Each Wejo Party is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership or lease of property or assets or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. Each Wejo Party (other than Wejo) was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, any Transaction Agreement to which it is a party, as applicable, and the Transactions. The copies of the organizational documents of each Wejo Party, as in effect on the date hereof, previously made available by Wejo to VOSO, (a) are true, correct and complete and (b) are in full force and effect. No Wejo Party is not default or violation of any of the provisions of its organizational documents.

Section 5.02 Subsidiaries. Except as set forth on Schedule 5.02 of the Wejo Disclosure Schedules, Wejo does not own or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity interest in any other corporation, organization or entity. Except as set forth on Schedule 5.02 of the Wejo Disclosure Schedules, Wejo owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable Securities Laws), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such shares, capital stock and other equity interests). Each of the Subsidiaries of Wejo is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and each of the Subsidiaries of Wejo has all requisite corporate (or comparable) power and authority to own, lease or operate its properties and assets and to carry on its businesses as now conducted. Each of the Subsidiaries of Wejo is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership or lease of property or assets or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect. The copies of the organizational documents of each of Wejo’s Subsidiaries, as in effect on the date hereof, previously made available by Wejo to VOSO, (a) are true, correct and complete and (b) are in full force and effect.

Section 5.03 Authorization; No Conflicts.

(a) Each Wejo Party has full power and authority to execute and deliver this Agreement and each Transaction Agreement that is to be executed by such party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by the Wejo Parties and the consummation of the Transactions have been duly and validly authorized and approved by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transactions Agreements. This Agreement has been, and each of the Transaction Agreements to be executed by the applicable Wejo Party will be, at or prior to the Closing, duly and validly authorized, executed and delivered by such party, and assuming that this Agreement and each of the Transaction Agreements to be executed by such party is a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each of the Transaction Agreements to be executed by each Wejo Party when so executed and delivered will constitute, legal, valid and binding obligations of each Wejo Party, enforceable against such party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (the “Enforceability Exceptions”).

(b) Except (i) for the requirements under the HSR Act, Securities Laws, NASDAQ and any other regulations that are required for the consummation of the Transactions and set forth on Schedule 5.13 of the Wejo Disclosure Schedules and (ii) as set forth on Schedule 5.03(b) of the Wejo Disclosure Schedules, the execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by the applicable Wejo Party and the consummation of the Transactions, or compliance by the Wejo Parties with any of the provisions hereof or thereof, do not and will not materially conflict with, result in the breach of, require any notice or consent under, constitute a default under (with or without notice or lapse of time or both), result in a violation of, result in the creation of any Lien upon any properties or assets of any of the Wejo Parties or any of its Subsidiaries under, give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of any of the Wejo Parties to make any payment under, any provision of (A) any of the Wejo Parties’ articles of incorporation, by-laws or other similar organizational governing documents; (B) any Material Contract; (C) any outstanding judgment, order or decree applicable to any of the Wejo Parties or any of the material properties or assets of any of the Wejo Parties; or (D) any applicable Law to which any of the Wejo Parties is subject.

Section 5.04 Capitalization.

(a) Schedule 5.04(a) of the Wejo Disclosure Schedules sets forth, as of the date hereof, the number and class of issued and outstanding equity interests of each Wejo Party, the record and beneficial owners thereof and the number and class of equity interests held by each such record and beneficial owner. Upon the consummation of the Wejo Purchase, the Company will be the beneficial owner of all of the issued share capital of Wejo, free and clear of all Liens (other than Liens arising under applicable Securities Laws).

(b) Except as set forth on Schedule 5.04(b) of the Wejo Disclosure Schedules, all of the outstanding shares of capital stock or other equity interests of the Wejo Parties (i) have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests), (ii) were issued in all material respects in compliance with Law, and (iii) were not issued in breach or violation of any Contract or right of first refusal, rights of first offer or similar rights. Except as set forth on Schedule 5.04(b) of the Wejo Disclosure Schedules, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or securities containing any equity features of any Wejo Party, or Contracts, commitments, understandings or arrangements, by which any Wejo Party is or may become bound to issue additional shares or other equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares or other equity interests.

(c) All of the outstanding shares of capital stock or other equity interests of each of the Acquired Companies have been duly authorized and are validly issued and are fully paid and non-assessable (to the extent such concept is applicable to such equity interests). Except as set forth on Schedule 5.04(c) of the Wejo Disclosure Schedules, there are no securities or rights of any of the Acquired Companies, or Contracts, commitments, understandings or arrangements by which any of the Acquired Companies is bound obligating any of the Acquired Companies to redeem or otherwise acquire any shares, shares of capital stock or other equity interests of the Acquired Companies. Except as set forth on Schedule 5.04(c) of the Wejo Disclosure Schedules, none of the Acquired Companies has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the share or equity holders of any of the Acquired Companies on any matter. Except as set forth on Schedule 5.04(c) of the Wejo Disclosure Schedules, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies is a party with respect to the voting of the shares, shares of capital stock or other equity interests of the Acquired Companies.

Section 5.05 Financial Statements

(a) Attached to Schedule 5.05(a) of the Wejo Disclosure Schedules are true, accurate and complete copies of (i) the audited consolidated balance sheet of Wejo and its Subsidiaries as of December 31, 2019, and the related audited consolidated statement of operations, shareholders’ equity and cash flows for the year then ended, together with all related notes and schedules thereto, accompanied by the auditor’s reports thereon, and of its profits or loss and total comprehensive income for the relevant accounting period (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Wejo and its Subsidiaries as at December 31, 2020, and the related unaudited consolidated statement of operations, shareholders’ equity and cash flows for the year then ended, together with all related notes and schedules thereto, and of its profits or loss and total comprehensive income for the relevant accounting period (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Audited Financial Statements and the Unaudited Financial Statements, together with related notes, have been prepared in accordance with U.K. GAAP and U.S. GAAP, respectively, consistently applied in all material respects throughout the periods covered thereby (except as may be indicated therein or in the notes thereto), and present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of Wejo and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements, and, in the case of the Unaudited Financial Statements, subject to normal audit adjustments and the absence of footnotes. Each of Wejo and its Subsidiaries maintains books and records reflecting its assets and liabilities which are accurate in all material respects.

Section 5.06 No Material Adverse Effect; Absence of Certain Developments.

(a) Except as set forth on Schedule 5.06(a) of the Wejo Disclosure Schedules, since December 31, 2020 through the date of this Agreement, there has not been any Material Adverse Effect.

(b) Except as set forth on Schedule 5.06(b) of the Wejo Disclosure Schedules, except in connection with the Transactions, since December 31, 2020 through the date of this Agreement, each Acquired Company has conducted its business in the ordinary course of business.

Section 5.07 Title to Properties; Sufficiency of Assets.

(a) Each of the Acquired Companies owns good and valid title to, or holds a valid leasehold interest in, all of the material tangible personal property used by it in the conduct of its business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b) No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property. Schedule 5.07(b) of the Wejo Disclosure Schedules contains a list of all material real property leased or subleased by each of the Acquired Companies as of the date hereof (the “Leased Real Property”). The Acquired Companies have delivered to VOSO a true and complete copy of the underlying lease in Wejo’s possession or control with respect to each parcel of Leased Real Property (each, a “Lease”). Except as set forth on Schedule 5.07(b) of the Wejo Disclosure Schedules, with respect to each of the Leases: (i) to the knowledge of Wejo, either Wejo or one of its Subsidiaries has a valid and enforceable leasehold interest in each parcel or tract of real property leased by any Acquired Company (in accordance with the terms of such Leases, subject to the Enforceability Exceptions); (ii) none of the Acquired Companies have received written notice of any existing material defaults thereunder by such Acquired Company (as applicable) nor, to the knowledge of Wejo, are there any existing material defaults by the lessor thereof; (iii) to the knowledge of Wejo, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any of the Acquired Companies (as applicable) or, to the knowledge of Wejo, any other party thereto; and (iv) the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, in all material respects is maintained in a manner consistent with standards generally followed with respect to similar properties.

(c) Upon the consummation of the Transactions, the Acquired Companies will own or have the right to use all assets, properties, rights and Contracts of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent, fixed or otherwise, and wherever located), including the goodwill related thereto, necessary to continue to carry on the businesses currently engaged in by the Acquired Companies in the manner in which such businesses are currently conducted.

Section 5.08 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by the Acquired Companies have been timely filed and were, and remain, true, correct and complete in all material respects. All Taxes due and shown as due on such returns have been timely paid, other than Taxes for which adequate reserves have been established on the financial statements of the Acquired Companies.

(b) Each Acquired Company has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(c) No Acquired Company is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. No Acquired Company has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Wejo, no such dispute or claim is pending. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Acquired Company.

(d) There are no Liens with respect to Taxes on any of the assets of any Acquired Company, other than for Taxes not yet due and payable.

(e) No Acquired Company has received (i) written notice from a foreign taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (ii) a written claim from a jurisdiction where it does not file a Tax Return that it is or may be subject to Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) The Acquired Companies have complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the Treasury Regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(g) None of the Acquired Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or similar provision of state, local or foreign Law), or use of an improper method of accounting, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date.

(h) No Acquired Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Law).

(i)   Other than in connection with the Transactions, no Acquired Company has any written requests for rulings or determinations in respect of any Tax pending with any Governmental Authority or has received a ruling from any Governmental Authority with respect to any Tax.

(j)   No Acquired Company has any material liability for the Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(k) No Acquired Company is a party to, or bound by, or has any material obligation with respect to Taxes of any Person (other than another Acquired Company) under any Tax allocation, Tax sharing, Tax indemnification agreement or otherwise (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(l) To the knowledge of Wejo, there are no facts or circumstances that could reasonably be expected to prevent the Company Contribution and the Limited Contribution from qualifying for the Intended Tax Treatment.

(m) No Acquired Company has entered into any arrangement or transaction (or series of arrangements or transactions) prior to the date of this Agreement: (i) the main purpose, or one of the main purposes, of which was the avoidance of taxation; or (ii) in respect of which disclosure was made, or is being made, under the U.K. Disclosure of Tax Avoidance Schemes regime or Council Directive 2018/822/EU amending Council Directive 2011/16/ER (including the International Tax Enforcement (Disclosable Arrangements) Regulations 2020), or under Schedule 11A of the U.K. Value Added Tax Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the United Kingdom.

(n) No Acquired Company has committed an offence under Part 3 of the U.K. Criminal Finances Act 2017 or any similar Laws in any other jurisdiction, and each Acquired Company has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing any of them to commit an offence under any such Law.

(o) There is no instrument (which, for the avoidance of doubt, does not include any instrument entered into in connection with any of the Transactions) to which and Acquired Company is a party and which is necessary to establish such entity’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve Tax or stamp duty land Tax (or any similar duty or Tax in a jurisdiction outside the U.K.) which has not been duly stamped (if required) or in respect of which the relevant duty or Tax together with any related interest and penalties (as applicable) has not been paid.

(p) Each Acquired Company is registered (where required) for the purposes of VAT.

(q) The implementation of the Transactions will not result in any degrouping or claw back Taxes arising to any Acquired Company under U.K. Tax Law.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.08 and Section 5.14 (to the extent expressly related to Taxes) are the sole and exclusive representations and warranties of the Acquired Companies in respect of Taxes.

Section 5.09 Contracts and Commitments.

(a) Except as set forth on Schedule 5.09(a) of the Wejo Disclosure Schedules, none of the Acquired Companies is, as of the date hereof, a party to any (collectively, the “Material Contracts”):

(i)   any collective bargaining agreement or other Contract with any labor union, works counsel or other labor organization;

(ii) any employment or consulting Contract with any Wejo Employee with a title of Executive Vice President or higher, providing for a base salary in excess of $250,000 per annum (or local equivalent), or with any Wejo Service Provider for whom annualized aggregate fees exceed $250,000 per annum (or local equivalent), except for any such Contracts that are terminable upon notice of sixty (60) days or less by an Acquired Company at-will without liability or financial obligation (including any severance or similar separation payments);

(iii) any change in control, transaction bonus, retention bonus, stay pay or similar Contract with any current or former employee or individual service provider of any Acquired Company;

(iv) any Contract or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of the Acquired Companies;

(v) any guaranty of any obligation for borrowed money or other material guaranty;

(vi) any individual lease or other Contract under which any Acquired Company is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $1,200,000;

(vii) any individual lease or other Contract under which any Acquired Company is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $1,700,000;

(viii) other than purchase orders entered into in the ordinary course of business, any Contract with any Material Customer or Material Supplier;

(ix) material Intellectual Property Agreements, other than (A) Contracts for the license of commercially available, off-the-shelf software that is not incorporated into any Wejo Product (owned or purported to be owned by the Acquired Companies or, to the knowledge of Wejo, other Wejo Product) and that incurred license fees during any twelve (12)-month period of no more than $25,000; (B) Contracts for the non-exclusive license of Intellectual Property granted by any Acquired Company to customers in the ordinary course of business; and (C) Open Source Software licenses;

(x) any Contract that purports to limit the ability of any Acquired Company from operating or doing business in any location, market or line of business;

(xi) any Contract providing for indemnification by any Acquired Company of any Person, except for any such Contracts that are entered into in the ordinary course of business;

(xii) any Contract that (A) contains any “most favored nation” or similar provision, or (B) grants to any Person any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiii) any joint venture, strategic alliance and similar Contract;

(xiv) any Contract entered into in the last two (2) years for the settlement of any Action for which any Acquired Company has any ongoing liability or obligation;

(xv) any Contract requiring or providing for any capital expenditure in excess of $5,000,000;

(xvi) any Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past two (2) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; and

(xvii) any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,200,000 in the aggregate per Contract or series of Contracts with the same party, or (B) the performance of services having a value in excess of $1,200,000 in the aggregate per Contract or series of Contracts with the same party.

(b) Each Material Contract is in full force and effect, and is the legal, valid and binding obligation of either Wejo or one of its Subsidiaries which is party thereto, and, to the knowledge of Wejo, of the other parties thereto, enforceable against each of them in accordance with its terms. Except as set forth on Schedule 5.09(a)(ix) of the Wejo Disclosure Schedules, no Acquired Company is in material default under any Material Contract, and, to the knowledge of Wejo, the other party to each Material Contract is not in material default thereunder. Except as set forth on Schedule 5.09(a)(ix) of the Wejo Disclosure Schedules, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of Wejo or any of its Subsidiaries or, to the knowledge of Wejo, any other party under any Contract listed on Schedule 5.09(a) of the Wejo Disclosure Schedules. To the knowledge of Wejo, no party to any Material Contract has given written notice of its intent to terminate or materially modify or amend the terms and conditions of any Material Contract, and no party has given notice of any material dispute with respect to any Material Contract. Wejo has made available to VOSO true and correct copies of each Material Contract, together with all amendments, modifications or supplements thereto.

Section 5.10 Intellectual Property; IT and Privacy Matters.

(a) Schedule 5.10(a) of the Wejo Disclosure Schedules sets forth all registered Intellectual Property and applications to register Intellectual Property with a Governmental Authority (or in the case of internet domain names, with a domain name registrar) that are owned by Wejo and its Subsidiaries as of the date hereof (collectively, the “Wejo Registered Intellectual Property”). Wejo or its Subsidiaries has made all required filings and paid all maintenance and other fees necessary to maintain the Wejo Registered Intellectual Property.

(b) Except as set forth on Schedule 5.10(b) of the Wejo Disclosure Schedules: (i) Wejo and its Subsidiaries own all of the Wejo Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) there are no Actions pending or, to the knowledge of Wejo, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Wejo Owned Intellectual Property; (iii) Wejo and its Subsidiaries own all right, title and interest in, or have the right pursuant to a valid and enforceable written Contract to use, all Wejo Intellectual Property, provided that nothing in this Section 5.10(b)(iii) constitutes, or will be deemed, interpreted or construed to constitute, a representation of non-infringement of the Intellectual Property Rights of any third Person; and (iv) Wejo and its Subsidiaries are in material compliance with all obligations under any Contract pursuant to which Wejo and its Subsidiaries have obtained the right to use any third party Software, including Open Source Software.

(c) Except as set forth on Schedule 5.10(c) of the Wejo Disclosure Schedules, (i) neither Wejo nor any of its Subsidiaries have received any written claims within the three (3) years prior to the date hereof alleging that Wejo or its Subsidiaries has infringed or misappropriated the Intellectual Property of any other Person (including through the use of Wejo Intellectual Property or the current conduct of Wejo’s business) or alleging any claim or ownership or co-ownership of any Wejo Owned Intellectual Property; (ii) to the knowledge of Wejo, neither Wejo nor any of its Subsidiaries are currently infringing or misappropriating the Intellectual Property of any other Person in any material respect; (iii) to the knowledge of Wejo, there is not currently any infringement or misappropriation by any other Person of any material Wejo Owned Intellectual Property; and (iv) there are no Actions currently pending or threatened, or that have been brought within the last three (3) years, by Wejo or any of its Subsidiaries against any Person alleging infringement, misappropriation, or violation of any Wejo Owned Intellectual Property.

(d) Wejo and its Subsidiaries possess all source code and other documentation and materials necessary or used to compile and operate the Wejo Products owned or purported to be owned by the Acquired Companies, and, except as set forth on Schedule 5.10(d) of the Wejo Disclosure Schedules, neither Wejo nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Wejo Products owned or purported to be owned by the Acquired Companies to any Person.

(e) Schedule 5.10(e) of the Wejo Disclosure Schedules sets forth a list of all material Open Source Software that any Acquired Company has used in, incorporated into, integrated or bundled with any Wejo Products owned or purported to be owned by the Acquired Companies, and for each such item of Open Source Software: (i) the name of the applicable license; and (ii) the Wejo Product in which such Open Source Software is used in, incorporated into, integrated or bundled.

(f) Other than as would not reasonably be expected to be material to Wejo or its Subsidiaries, neither Wejo nor its Subsidiaries use any Open Source Software (i) in a manner that would require an Acquired Company to grant to any Person any license to its patents, or (ii) under any license requiring Wejo or its Subsidiaries to disclose or distribute the source code to any of the Wejo Products owned or purported to be owned by the Acquired Companies, to license or provide the source code to any of the Wejo Products owned or purported to be owned by the Acquired Companies for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Wejo Products owned or purported to be owned by the Acquired Companies at no or nominal charge.

(g) Wejo and its Subsidiaries have taken commercially reasonable measures in accordance with applicable Law to maintain and protect the confidentiality of all trade secrets constituting material Wejo Owned Intellectual Property. All Persons that have been involved in the development, reduction to practice or other creation of any material Wejo Owned Intellectual Property have done so pursuant to a written agreement that assigns to Wejo or its Subsidiaries exclusive ownership of all of such Intellectual Property without any further consideration, Liens, or restrictions on the use or ownership of such Intellectual Property and, to the knowledge of Wejo, no such Person has breached any such agreement.

(h) Wejo and its Subsidiaries own, lease, license, or otherwise have the legal right to use its IT Systems. To the knowledge of Wejo, the IT Systems operate and perform as needed by Wejo and its Subsidiaries to conduct their businesses as currently conducted.

(i)   Wejo and its Subsidiaries have put commercially reasonable safeguards in place to protect the confidentiality, integrity, and security of the Wejo Products (owned or purported to be owned by the Acquired Companies or, to the knowledge of Wejo, other Wejo Products), Wejo Data, and IT Systems including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”). To the knowledge of Wejo, there are and, for the past three (3) years, have been, no material defects, technical concerns or problems with any of the Wejo Products owned or purported to be owned by the Acquired Companies which have not been repaired and that would prevent the same from performing substantially in accordance with its specifications. The Acquired Companies have implemented and maintain reasonable industry standard security, disaster avoidance and recovery and business continuity plans, procedures and facilities.

(j) To the knowledge of Wejo, Wejo and its Subsidiaries are, and have been since the date that is three (3) years prior to the date hereof, materially in compliance with all applicable Privacy Requirements, including in relation to the transfer of Personal Information outside the U.K. and the EU and with regards to their contractual arrangements with data processors engaged by Wejo and its Subsidiaries and by having (i) introduced appropriate policies and procedures for the collection, storage, use, retention and security of Personal Information; (ii) undertaken appropriate data protection impact assessments prior to processing Personal Information; (iii) implemented appropriate policies, notices and records with regards to their processing of Personal Information; and (iv) appointed a data protection officer if required to do so under Privacy Requirements.

(k) Wejo and its Subsidiaries have commercially reasonable data breach response plans in place which allow them to respond to data breaches and security incidents affecting Personal Information in a timely basis and in accordance with applicable Laws. Since the date that is three (3) years prior to the date hereof, no notices have been received by, and no Action or any other claim, charge or complaint has been made in writing against Wejo or any of its Subsidiaries alleging a violation of any Privacy Requirements, and no Action is pending or, to Wejo’s knowledge, threatened against Wejo or any of its Subsidiaries relating to the collection, use, disclosure or other form of processing of Personal Information. Since the date that is three (3) years prior to the date hereof and to the knowledge of Wejo, there have not been any actual or alleged incidents of data security breaches involving Personal Information. Since the date that is three (3) years prior to the date hereof, no third party with whom Wejo or any of its Subsidiaries has shared Personal Information has notified Wejo or any of its Subsidiaries of (i) any unauthorized acquisition, access, use, disclosure, or other form of processing of any Personal Information received from or on behalf of Wejo or any of its Subsidiaries that would trigger a notification or reporting requirement under any Privacy Requirement; (ii) any attempted or successful unauthorized access, use, disclosure, modification, or destruction of Personal Information received from or on behalf of Wejo or any of its Subsidiaries; or (iii) any interference with IT Systems that could materially affect the privacy or security of such Personal Information.

(l) Wejo and its Subsidiaries have complied in all material respects with all requests by data subjects to exercise their rights under applicable Privacy Requirements, and, to the knowledge of Wejo, there are no outstanding requests made to Wejo or any of its Subsidiaries that have not been responded to, or any allegations made by any Person that Wejo’s or any of its Subsidiaries’ response to any such request was inadequate.

(m) Wejo and its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws pertaining to sales and marketing, including, without limitation, the European Union ePrivacy Regulation, the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule (“Marketing Rules”). Wejo and its Subsidiaries have implemented and maintain reasonable policies and procedures to implement the applicable requirements of Marketing Rules.

Section 5.11 Litigation. Except for as set forth on Schedule 5.11 of the Wejo Disclosure Schedules, in the last three (3) years, there have not been, and there are no Actions pending or, to the knowledge of Wejo, threatened in writing against any of the Acquired Companies, at law or in equity, or before or by any Governmental Authority (a) seeking to prevent or materially delay the ability of Wejo to consummate the Transactions or (b) that would, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as set forth on Schedule 5.11 of the Wejo Disclosure Schedules, none of the Acquired Companies is subject to any outstanding Governmental Order as of the date of this Agreement.

Section 5.12 Undisclosed Liabilities. As of the date of this Agreement, neither Wejo nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with U.K. GAAP or U.S. GAAP, except for liabilities, debts or obligations (a) accurately reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since December 31, 2020 in the ordinary course of business of Wejo and its Subsidiaries, (c) arising under this Agreement and/or the performance by Wejo of its obligations hereunder, including Wejo Transaction Expenses, (d) set forth on Schedule 5.12 of the Wejo Disclosure Schedules or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

Section 5.13 Governmental Consents. Except (a) for the requirements of the HSR Act, Securities Laws, NASDAQ and any other regulations that are required for the consummation of the Transactions and (b) as set forth on Schedule 5.13 of the Wejo Disclosure Schedules, no authorization of any Governmental Authority (collectively, “Governmental Filings”) is required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Agreements to be executed by any Wejo Party or any of its Subsidiaries or the consummation by the Wejo Parties or any of their Subsidiaries of the Transactions.

Section 5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) of the Wejo Disclosure Schedules sets forth a complete list, as of the date hereof, of each material Wejo Benefit Plan (other than any individual employment offer letters or individual equity awards on the forms set forth on Schedule 5.14(a) of the Wejo Disclosure Schedules), separately identifying any Non-U.S. Benefit Plan. With respect to each material Wejo Benefit Plan, Wejo has made available to VOSO true, complete and correct copies of (i) such Wejo Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto; (ii) the most recent summary plan descriptions, including any summary of material modifications; (iii) the most recent summary annual report, actuarial report or other financial statement relating to such Wejo Benefit Plan; and (iv) all material, non-routine documents filed by the Company with the U.K. Pensions Regulator, the Internal Revenue Service, HMRC (or any other competent Tax authority), Department of Labor or Pension Benefit Guaranty Corporation (or any other competent regulator) in the last year.

(b) Each Wejo Benefit Plan (including, without limitation, any Non-U.S. Benefit Plan) complies in form and operation with its terms and all applicable Laws, including ERISA and the Code, except for any noncompliance that would not reasonably be expected to result in a Material Adverse Effect. There are no material Actions (other than routine claims for benefits) pending or, to the knowledge of Wejo, threatened in writing against any Wejo Benefit Plan or, to the knowledge of Wejo, any administrator or fiduciary thereof. With respect to each Wejo Benefit Plan, all contributions and premium payments for all time periods ending on or prior to the Effective Time have been made or properly accrued except as would not reasonably be expected to result in a Material Adverse Effect. Wejo has complied with its obligations (if any) regarding auto-enrolment under the U.K. Pensions Act 2008.

(c) Neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other event(s)) would reasonably be expected to: (i) result in any severance pay to any Wejo Employee or Wejo Service Provider, (ii) result in the acceleration of the time of payment or the funding or vesting of any payment of compensation or benefits to any Wejo Employee or Wejo Service Provider, (iii) materially increase the amount payable to a Wejo Employee or Wejo Service Provider pursuant to, any of the Wejo Benefit Plans, including without limitation, any Non-U.S. Benefit Plans), (iv) subject any Person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to the any Acquired Company under Section 280G of the Code or (v) result in the payment of a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(d) Neither the Acquired Companies nor any ERISA Affiliate thereof, either currently or within the past six (6) years, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or had any liability (contingent or otherwise) with respect to (i) a Multiemployer Plan, or (ii) a pension plan subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(e) None of the Acquired Companies provide coverage under any welfare plan (including, but not limited to, life insurance, disability, medical, dental, prescription drugs, or accidental death or dismemberment) to any of their retirees, other than any continuation or conversion coverage to the extent required by Law or which any such retiree may have purchased at his or her own expense.

(f) Each Wejo Benefit Plan maintained, sponsored or contributed to for the benefit of Wejo Employees located outside of the United States (each, a “Non-U.S. Benefit Plan”) except as would not reasonably be expected to result in a Material Adverse Effect, (i) complies in all material respects with applicable Law, (ii) is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such Non-U.S. Benefit Plan is required by Law or the terms of the plan to be funded and/or book-reserved, (iii) has been registered to the extent required, and has been maintained in good standing with applicable Governmental Authorities, and (iv) if required by Law or the terms of such Non-U.S. Benefit Plan to qualify for special Tax treatment, meets all requirements for such treatment. No Non-U.S. Benefit Plan contains or has ever contained a “defined benefit provision” or otherwise provided any defined benefit pensions. Except as would not reasonably be expected to result in a Material Adverse Effect, no Acquired Company nor, to the knowledge of Wejo, any of their respective agents or delegates has breached any fiduciary obligation with respect to the administration or investment of any Non-U.S. Benefit Plan.

Section 5.15 Insurance. Schedule 5.15 of the Wejo Disclosure Schedules sets forth each insurance policy maintained by each of the Acquired Companies on their properties, assets, products, business or personnel (other than policies underlying any Wejo Benefit Plans) with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). All such Insurance Policies (a) are in full force and effect, (b) all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and (c) shall otherwise be maintained by the Acquired Companies in full force and effect in all material respects as they apply to any matter, action or event relating to the Acquired Companies occurring through the Closing Date. None of the Acquired Companies has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of any of the Acquired Companies as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. None of the Acquired Companies is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There is no pending claim by any Acquired Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 5.16 Environmental Matters.

(a) The Acquired Companies are, and have been during the past three (3) years, in compliance in all material respects with all Environmental Laws, which compliance includes the possession of and compliance with all Permits required under Environmental Laws, applicable to their operations and their occupancy of the real property listed on Schedule 5.16 of the Wejo Disclosure Schedules.

(b) None of the Acquired Companies has during the past three (3) years received written notice from any Governmental Authority regarding any actual or alleged material violation of any Environmental Laws applicable to its operations at the real property listed on Schedule 5.16 of the Wejo Disclosure Schedules that is unresolved.

(c) None of the Acquired Companies is subject to any pending or, to the knowledge of Wejo, threatened in writing, Actions asserting a material remedial obligation or material liability under Environmental Laws.

(d) No Acquired Company is subject to any outstanding Governmental Order pursuant to any applicable Environmental Law, which Governmental Order imposes material obligations or material liabilities on any Acquired Company.

(e) No Acquired Company has (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Material, or (ii) owned or operated any facility or property which is contaminated by any Hazardous Material by any Acquired Company, in each case, so as to give rise to a material liability of any Acquired Company pursuant to any Environmental Laws. For the avoidance of doubt, the foregoing shall not apply to off-the-shelf equipment, office electronics, and the like, which are used in the ordinary course of business.

Section 5.17 Affiliated Transactions. Except (a) for the provision of compensation and benefits to Wejo Employees in the ordinary course of business and (b) as set forth on Schedule 5.17 of the Wejo Disclosure Schedules, no Affiliate or Existing Wejo Equityholder, or to the knowledge of Wejo, any director, officer or manager of any of the Acquired Companies (other than the Acquired Companies) is a party to any Contract that is still in effect with any of the Acquired Companies or has any ownership or financial interest in any material property owned by any of the Acquired Companies.

Section 5.18 Brokerage. Except as set forth on Schedule 5.18 of the Wejo Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of any of the Acquired Companies or any of their equityholders or Affiliates.

Section 5.19 Permits; Compliance with Laws.

(a) Except as set forth on Schedule 5.19(a) of the Wejo Disclosure Schedules, each of the Acquired Companies holds and is in compliance, in all material respects, with all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) which are required for the operation of the Acquired Companies as presently conducted. None of the Acquired Companies have received written notice of any Actions pending or, to the knowledge of Wejo, threatened, relating to the suspension, revocation or material modification of any material Permit which is required for the operation of the business of the Acquired Companies as presently conducted.

(b) Except as set forth on Schedule 5.19(a) of the Wejo Disclosure Schedules, (i) the Acquired Companies are, and have been during the past three (3) years, in compliance in all material respects with all Laws applicable to the Acquired Companies and Governmental Orders, and (ii) none of the Acquired Companies has, during the past three (3) years, received any notice of any Action against it alleging any material failure to comply with any applicable Law.

Section 5.20 Employees.

(a) Schedule 5.20(a) of the Wejo Disclosure Schedules sets forth, on a country-by-country basis, a true, correct and complete, anonymized list of all Wejo Employees and Wejo Service Providers currently performing services for the Acquired Companies, including: (i) where such Wejo Service Provider’s services are provided by a personal services or broadly equivalent company; (ii) to the extent applicable, information indicating whether the Person is an employee, worker, consultant or independent contractor; (iii) as applicable, each Person’s position or title, location, date of hire or engagement (and in the U.K., if they are an employee, the date their period of continuous employment began); (iv) whether the Wejo Employee, if in the U.S., is hourly or salaried, exempt or non-exempt classification; (v) in the case of a U.K.-based Wejo Employee, whether or not they are employed under one of the Acquired Companies’ standard forms of contracts of employment that have been disclosed; (vi) such Wejo Employee’s or Wejo Service Provider’s current rate of compensation (including base salary or wage rate, fee, bonus, commissions and incentive compensation potential, if any); (vii) whether the Wejo Employee is on a leave of absence and the type of such leave, notice period in excess of statutory requirements (where applicable), or if employed or engaged for a fixed term, the date such fixed term expires; and (viii) whether such Wejo Employee is on secondment or assignment and if so, to which company, or is absent from active employment and, if so, the date such Wejo Employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(b) Except as set forth on Schedule 5.20(b) of the Wejo Disclosure Schedules, none of the Acquired Companies is party to or bound by any collective bargaining agreement, organized labor agreement, or any similar labor-related agreement or arrangement with any labor organization, trade union, works council or information and consultation body other than The People Forum, and no union has made a demand for recognition to any Acquired Company or a request for recognition to the Central Arbitration Committee or any other Governmental Authority.

(c) Except as set forth on Schedule 5.20(c) of the Wejo Disclosure Schedules: (i) to the knowledge of Wejo, there are, and within the past three (3) years have been, no union organizing activities involving Wejo Employees; (ii) there are no pending or, to the knowledge of Wejo, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes in each case affecting any of the Acquired Companies and no such disputes have occurred within the past three (3) years; and (iii) there are no pending or, to the knowledge of Wejo, threatened material Actions against Wejo or any of its Subsidiaries by or on behalf of Wejo Employees or any Wejo Service Providers, including any material Actions concerning employment discrimination, wage payment, redundancy pay, overtime obligations, failure to inform and consult Wejo Employees, or their representatives (including The People Forum), calculation of vacation pay, unfair or wrongful dismissal or other issues pertaining to unlawful employment practices. Since December 31, 2020, none of the Acquired Companies has carried out any redundancies which would trigger the application of the U.K.’s collective redundancy rules, or incurred any material liability under the Worker Adjustment and Retraining Notification Act or any state or local Laws regarding the termination or layoff of employees (collectively, “WARN”), and none of the Acquired Companies reasonably expects to effect any such redundancies, or to conduct any such layoff of, Wejo Employees as of or following the date hereof, in each case which would trigger the application of the U.K.’s collective redundancy rules or WARN.

(d) Any notices required to be filed by any Acquired Company with any Governmental Authority in relation to any redundancies proposed prior to the date of this Agreement have been properly and timely filed.

(e) The Acquired Companies have complied in all material respects with all applicable Laws relating to labor, labor relations or employment, including, without limitation, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, paid sick leave, vacation pay, and collective bargaining, information and consultation of employees and workers, and the payment and/or accrual of the same, and none of the Acquired Companies are liable for any material arrearage or penalties for failure to comply with any of the foregoing.

(f) In relation to any Wejo Employees in respect of whom a claim on the U.K. Government’s Coronavirus Job Retention Scheme (the “CJRS”) has been made by any Acquired Company, each such claim has been made in accordance with the rules of the CJRS as amended from time to time, and no Governmental Authority (including HMRC) has rejected or threatened to reject any such claim.

(g) No notice to terminate the Contract of any Wejo Employee or Wejo Service Provider has been given or, to the knowledge of Wejo, threatened, by either party to the Contract, and, to the knowledge of Wejo, no Wejo Employee at the level of Vice President or above and no Wejo Service Provider whose annualized aggregate fees exceed $250,000 per annum (or local equivalent) intends to terminate his or her employment or engagement in connection with the Transactions or for any other reason.

(h) No employees of the Acquired Companies are employed on terms of employment that differ in any material way from the form Contracts of employment and offer letters previously made available to VOSO.

(i)   During the past three (3) years, (i) no Acquired Company (nor any of its predecessors) has been party to a relevant transfer for the purposes of The Transfer of Undertakings (Protection of Employment) Regulations 2006 affecting any of the Wejo Employees, and no such Wejo Employee has had their terms of employment varied for any reason in connection with or as a result of any such transfer; or (ii) no Acquired Company has incurred any liability for any failure to inform or consult employees or workers, to the knowledge of Wejo, pursuant to such transfers.

(j)   There are no material sums owing to any Wejo Employee, other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

(k) During the past three (3) years, in respect of all Wejo Employees who were employed in the U.K., holiday pay has been correctly calculated in accordance with applicable Law (including Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003), and no Wejo Employee has alleged that their holiday pay has been incorrectly calculated.

(l) There are no outstanding loans made by the Acquired Companies to any Wejo Employee or Wejo Service Provider.

(m) All Wejo Employees who are workers and Wejo Service Providers have been correctly classified as such, except as would not reasonably be expected to result in material liability to any Acquired Company, and where Wejo or any of its Subsidiaries in the U.K. are in receipt of services from any Wejo Service Provider who provides such services through a personal services company, Wejo and any such Subsidiary have (i) conducted an HMRC Check for Employment Status Test (the “Test”) in respect of the Wejo Service Provider concerned, (ii) conducted the Test with reasonable care, (iii) received a Test result from HMRC that Wejo or the relevant Subsidiary is not required to payroll the said V Service Provider, and (iv) has provided a Status Determination Statement to the Wejo Service Provider concerned.

Section 5.21 Registration Statement. None of the information relating to Wejo or its Subsidiaries supplied or to be supplied by Wejo, or by any other Person acting on behalf of Wejo, for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to VOSO stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.22 Indebtedness Schedule 5.22 of the Wejo Disclosure Schedules sets forth the principal amount of all of the outstanding Indebtedness of Wejo and its Subsidiaries as of the date hereof, except for any outstanding Indebtedness related to the Securis facility. Following the consummation of the Transactions and the payment of the Debt Repayment Amount to the applicable payee(s) set forth in the Payoff Letters as contemplated by Section 9.08, neither Wejo nor any of its Subsidiaries will not have any outstanding Indebtedness for borrowed money.

Section 5.23 Customers and Suppliers.(a)

(a) Schedule 5.23(a) of the Wejo Disclosure Schedules lists the ten (10) largest customers (by volume in dollars of sales to such customers) of the Acquired Companies on a consolidated basis during the twelve (12) months ended December 31, 2020 (the “Material Customers”). No Material Customer has (i) terminated its relationship with any Acquired Company, (ii) reduced its business with any Acquired Company or adversely modified its relationship with any Acquired Company, (iii) notified any Acquired Company of its intention to take any such action and to the knowledge of Wejo, no such Material Customer is contemplating such an action, or (iv) to the knowledge of Wejo, become insolvent or subject to bankruptcy proceedings.

(b) Schedule 5.23(b) of the Wejo Disclosure Schedules lists the ten (10) largest suppliers and vendors (measured by dollar volume of purchases) of the Acquired Companies on a consolidated basis during the twelve (12) months ended December 31, 2020 (the “Material Suppliers”). No Material Supplier has (i) terminated its relationship with any Acquired Company, (ii) reduced its business with any Acquired Company or adversely modified its relationship with any Acquired Company, (iii) notified any Acquired Company of its intention to take any such action and to the knowledge of Wejo, no such Material Supplier is contemplating such an action, or (iv) to the knowledge of Wejo, become insolvent or subject to bankruptcy proceedings.

Section 5.24 Anti-Corruption Matters.

(a) Wejo and its Subsidiaries and, to the knowledge of Wejo, any Person acting for or on behalf of Wejo or its Subsidiaries currently comply in all material respects with and have, during the past three (3) years, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. During the past three (3) years, (i) there has been no action taken by any Acquired Company, nor, to the knowledge of Wejo, any of their Representatives, in each case, acting on behalf of Wejo or its Subsidiaries, in material violation of any applicable Anti-Corruption Law or Anti-Money Laundering Law, (ii) neither Wejo nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) neither Wejo nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law or Anti-Money Laundering Law (other than with respect to the submission by Wejo or one of its Subsidiaries of fraudulent activity reports to a Governmental Authority in connection with alleged or potential violations of any Anti-Corruption Law or Anti-Money Laundering Law by customers of Wejo or one of its Subsidiaries), and (iv) neither Wejo nor any its Subsidiaries has received any written notice or citation, or to the knowledge of Wejo, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law or Anti-Money Laundering Law.

(b) None of Wejo, its Subsidiaries, nor, to the knowledge of Wejo, any of their respective Representatives, (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. Government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the E.U., or Her Majesty’s Treasury, (ii) during the past three (3) years, has knowingly engaged in any dealings or transactions with any Person that, at the time of the dealing or transaction, is or was the subject or the target of broad territorial sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has materially violated any Laws relating to economic sanctions during the past three (3) years.

Article VI
REPRESENTATIONS AND WARRANTIES OF VOSO

Except as set forth in the VOSO Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by VOSO prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 6.04 (Litigation); Section 6.07 (Financial Ability; Trust Account); Section 6.12 (Tax Matters); and Section 6.13 (Capitalization)), VOSO represents and warrants to each of the Wejo Parties as follows:

Section 6.01 Corporate Organization. VOSO is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of VOSO previously delivered by VOSO to the Company are true, correct and complete and are in effect as of the date of this Agreement. VOSO is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its organizational documents. VOSO is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a VOSO Material Adverse Effect.

Section 6.02 Authorization.

(a) VOSO has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the VOSO Stockholder Matters by the VOSO Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of VOSO and, except for approval of the VOSO Stockholder Matters by the VOSO Stockholders, no other corporate or equivalent proceeding on the part of VOSO is necessary to authorize this Agreement or such Transaction Agreements or VOSO’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which VOSO will be party, duly and validly executed and delivered by VOSO and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which VOSO will be party, will constitute a legal, valid and binding obligation of VOSO, enforceable against VOSO in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of VOSO’s capital stock necessary in connection with the entry into this Agreement by VOSO, the consummation of the Transactions, including the Closing and the approval of the VOSO Stockholder Matters, is a vote of a majority of the outstanding VOSO Common Stock. Each VOSO Stockholder is entitled to vote at the Special Meeting and is entitled to one vote per share. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation applicable to VOSO is applicable to any of the Transactions.

(c) At a meeting duly called and held, the board of directors of VOSO has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of VOSO’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) made the VOSO Board Recommendation.

Section 6.03 No Conflict. Except (i) for the requirements under the HSR Act, Securities Laws, NASDAQ and any other regulations that are required for the consummation of the Transactions and set forth on Schedule 6.05 of the VOSO Disclosure Schedules and (ii) as set forth on Schedule 6.03 of the VOSO Disclosure Schedules, the execution, delivery and performance of this Agreement and any Transaction Agreement to which VOSO is a party by VOSO and, upon receipt of approval of the VOSO Stockholder Matters by the VOSO Stockholders, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the VOSO Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to VOSO or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which VOSO is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of VOSO, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a VOSO Material Adverse Effect.

Section 6.04 Litigation. There are no pending or, to the knowledge of VOSO, threatened, Actions and, to the knowledge of VOSO, there are no pending or threatened investigations, in each case, against VOSO or its equityholders, or otherwise affecting VOSO or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a VOSO Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon VOSO which could, individually or in the aggregate, reasonably be expected to have a VOSO Material Adverse Effect.

Section 6.05 Governmental Consents. No Governmental Filing is required on the part of VOSO with respect to the execution or delivery of this Agreement by VOSO or any Transaction Agreement to which VOSO is a party, as applicable, or the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) Securities Laws and (iii) NASDAQ.

Section 6.06 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not be material to VOSO or would reasonably be expected to have, prevent or materially delay or materially impair the ability of VOSO to consummate the Transactions, VOSO is, and since its formation has been, in compliance with all applicable Laws and Governmental Orders. VOSO holds, and since its formation has held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not been, and would not reasonably be expected to be, individually or in the aggregate, material to VOSO. Since its formation, (i) to the knowledge of VOSO, VOSO has not received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and (ii) to the knowledge of VOSO, no assertion or Action of any violation of any Law, Governmental Order or Permit by VOSO is currently threatened against VOSO, in each case of (a) and (b), except as would not be material to VOSO. As of the date hereof, no investigation or review by any Governmental Authority with respect to VOSO is pending or, to the knowledge of VOSO, threatened and no such investigations have been conducted by any Governmental Authority since its formation, in each case, other than those the outcome of which would not reasonably be expected to be, material to VOSO.

(b) Since its formation, and except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to be, individually or in the aggregate, material to the VOSO, (i) there has been no action taken by VOSO, or, to the knowledge of VOSO, any officer, director, manager, employee, agent, Representative or sales intermediary of VOSO, in each case, acting on behalf of VOSO, in material violation of any applicable Anti-Corruption Law, (ii) VOSO has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for material violation of any applicable Anti-Corruption Laws, (iii) VOSO has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti- Corruption Law and (iv) VOSO has not received any written notice or citation from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Law.

Section 6.07 Financial Ability; Trust Account. As of the date hereof, there is at least $230,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 21, 2021, by and between VOSO and the Trustee on file with the SEC Reports of VOSO as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, VOSO Organizational Documents and VOSO’s final prospectus dated January 21, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. VOSO has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since January 21, 2021, VOSO has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). To VOSO’s knowledge, as of the date hereof, following the Effective Time, no stockholder of VOSO shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of VOSO Class A Common Stock for redemption pursuant to the VOSO Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of VOSO and, to the knowledge of VOSO, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of VOSO, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

Section 6.08 Brokers’ Fees. Except fees described on Schedule 6.08 of the VOSO Disclosure Schedules (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by VOSO or any of its Affiliates, including the Sponsor.

Section 6.09 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) VOSO has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 21, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of VOSO as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. VOSO has not had any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) VOSO has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to VOSO is made known to VOSO’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To VOSO’s knowledge, such disclosure controls and procedures are effective in timely alerting VOSO’s principal executive officer and principal financial officer to material information required to be included in VOSO’s periodic reports required under the Exchange Act.

(c) VOSO has established and maintains a system of internal controls. To VOSO’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of VOSO’s financial reporting and the preparation of VOSO’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by VOSO to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of VOSO. VOSO has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither VOSO (including any employee thereof) nor VOSO’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by VOSO, (ii) any fraud, whether or not material, that involves VOSO’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by VOSO or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of VOSO, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of VOSO, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10 Business Activities.

(a) Since its incorporation, VOSO has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the VOSO Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon VOSO or to which VOSO is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of VOSO or any acquisition of property by VOSO or the conduct of business by VOSO as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a VOSO Material Adverse Effect.

(b) VOSO does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, VOSO has no interest, right, obligation or liability with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) There is no liability, debt or obligation against VOSO, except for liabilities and obligations (i) reflected or reserved for on VOSO’s balance sheet as of December 31, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to VOSO, (ii) that have arisen since the date of VOSO’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of VOSO (other than any such liabilities as are not and would not be, in the aggregate, material to VOSO), (iii) disclosed in the VOSO Disclosure Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(d) Except for this Agreement and the agreements expressly contemplated hereby or as set forth on Schedule 6.10(d) of the VOSO Disclosure Schedules, VOSO is, and at no time has been, party to any Contract with any other Person that would require payments by VOSO in excess of $25,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.02) and Contracts set forth on Schedule 6.10(d) of the VOSO Disclosure Schedules.

Section 6.11 Employee Benefit Plans. Neither VOSO nor any of its Subsidiaries maintains, contributes to, or could reasonably be expected to have any obligation or liability (contingent or otherwise) under any “employee benefit plan” as defined in Section 3(3) of ERISA (including Multiemployer Plans), or any stock purchase, stock option, severance, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (each an “VOSO Benefit Plan”) and neither the execution and delivery of this Agreement by VOSO nor the consummation of the Merger will (whether alone or in connection with any subsequent event(s)) (i) result in the acceleration or creation of any rights of any current or former employee, officer, director or consultant of VOSO or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness or (ii) result in severance pay or any increase in severance pay upon any termination of employment of any current or former employee, officer, director or consultant of VOSO or its Subsidiaries.

Section 6.12 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by VOSO have been timely filed and were, and remain, true, correct, and complete in all material respects. All Taxes due and shown as due on such returns have been timely paid, other than Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of VOSO.

(b) VOSO has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(c) VOSO is not currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. VOSO has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of VOSO, no such dispute or claim is pending. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of VOSO.

(d) VOSO has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(e) VOSO has not received (i) written notice from a foreign taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, or (ii) a written claim from a jurisdiction where it does not file a Tax Return that it is or may be subject to Taxes in that jurisdiction in respect of Taxes that would subject of such Tax Return, which claim has not been resolved.

(f) VOSO has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the Treasury Regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(g) VOSO will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or similar provision of state, local or foreign Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date.

(h) VOSO does not have any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(i) VOSO has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(j) VOSO has no written requests for rulings or determinations in respect of any Tax pending with any Governmental Authority nor has it received a ruling from any Governmental Authority with respect to any Tax.

(k) There are no Liens with respect to Taxes on any of the assets of VOSO, other than for Taxes not yet due and payable.

(l) VOSO is not a party to, or bound by, or has any material obligation to with respect to Taxes of any Person under any Tax allocation, Tax sharing, Tax indemnification agreement, or otherwise (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(m) To the knowledge of VOSO, there are no facts or circumstances that could reasonably be expected to prevent the Company Contribution and the Limited Contribution from qualifying for the Intended Tax Treatment.

(n) VOSO has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 6.11 are the sole and exclusive representations and warranties of VOSO in respect of Taxes.

Section 6.13 Capitalization.

(a) The authorized capital stock of VOSO consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of VOSO Class A Common Stock, (ii) 10,000,000 shares of VOSO Class B Common Stock and (iii) 1,000,000 shares of preferred stock (“VOSO Preferred Stock”), of which (A) 23,000,000 shares of VOSO Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 5,750,000 shares of VOSO Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of VOSO Preferred Stock are issued and outstanding as of the date of this Agreement. VOSO has issued (x) 6,600,000 Sponsor VOSO Warrants that entitle the Founder to purchase VOSO Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement and (y) Public Warrants that entitle the holder to purchase VOSO Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding shares of VOSO Common Stock and VOSO Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain VOSO Common Stock held by the Sponsor. Except for this Agreement, the VOSO Warrants and the Subscription Agreements, there are (a) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of VOSO Common Stock or the equity interests of VOSO, or any other Contracts to which VOSO is a party or by which VOSO is bound obligating VOSO to issue or sell any shares of capital stock of, other equity interests in or debt securities of, VOSO, and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in VOSO. Except as disclosed in the SEC Reports, the VOSO Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of VOSO to repurchase, redeem or otherwise acquire any securities or equity interests of VOSO. There are no outstanding bonds, debentures, notes or other indebtedness of VOSO having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which VOSO’s stockholders may vote. Except as disclosed in the SEC Reports, VOSO is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to VOSO Common Stock or any other equity interests of VOSO. VOSO does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(b) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of VOSO representing thirty-five percent (35)% or more of the combined voting power of the issued and outstanding securities of VOSO.

Section 6.14 NASDAQ Stock Market Listing. The issued and outstanding units of VOSO, each such unit comprised of one share of VOSO Class A Common Stock and one-half of one VOSO Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “VOSOU”. The issued and outstanding shares of VOSO Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “VOSO”. The issued and outstanding VOSO Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “VOSOW”. Except as set forth on Schedule 6.14 of the VOSO Disclosure Schedules, VOSO is in compliance with the rules of NASDAQ and there is no Action pending or, to the knowledge of VOSO, threatened against VOSO by NASDAQ or the SEC with respect to any intention by such entity to deregister the VOSO Class A Common Stock or VOSO Warrants or terminate the listing of VOSO Class A Common Stock or VOSO Warrants on NASDAQ. None of VOSO or its Affiliates has taken any action in an attempt to terminate the registration of the VOSO Class A Common Stock or VOSO Warrants under the Exchange Act except as contemplated by this Agreement. VOSO has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the VOSO Class A Common Stock from NASDAQ or the SEC.

Section 6.15 PIPE Investment.

(a) VOSO has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by VOSO with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing solely for purposes of consummating the Transactions in the aggregate amount of $100,000,000 (the “PIPE Investment Amount”). To the knowledge of VOSO, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect, and no withdrawal, termination, amendment or modification is contemplated by VOSO. Each Subscription Agreement is a legal, valid and binding obligation of VOSO and, to the knowledge of VOSO, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any applicable Laws. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between VOSO and any PIPE Investor relating to any Subscription Agreement, that could affect the obligation of such PIPE Investors to contribute to the Company the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and, as of the date hereof, VOSO does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to VOSO, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of VOSO under any material term or condition of any Subscription Agreement and, as of the date hereof, VOSO has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Company the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(b) No fees, consideration or other discounts are payable or have been agreed by VOSO to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.16 Sponsor Agreement. VOSO has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended, modified or waived, in any material respect, and no withdrawal, termination, amendment or modification is contemplated by VOSO. The Sponsor Agreement is a legal, valid and binding obligation of VOSO and, to the knowledge of VOSO, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or requires filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of VOSO under any material term or condition of the Sponsor Agreement.

Section 6.17 Contracts; No Defaults; Affiliate Agreements.

(a) All “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which, as of the date of this Agreement, VOSO is a party or by which any of its assets are bound are set forth on Schedule 6.17(a) of the VOSO Disclosure Schedules and have been previously made available to Wejo by VOSO.

(b) Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 6.17(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of VOSO and, to the knowledge of VOSO, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of VOSO, are enforceable by VOSO to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). VOSO has not received written notice that it is in material default under any material Contract of the type described in Section 6.17(a) to which it is a party in the one year immediately preceding the date of this Agreement which notice of default is still outstanding at the date of this Agreement. No party with whom VOSO has entered into a material Contract of the type described in Section 6.17(a) has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described in Section 6.17(a).

(c) Except as set forth in Schedule 6.16(c) of the VOSO Disclosure Schedules, and other than the private placement of securities in connection with VOSO’s initial public offering, VOSO is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former equityholder, executive officer or director of VOSO, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the capital stock or equity interests of Wejo or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “VOSO Affiliate Agreement”). VOSO has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available with respect to any VOSO Affiliate Agreement.

Section 6.18 Title to Property. VOSO (a) does not own or lease any real or personal property and (b) is not a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, VOSO owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by VOSO in the operation of its business and which are material to VOSO, in each case, free and clear of any Liens (other than Permitted Liens).

Section 6.19 Investment Company Act. Neither VOSO nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.20 Interest in Competitors. Neither VOSO owns any interest, nor does any of its Affiliates insofar as such Affiliate-owned interests would be attributed to VOSO under the HSR Act or any other Antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of Wejo’s or any of its Subsidiaries’ lines of products, services or business.

Section 6.21 VOSO Stockholders. No stockholder of VOSO is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) that has or will acquire a substantial interest in Wejo as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and stockholder of VOSO is a foreign person that will have control (as defined in 31 C.F.R. Part 800.208) over Wejo post-Closing.

Section 6.22 Anti-Corruption Matters. None of the VOSO, the PIPE Investors, nor to the knowledge of the VOSO, any of their respective Representatives is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. Government (including, without limitation, the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the E.U., or Her Majesty’s Treasury.

Article VII
COVENANTS OF WEJO AND ITS SUBSIDIARIES

Section 7.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), Wejo shall, and shall cause its Subsidiaries to, except as contemplated or permitted by this Agreement or the other Transaction Agreements, set forth on Schedule 7.01 of the Wejo Disclosure Schedules or consented to by VOSO (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in the ordinary course of business. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent Wejo or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for VOSO to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided, that, to the extent practicable, Wejo shall provide VOSO with prior written notice and consult with VOSO prior to taking such actions. Without limiting the generality of the foregoing, except as contemplated or permitted by this Agreement or the other Transaction Agreements, as set forth on Schedule 7.01 of the Wejo Disclosure Schedules, as consented to by VOSO (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, Wejo shall not, and Wejo shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the Articles, certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of Wejo or any of its Subsidiaries, except as otherwise required by Law;

(b) other than in connection with the issuance of Wejo Shares to Existing Wejo Equityholders on the exercise, conversion, exchange or settlement of options, convertible loans made under or pursuant to the Future Fund Convertible Loan Agreement, advanced subscription rights, warrants or other rights to subscribe for or convert any security or debt into Wejo Shares (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares of capital stock or any other equity or voting securities of Wejo or any of its Subsidiaries; or (ii) issue or grant any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or voting securities of Wejo, other than the issuance or grant of equity awards in the ordinary course;

(c) sell, assign, transfer, convey, lease, license or abandon, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties of Wejo and its Subsidiaries, taken as a whole, other than granting non-exclusive licenses, the sale or license of software, goods and services to customers, or the sale or other disposition of IT Systems deemed by Wejo in its reasonable business judgment to be obsolete or no longer be material to the business of Wejo and its Subsidiaries, in each such case, in the ordinary course of business;

(d) (i) cancel or compromise any claim or Indebtedness owed to Wejo or any of its Subsidiaries, or (ii) settle any pending or threatened Action, (A) if such settlement would require payment by Wejo in an amount greater than $5,000,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, specific performance, or provides for any restrictive covenants on the business or activities of Wejo or any of its Subsidiaries, or (C) to the extent such settlement involves a Governmental Authority, alleged criminal wrongdoing or a Material Customer or Material Supplier;

(e) directly or indirectly acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof other than (i) in the ordinary course of business or (ii) any such acquisitions that, individually or in the aggregate, do not exceed $50,000,000;

(f) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to Wejo Employees and service providers for expenses, (B) prepayments and deposits paid to suppliers of Wejo or any of its Subsidiaries in the ordinary course of business, or (C) payments to any such Persons in the form of transaction bonuses or bonuses to fund the exercise price of any options in respect of Wejo Shares, or any unpaid subscription amounts on any Wejo Shares, in each case, held by such Person (“Equity Related Cash Bonuses”);

(g) redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of Wejo or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(h) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of Wejo or any of its Subsidiaries;

(i) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Wejo and its Subsidiaries, other than as may be required by applicable Law, U.K. GAAP or regulatory guidelines;

(j) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Wejo or any of its Subsidiaries (other than as contemplated by the Transactions);

(k) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(l) directly or indirectly, incur, or modify in any material respect the terms of, any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness (other than (i) Indebtedness under any Wejo Financing Agreement or capital leases entered into in the ordinary course of business prior to the date hereof) or (ii) Indebtedness that is repaid at Closing;

(m) voluntarily fail to maintain in full force and effect or renew when due material insurance policies covering Wejo and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(n) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Wejo (including, for the avoidance of doubt, (x) any director or officer of Wejo or anyone related by blood, marriage or adoption to any such Person and (y) any Person with whom any director or officer of Wejo has a direct or indirect legal or contractual relationship or beneficial ownership interest of five percent (5%) or greater) (excluding ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are Wejo Employees), other than in connection with the payment of any transaction bonuses, including any Equity Related Cash Bonuses;

(o) except as (x) otherwise required by Law or the terms of existing Wejo Benefit Plans, (y) in the ordinary course of business or (z) in connection with becoming a public company, (i) grant any retention, change in control or similar pay to any Wejo Employee who is an Executive Vice President or any Wejo Service Provider whose annualized aggregate fees exceed $250,000 per annum (or local equivalent); (ii) make any change in the key management structure of the Acquired Companies, other than terminations of employment for cause, (or in the U.K., on grounds of misconduct, or on other grounds where summary termination of the Contact of the relevant Wejo Employee is permitted), or due to death or disability; (iii) terminate, adopt, enter into or materially amend any material Wejo Benefit Plan; (iv) increase the cash compensation or bonus opportunity of any Wejo Employee who is an Executive Vice President or increase the fees of any Wejo Service Provider whose annualized aggregate fees exceed $250,000 per annum (or local equivalent), other than any transaction bonuses, including the Equity Related Cash Bonuses; (v) establish any trust or take any other action to secure the payment of any compensation payable by the Acquired Companies; (vi) take any action to accelerate the time or payment or vesting of any compensation or benefit payable by the Acquired Companies; or (vii) enter into any collective bargaining agreement or recognize any union in respect of the Wejo Employees; or

(p) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

Section 7.02 Wejo Convertible Instruments. Wejo will: (i) procure that exercise notices, “exit notices”, conversion notices or similar (as applicable) will be delivered to the holders of Wejo options, Wejo warrants, investors under any advanced subscription implemented before the date of this Agreement, and lenders under or pursuant to the Future Fund Convertible Loan Agreement, in each case, in sufficient time to provide for exercise, conversion, exchange or settlement of the relevant security, debt, or right to subscribe into Wejo Shares before completion of the Wejo Purchase; and (ii) as soon as reasonably practicable thereafter, and in any event before completion of the Wejo Purchase (and in sufficient time so as to enable such persons to participate in the Wejo Purchase), issue Wejo Shares to all persons who validly exercise their right to receive Wejo Shares pursuant to such exercise, conversion, exchange or settlement.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Wejo or any of its Subsidiaries by third parties that may be in Wejo’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of Wejo or its Subsidiaries received prior to the date hereof or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) in the opinion of legal counsel of Wejo would result in the loss of attorney-client privilege or other privilege from disclosure, Wejo shall, and shall cause its Subsidiaries to, afford to VOSO and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Wejo and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Wejo and its Subsidiaries, in each case, as VOSO and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that VOSO shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.03 shall be made in a time and manner so as not to unreasonably delay the Closing. All information obtained by VOSO and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.04 No Claim Against the Trust Account. The Company acknowledges that it has read VOSO’s final prospectus, dated January 21, 2021 and other SEC Reports, VOSO Organizational Documents, and the Trust Agreement and understands that VOSO has established the Trust Account described therein for the benefit of VOSO’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of termination of this Agreement, another Business Combination, are not consummated by January 20, 2023 or such later date as approved by the stockholders of VOSO to complete a Business Combination, VOSO will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Wejo Parties, for each of themselves and their respective Subsidiaries, Affiliates, directors, officers, employees, equityholders, Representatives, hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by VOSO or any of its Affiliates for any reason whatsoever and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for a breach of this Agreement by VOSO or any negotiations, agreements or understandings with VOSO (whether in the past, present or future); provided, that nothing herein shall serve to limit or prohibit the Company’s, Wejo’s or the equityholders of Wejo right to pursue a claim against VOSO or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05 Proxy Solicitation; Other Actions.

(a) Wejo agrees to use commercially reasonable efforts to provide VOSO, prior to the filing of the Form S-4, audited financial statements, including consolidated balance sheets and consolidated statements of income, shareholders’ equity and cash flows, of Wejo and its Subsidiaries as at and for the years ended December 31, 2020 and December 31, 2019, in each case, prepared in accordance with U.S. GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (provided, that such audited financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Proxy Statement/Prospectus with the SEC). Wejo shall be available to, and Wejo and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, VOSO and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, Wejo shall reasonably cooperate with VOSO in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to VOSO’s stockholders, (i) Wejo will give VOSO prompt written notice of any action taken or not taken by Wejo or its Subsidiaries or of any development regarding Wejo or its Subsidiaries, in any such case which is known by Wejo, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, and (ii) VOSO will give Wejo prompt written notice of any action taken or not taken by VOSO or of any development regarding VOSO, in any such case which is known by VOSO, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, VOSO and Wejo shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by VOSO or Wejo, as applicable, pursuant to this Section 7.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Wejo Disclosure Schedules.

Article VIII
COVENANTS OF VOSO AND THE COMPANY

Section 8.01 Indemnification and Insurance.

(a) From and after the Effective Time, the Company agrees that (to the maximum extent permitted by applicable Law) it shall indemnify and hold harmless each present and former director, manager and officer of Wejo and VOSO and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, VOSO or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Company shall cause the Surviving Corporation and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement; and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Effective Time, the Company shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Wejo’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to VOSO or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Wejo and its Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Wejo or the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.01 shall be continued in respect of such claim until the final disposition thereof.

(c) VOSO and Wejo hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.01 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of VOSO, Wejo and their respective Subsidiaries hereunder. The Parties hereby agree (i) that VOSO, Wejo and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.01 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.01 are secondary); (ii) that VOSO, Wejo and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.01 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by VOSO’s, Wejo’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.01 may have against any Indemnitee Affiliate; and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.01 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the Company, the Surviving Corporation and all successors and assigns of the Company and the Surviving Corporation. In the event that the Company, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 8.01.

Section 8.02 Conduct of VOSO During the Interim Period.

(a)   During the Interim Period, except as set forth on Schedule 8.02 of the VOSO Disclosure Schedules or as contemplated by this Agreement or as consented to by Wejo in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), VOSO shall not:

(i) change, modify or amend the Trust Agreement or the VOSO Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, VOSO; (B) split, combine or reclassify any capital stock of, or other equity interests in, VOSO; or (C) other than in connection with VOSO Stockholder Redemption or as otherwise required by VOSO’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, VOSO;

(iii) make, change or revoke any material tax election, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(iv) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of VOSO (including, for the avoidance of doubt, (x) the Sponsor or any director or officer of VOSO or anyone related by blood, marriage or adoption to any such Person and (y) any Person with whom the Sponsor or any director or officer of VOSO has a direct or indirect legal or contractual relationship or beneficial ownership interest of five percent (5%) or greater) or any other VOSO Affiliate Agreement;

(v) enter into, renew or amend in any material respect, any transaction or Contract relating to VOSO Transaction Expenses;

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) except as contemplated by the Equity Incentive Plan Proposal, the ESPP Proposal or the SAYE Proposal, or as required by applicable Law, adopt or amend any employee benefit plan, policy or arrangement, or enter into any employment Contract or collective bargaining agreement, pay any special bonus or special remuneration to any director, officer, employee or contractor, or increase the salaries or wage rates of its directors, officers, employees or independent contractors other than in the ordinary course consistent with past practice;

(viii) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or Person or division thereof or otherwise acquire any assets;

(ix) adopt a plan of complete or partial liquidation, dissolution, merger, division transaction, consolidation or recapitalization;

(x) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than VOSO Transaction Expenses);

(xi) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, VOSO (including any VOSO Preferred Stock) or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, or (B) amend, modify or waive any of the terms or rights set forth in, any VOSO Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(xii) authorize any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(b) During the Interim Period, VOSO shall comply in all material respects with, and continue performing under, as applicable, the VOSO Organizational Documents, the Trust Agreement and all other agreements or material Contracts to which VOSO may be a party.

Section 8.03 PIPE Investment. Unless otherwise approved in writing by Wejo, VOSO shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) or provide consent to (including consent to termination) of any provision or remedy under, or any replacements of, any of the Subscription Agreements. VOSO and Limited shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that VOSO or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, as applicable, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; (c) confer with Wejo regarding timing of the Transaction Closing Date (as defined in the Subscription Agreements); (d) deliver notices to the respective counterparties to the Subscription Agreements at least five (5) Business Days prior to the Closing to cause them to fund their obligations at least three (3) Business Days prior to the date that the Closing is scheduled to occur hereunder and (e) without limiting Wejo’s enforcement thereunder or pursuant Section 12.13, enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that VOSO, Limited or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors to pay to (or as directed by) VOSO the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, VOSO shall give Wejo, prompt (and, in any event within one (1) Business Day) written notice: (i) prior to any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to VOSO; (iii) of the receipt of any written notice or other written communication from any party with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any Subscription Agreement or any provisions of such agreements; and (iv) if VOSO does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the persons contemplated by the applicable agreements. VOSO and Limited shall deliver all notices they are required to deliver under the Subscription Agreements on a timely basis in order to cause the applicable investors to consummate the transactions contemplated thereunder concurrently with the Closing, and Limited shall take all actions required under any Subscription Agreements with respect to the timely issuance and registration of shares in book entry form as and when required thereunder or under side letters thereto.

Section 8.04 Certain Transaction Agreements. VOSO shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement of, the Sponsor Agreement that would have an adverse effect on Wejo, the Existing Wejo Equityholders or the Transactions. VOSO shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to VOSO in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, VOSO shall give the Company, prompt (and, in any event within one (1) Business Day) written notice: (a) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any material breach or material default) by any party to the Sponsor Agreement known to VOSO, and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to VOSO or its Subsidiaries by third parties that may be in VOSO’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of VOSO would result in the loss of attorney-client privilege or other privilege from disclosure, or the disclosure of which would violate any provision of applicable Law, VOSO shall afford to Wejo, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of VOSO, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of VOSO that are in the possession of VOSO, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Wejo, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 8.06 VOSO /Company NASDAQ Listing. During the Interim Period, VOSO shall use reasonable best efforts to ensure VOSO remains listed as a public company on, and for shares of VOSO Class A Common Stock and VOSO Warrants to be listed on, NASDAQ. VOSO and the Company will use reasonable best efforts to obtain a listing of the Company’s Class A Common Stock and warrants to be listed on NASDAQ, effective as of the Closing.

Section 8.07 VOSO Public Filings. From the date hereof through the Closing, VOSO will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the Effective Time, VOSO shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of VOSO Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to VOSO to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Equity Incentive Plan; Stock Purchase Plans. 2

(a) Equity Incentive Plan. Prior to the Closing Date, the Company and VOSO shall adopt the Company 2021 Equity Incentive Plan (the “Equity Incentive Plan”), which such Equity Incentive Plan will become effective subject to obtaining the approval of the stockholders of the Company and of the stockholders of VOSO of the Equity Incentive Plan Proposal. The Equity Incentive Plan shall provide for the reservation of a number of Company Common Shares equal to 15% of the Company Common Shares issued and outstanding immediately following the Closing, subject to annual increases of 3% of the Company Common Shares outstanding on the last day of the prior calendar year, commencing on January 1, 2022 and ending on January 1, 2031. Subject to VOSO stockholder approval of the Equity Incentive Plan Proposal, promptly following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Common Shares issuable under the Equity Incentive Plan and shall maintain the effectiveness of such Form S-8 registration statement for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding. The Company’s board of directors shall take all actions required to make the equity and equity award grants set forth in Schedule 8.09(a), which grants shall be effective as of immediately following the Closing.

(b) Stock Purchase Plans. Prior to the Closing Date, the Company and VOSO shall adopt an employee stock purchase plan and a Save As You Earn scheme (the “Stock Purchase Plans”), which will become effective subject to obtaining the approval of the stockholders of the Company and of the stockholders of VOSO of the ESPP Proposal and the SAYE Proposal. The Stock Purchase Plans shall provide for the reservation of a number of Company Common Shares, in the aggregate, equal to 2% of the Company Common Shares issued and outstanding immediately following the Closing, subject to annual increases of 1% of the Company Common Shares outstanding on the last day of the prior calendar year commencing on January 1, 2022 and ending on January 1, 2031, which increase is subject to reduction on an annual basis by the board of directors of the Company. Subject to VOSO stockholder approval of the ESPP Proposal and the SAYE Proposal, promptly following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Common Shares issuable under the Stock Purchase Plans and shall maintain the effectiveness of such Form S-8 registration statement for so long as awards granted pursuant to the Stock Purchase Plans remain outstanding.

2 Note to Draft: Registration to be discussed if awards other than options granted at Closing.

Section 8.10 Qualification as an Emerging Growth Company. VOSO shall, at all times during the period from the date hereof until the Closing: (a) take all actions reasonably necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (as in effect on the date hereof, the “JOBS Act”) and (b) not take any action that would cause VOSO to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Article IX
JOINT COVENANTS

Section 9.01 Regulatory Approvals.

(a) Each of the parties hereto shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any Permits, waivers, qualifications and Governmental Orders necessary to consummate the Transactions; provided, that in no event shall any party be required to pay any material fee, penalty or other consideration to obtain any Permit, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the Proxy Statement / Prospectus, filing fees payable pursuant to the HSR Act or other Antitrust Laws, and any other ordinary course filing fees in connection with Governmental Filings required to consummate the Transactions). Subject to appropriate confidentiality protections and applicable Antitrust Laws, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing.

(b) Each of the Parties shall cooperate with one another and use their reasonable best efforts to prepare all necessary documentation (including furnishing all information (i) required under any applicable Antitrust Laws or other applicable Laws or (ii) requested by a Governmental Authority pursuant to applicable Antitrust Laws) to effect promptly all necessary filings with any Governmental Authority and to obtain all necessary, proper or advisable actions or nonactions, approvals consents, waivers, exemptions and approvals of any Governmental Authority necessary to consummate the Transactions. Each Party shall provide to the other Parties copies of all correspondence between it (or its advisors) and any Governmental Authority relating to the Transactions or any of the matters described in this Section 9.01. Each of the Parties shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Authority regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Authority. No Party shall independently participate in any meeting or substantive conference call with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. In the event a Party is prohibited from participating in or attending any meeting or substantive conference call, the participating Party shall keep the other Party promptly and reasonably apprised with respect thereto, to the extent permitted by applicable Law. To the extent permissible under applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under Antitrust Laws or other applicable Laws. Any documents or other materials provided pursuant to this Section 9.01(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material or personally-identifiable information or other sensitive personal or financial information, and the Parties may, as each deems advisable, reasonably designate any material provided under this Section 9.01 as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Notwithstanding the foregoing, none of the Parties shall be obligated to share with the other Parties documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act. Without limiting the generality of the undertakings pursuant to this Section 9.01, each Party shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable to any Governmental Authority information and documents relating to such Party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable after the date hereof (and, in the case of filings under the HSR Act, no later than ten (10) Business Days after the date hereof), and thereafter to respond as promptly as reasonably practicable to any request for additional information or documentary material relating to such party that may be made (including under the HSR Act and any similar Antitrust Law). Each of VOSO, the Founder and their Affiliates shall supply as promptly as practicable any additional information and documentary material relating to such Party that may be requested by any Governmental Authority and furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority (including, with respect to VOSO and its Affiliates, providing financial information and certificates as well as personal information of senior management or control persons, and making individuals with appropriate seniority and expertise available to participate in discussions or hearings). VOSO shall cause the filings made by it (or by its Ultimate Parent Entity, if applicable) under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. In furtherance and not in limitation of the foregoing, VOSO, the Founder and their Affiliates shall provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to VOSO and its Affiliates.

(c) If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each of the Parties shall cooperate with one another in good faith and use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the Transactions), and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Agreement (and the Transactions), including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity.

(d) Notwithstanding the foregoing, VOSO shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of VOSO or its controlled Affiliates (including the Company and its Subsidiaries) or any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets) and (ii) otherwise taking or committing to take actions that after the Closing Date would limit VOSO’s or its controlled Affiliates’ (including the Company’s and its Subsidiaries’), freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights or assets of VOSO and its controlled Affiliates (including the Company and its Subsidiaries) or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date).

(e) From the date of this Agreement until Closing, neither VOSO nor any of its controlled Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition could in any material respect (individually or in the aggregate): (i) impose any delay in obtaining, or increase the risk of not obtaining, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise; or (iv) otherwise prevent or delay the consummation of the Transactions.

(f) Notwithstanding anything else contained herein to the contrary, VOSO shall pay, or cause to be paid, all filing fees payable by any Party pursuant to Antitrust Laws in connection with the Transactions.

Section 9.02 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of Wejo and VOSO with respect to the notifications, filings, reaffirmations and applications described in Section 9.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.02, VOSO and Wejo shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of VOSO, Wejo, or their respective Affiliates are required to obtain in order to consummate the Transactions; and (b) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall VOSO, Wejo, the Company, Merger Sub or any of their Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which Wejo or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.03 Preparation of Form S-4 and Proxy Statement/Prospectus; VOSO Special Meeting.

(a) Proxy Statement/Prospectus.

(i) As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to thirty (30) days after the date of this Agreement, VOSO, Wejo and the Company shall use reasonable best efforts to prepare, and the Company shall file with the SEC, the Form S-4 in connection with the registration under the Securities Act of the Company Common Shares to be issued under this Agreement and the effect of the Transactions on the VOSO Warrants, which Form S-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to, among other things: (A) providing VOSO’s stockholders with the opportunity to redeem shares of VOSO Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is at least two (2) Business Days prior to the date of the Special Meeting (the “VOSO Stockholder Redemption”); and (B) soliciting proxies from holders of VOSO Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the amendment and restatement of the Certificate of Incorporation in the form of VOSO Charter attached as Exhibit B hereto; (3) the approval of the adoption of the Equity Incentive Plan (the “Equity Incentive Plan Proposal”), the ESPP (the “ESPP Proposal”) and the SAYE Scheme (the “SAYE Proposal”); and (4) any other proposals the Parties agree are necessary or desirable to consummate the Transactions (collectively, the “VOSO Stockholder Matters”). Without the prior written consent of the Company, VOSO Stockholder Matters shall be the only matters (other than procedural matters) which VOSO shall propose to be acted on by VOSO’s stockholders at the Special Meeting, as adjourned or postponed. Each of VOSO, Wejo and the Company shall use its reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus, as applicable, to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Transactions. Each of VOSO, on the one hand, and Wejo and the Company, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus, as applicable. Promptly after the Form S-4 is declared effective under the Securities Act, VOSO and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of VOSO.

(ii) Each of VOSO, Wejo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus and any amendment to the Form S-4 and the Proxy Statement/Prospectus filed in response thereto. If VOSO, Wejo or the Company becomes aware that any information contained in the Form S-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 and the Proxy Statement/Prospectus are required to be amended in order to comply with applicable Law, then (x) such party shall promptly inform the other parties and (y) VOSO, on the one hand, and Wejo and the Company, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned) an amendment or supplement to the Form S-4 and the Proxy Statement/Prospectus. VOSO, Wejo and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of VOSO Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the VOSO Organizational Documents. Each of the Company, Wejo and VOSO shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Form S-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. VOSO, Wejo and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the Transactions.

(iii) VOSO shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. The Company shall file the Prospectus and any supplement thereto pursuant to Rule 424. VOSO, Wejo and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty-five (35) days following the SEC Clearance Date, and (ii) cause the Proxy Statement/Prospectus to be disseminated to VOSO’s stockholders in compliance with applicable Law.

(b) VOSO Special Meeting. VOSO shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of VOSO Stockholder Matters at the Special Meeting, as adjourned or postponed, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of VOSO Stockholder Matters. VOSO shall include VOSO Board Recommendation in the Proxy Statement. The board of directors of VOSO shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, VOSO Board Recommendation for any reason. VOSO agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of VOSO Stockholder Matters shall not be affected by any intervening event or circumstance, and VOSO agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders VOSO Stockholder Matters, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, VOSO shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than twenty (20) days: (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the board of directors of VOSO has determined in good faith is required by applicable Law is disclosed to VOSO’s stockholders and for such supplement or amendment to be promptly disseminated to VOSO’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of VOSO Class A Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of VOSO Stockholder Matters or satisfying the condition set forth in Section 10.03(c) hereof; provided, that, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 9.04 Exclusivity.

(a) During the Interim Period, Wejo shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than VOSO and/or any of its Affiliates or Representatives) concerning any purchase of all or a material portion of Wejo’s equity securities or the issuance and sale of any securities of, or membership interests in, Wejo or its Subsidiaries (other than any purchases of equity securities by Wejo from employees of Wejo or its Subsidiaries, or the issuance of Wejo Shares to Existing Wejo Equityholders on the exercise, conversion, exchange or settlement of options, convertible loans made under or pursuant to the Future Fund Convertible Loan Agreement, advanced subscription rights, warrants or other rights to subscribe for or convert any security or debt into Wejo Shares) or any merger, acquisition, amalgamation, share exchange, recapitalization, consolidation, liquidation, dissolution or sale of substantial assets involving Wejo or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business or transactions permitted by Section 7.01(c) (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Wejo shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. Wejo shall notify VOSO of any submissions, proposals or offers made with respect to an Acquisition Proposal as soon as practicable following Wejo’s awareness thereof.

(b) During the Interim Period, VOSO shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Wejo, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with Wejo, its shareholders and their respective Affiliates and Representatives. VOSO shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. VOSO shall notify Wejo of any submissions, proposals or offers made with respect to a Business Combination Proposal as soon as practicable following VOSO’s awareness thereof.

Section 9.05 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, the Company and VOSO shall each pay fifty percent (50%), respectively, of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes, including interest and penalties, incurred in connection with the Transactions (“Transfer Taxes”). The Company and VOSO shall equally share the expense (for the avoidance of doubt, fifty percent (50%), respectively) of filing all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Wejo will join in the execution of any such Tax Returns.

(b) The Parties intend for the Company Contribution and the Limited Contribution to qualify for the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, but only to the extent any such position does not conflict with or otherwise prevent the qualification of the Company Contribution and the Limited Contribution for the Intended Tax Treatment. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Company Contribution and the Limited Contribution from so qualifying for the Intended Tax Treatment.

(d) The Parties agree, to the extent relevant, that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(e) VOSO and Wejo shall use reasonable best efforts to execute and deliver (i) officer’s certificates substantially in the form attached as Schedule 9.05(e) of the Wejo Disclosure Schedules and (ii) any other representations reasonably requested by counsel to VOSO or counsel to the Seller Group, as applicable, for purposes of rendering opinions regarding the Intended Tax Treatment and other tax matters in connection with the Transactions (clauses (i) and (ii), collectively, the “Tax Officer’s Certificates”), at such time or times as may be reasonably requested by counsel to VOSO or counsel to the Seller Group, including in connection with the Closing and any filing of any Form S-4. For the avoidance of doubt, the opinions regarding the Intended Tax Treatment to be delivered by counsel to VOSO or counsel to the Seller Group shall not be a condition to Closing under this Agreement.

(f) At the Closing, VOSO shall deliver to each of the Company and Limited (i) a properly executed certificate in such manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i), and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g) The Parties acknowledge that the intention is that neither the Company nor Limited will be resident for Tax purposes in any jurisdiction other than Bermuda at any time prior to the Closing Date, and that following the Closing, each of the Company and Limited will migrate its Tax residence to the United Kingdom; provided, that, for the avoidance of doubt, neither the Company nor Limited will migrate its Tax residence to the United Kingdom at any time before the consummation of the Transactions or the Effective Time.

Section 9.06 Confidentiality; Publicity.

(a) VOSO acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, VOSO shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement), in accordance with the terms of the Confidentiality Agreement.

(b) None of VOSO, Wejo or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of Wejo or VOSO, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case VOSO or Wejo, as applicable, shall use their commercially reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.03 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect VOSO’s obligations pursuant to Section 9.03.

Section 9.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.08 Treatment of Indebtedness.

(a) Prior to or at the Closing, Wejo shall deliver, or cause to be delivered, to VOSO customary executed payoff letters dated as of the Closing Date (collectively, the “Payoff Letters”; drafts of which shall be provided to VOSO no less than two (2) Business Days prior to the anticipated Closing Date), from the holders (or an agent (or similar Person) on behalf of all such holders) of any Closing Indebtedness of Wejo and its Subsidiaries that the Company determines to pay (or to cause to be paid) at or following the Closing (which, in any event, shall include all Indebtedness for borrowed money). Each of the Payoff Letters shall (i) be in form and substance reasonably satisfactory to VOSO; (ii) confirm the aggregate outstanding amount (such amount under all Payoff Letters, collectively, the “Debt Repayment Amount”) required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other outstanding and unpaid amounts under the applicable Closing Indebtedness as of the anticipated Closing Date; (iii) contain payment instructions for the applicable portion of the Debt Repayment Amount (and the daily accrual of interest thereafter); and (iv) customarily evidence the satisfaction, irrevocable release and discharge of the Closing Indebtedness (including guarantees), and the agreement by such holders (or an agent (or similar Person) on behalf of all such holders) to release all Liens upon the payment of the applicable portion of the Debt Repayment Amount in accordance with the relevant payment instructions, together with such other customary documents (including an authorization to file Uniform Commercial Code termination statements) and releases (in recordable form, if applicable) as are reasonably necessary to release all Liens (including mortgages) created in connection with the Closing Indebtedness.

(b) Immediately following the Closing, the Company shall ensure that the Available Cash Amount shall be used to repay the Closing Indebtedness in an amount equal to the Debt Repayment Amount in accordance with the Payoff Letters.

Section 9.09 Registration Rights Agreement. At or prior to the Closing, each of the parties thereto shall execute and deliver to the other the Registration Rights Agreement.

Section 9.10 Company Board of Directors. Each of the Company and VOSO shall take, or cause to be taken, the actions set forth in this Section 9.10 prior to the Closing:

(a) The Company and VOSO shall (i) cause each Person serving as a member of the board of directors of the Company and VOSO to resign from such position, effective upon the Effective Time, and (ii) elect or otherwise cause Persons designated on Schedule 9.10 of the Wejo Disclosure Schedules to comprise the entire board of directors of the Company, effective upon the Effective Time; provided, that the board of directors as so constituted shall comply with applicable rules concerning director independence required by the SEC and the rules and listing standards of NASDAQ and any other Laws or requirements of a Governmental Authority applicable to members of the board of directors of the Company.

(b) The Company and VOSO shall (i) cause each Person serving as an officer of the Company and VOSO to resign from such position, effective upon the Effective Time, and (ii) appoint or otherwise cause to be appointed each Person serving as an officer of Wejo immediately prior to the Effective Time as a corresponding officer of the Company, effective upon the Effective Time.

(c) Each of the Company and VOSO shall cause such Persons to, and such Persons shall, comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with the foregoing, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and making individuals available with respect to any discussions or hearings. In the event an individual designated in accordance with Section 9.10(a) does not satisfy any requirement of a Governmental Authority to serve as a director then there shall be no obligation to appoint such individual in accordance with Section 9.10(a).

Section 9.11 Termination of Agreements. Wejo shall take all actions necessary to terminate the Shareholders Agreement and the Side Agreement at or prior to the Closing in a manner such that neither Wejo nor any of its Subsidiaries has any liability or obligation following the Closing pursuant to such agreements.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)   HSR Act. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. VOSO shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the VOSO Stockholder Redemption.

(d) Stockholder Approval. The approval of the VOSO Stockholder Matters shall have been obtained.

(e) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) Available Cash Amount. The Available Cash Amount shall not be less than $175,000,000.

Section 10.02 Additional Conditions to Obligations of VOSO. The obligations of VOSO to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by VOSO:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Wejo contained in Section 5.01 (Organization and Corporate Power), Section 5.03(a) (Authorization; No Conflicts), Section 5.04(a) (Capitalization) and Section 5.18 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of Wejo contained in Section 5.06 (No Material Adverse Effect; Absence of Certain Developments) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of Wejo contained in Article V (other than the Specified Representations and the representations and warranties of Wejo contained in Section 5.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of each Wejo Party in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Officer’s Certificate. Wejo shall have delivered to VOSO a certificate signed by an officer of Wejo, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b), and Section 10.02(c) have been fulfilled.

(e) Wejo Purchase. The Company has purchased all of the issued share capital of Wejo pursuant to the Acquisition Agreement and the Drag, and the Company has either delivered to VOSO the updated Register of Members of Wejo evidencing that the Company is registered as the owner of such shares, or if such delivery is not possible, has made a submission to HMRC accompanied by payment in full of any applicable stamp duty arising in connection with the Wejo Purchase.

Section 10.03 Additional Conditions to the Obligations of the Wejo Parties. The obligation of the Wejo Parties to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Wejo.

(a) Representations and Warranties.

(i) Each of the representations and warranties of VOSO contained in Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization) and Section 6.08 (Brokers’ Fees) (the “VOSO Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “VOSO Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of VOSO contained in Section 6.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iii) Each of the representations and warranties of VOSO contained in Article VI (other than the VOSO Specified Representations) shall be true and correct (without giving any effect to any limitation as to “materiality” or “VOSO Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a VOSO Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of VOSO in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No VOSO Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a VOSO Material Adverse Effect.

(d) Officer’s Certificate. VOSO shall have delivered to Wejo a certificate signed by an officer of VOSO, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

(e)   Sponsor Agreement. Each of the covenants of the Sponsor required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and the Sponsor shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

(f) Closing Deliverables. VOSO shall have delivered to Wejo an executed copy of the Registration Rights Agreement.

(g)   NASDAQ. The Company Common Shares to be issued in connection with the Transactions shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

(h) Board of Directors. The board of directors of the Company shall be constituted with the Persons designated in accordance with Section 9.10.

Section 10.04 Frustration of Conditions. Neither VOSO nor any of the Wejo Parties may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the conditions of the other Party to be satisfied, as required by Section 9.02.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of Wejo and VOSO;

(b) prior to the Closing, by written notice to Wejo from VOSO if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Wejo set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Wejo Breach”), except that, if such Terminating Wejo Breach is curable by Wejo through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date VOSO provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by Wejo of notice from VOSO of such breach, but only as long as Wejo continues to use its commercially reasonable efforts to cure such Terminating Wejo Breach (the “Wejo Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Wejo Breach is not cured within the Wejo Cure Period, (ii) the Closing has not occurred on or before December 31, 2021 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by Wejo or the Company with respect to this Agreement, any other Transaction Agreement, or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if VOSO’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to VOSO from Wejo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of VOSO set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating VOSO Breach”), except that, if any such Terminating VOSO Breach is curable by VOSO through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Wejo provides written notice of such violation or breach and the Termination Date or Extended Termination Date, as applicable) after receipt by VOSO of notice from Wejo of such breach, but only as long as VOSO continues to exercise such commercially reasonable efforts to cure such Terminating VOSO Breach (the “VOSO Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating VOSO Breach is not cured within VOSO Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if Wejo’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either Wejo or VOSO to the other if the VOSO Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to VOSO if, at the time of such termination, VOSO is in breach of Section 9.03.

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Willful Breach of this Agreement by such Party occurring prior to such termination. The term “Willful Breach” means a Party’s material breach of any of its representations or warranties as set forth in this Agreement, or such Party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (Miscellaneous) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XII
MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)   If to VOSO:

Virtuoso Acquisition Corp.
180 Post Road East, Suite 201
Westport, CT 06880

Attn: Jeffrey D. Warshaw

E-mail: jeff@virtuosoacquisition.com

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street
New York, NY 10019

Attn: Jonathan Levine

Lowell Dashefsky

Christopher Peterson

E-mail: jonathan.levine@arnoldporter.com

lowell.dashefsky@arnoldporter.com

christopher.peterson@arnoldporter.com

(b) If to any of the Wejo Parties or the Surviving Corporation to:

c/o Wejo Limited

ABC Building
21-23 Quay Street

Manchester M3 4AE

Attn: Mina Bhama

E-mail: mina.bhama@wejo.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn: Jackie Cohen

James Harvey

E-mail: Jackie.cohen@weil.com

James.harvey@weil.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that Wejo or the Company, as applicable, may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of Wejo or the Company, as applicable, so long as Wejo or the Company, as applicable, remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of Wejo, the Company and VOSO (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17, and (d) the Existing Wejo Equityholders are intended third-party beneficiaries of, and may enforce, Article III.

Section 12.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions if the Transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that, if the Closing occurs, the Company shall bear and pay, at or promptly after Closing, all of the Transaction Expenses.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain Letter Agreement, dated as of March 10, 2021, by and between Wejo and VOSO (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement; and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, VOSO acknowledges and agrees that any Wejo Party may, without breach of this Agreement, with respect to any Transaction Agreement to which such Wejo Party is a party, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement.

Section 12.14 Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party; and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of any Wejo Party or VOSO under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights of any party to any Transaction Agreement.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and instead shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XII.

Section 12.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Wejo Representations constitute the sole and exclusive representations and warranties of the Wejo Parties; (iii) VOSO Representations constitute the sole and exclusive representations and warranties of VOSO; (iv) except for the Wejo Representations by the Wejo Parties and VOSO Representations by VOSO, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions, except the Wejo Representations by the Wejo Parties and the VOSO Representations by VOSO. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, VOSO understands and agrees that any assets, properties and business of Wejo and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Wejo Representations by the Wejo Parties or as provided in any certificate delivered in accordance with Section 10.02(e), with all faults and without any other representation or warranty of any nature whatsoever.

(b) Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign Law or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

(c) Notwithstanding anything herein to the contrary, nothing in this Section 12.16 shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party.

Section 12.17 Provisions Respecting Representation of Wejo. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Weil, Gotshal & Manges LLP (“Counsel”) may serve as counsel to Wejo, on the one hand, and Wejo’s Subsidiaries (individually and collectively, the “Seller Group”), on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, Counsel (or any of its respective successors) may serve as counsel to Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of Seller Group, in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representation of Wejo and/or any of its Subsidiaries, and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take the steps necessary to ensure that any privilege attaching as a result of Counsel representing Wejo or any of its Subsidiaries in connection with the Transactions shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be controlled by Wejo on behalf of the Seller Group. As to any privileged attorney-client communications between Counsel and Wejo or Counsel and any of Wejo’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), VOSO, Wejo and each of Wejo’s Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such Party may use or rely on any of the Privileged Communications in any Action against or involving any of the Parties after the Closing. In addition, if the Merger and the other Transactions are consummated, all Privileged Communications related to such Transactions will become the property of (and be controlled by) Wejo or its direct or indirect equityholders, and none of VOSO, the Company or any of its Subsidiaries or any of their respective Affiliates, Subsidiaries, successors or assigns shall retain any copies of such records or have any access to them. In the event that VOSO is legally required or requested by any Governmental Authority to access or obtain a copy of all or a portion of the Privileged Communications, VOSO shall be entitled to access or obtain a copy of and disclose the Privileged Communications to the extent necessary to comply with any such legal requirement or request; provided, that VOSO shall promptly notify Wejo in writing (prior to the disclosure by VOSO of any Privileged Communications to the extent practicable) so that Wejo can seek a protective order and VOSO agrees to use commercially reasonable efforts to assist therewith.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

VIRTUOSO ACQUISITION CORP.

By:	/s/ Jeffrey Warshaw
Name:	Jeffrey Warshaw
Title:	Chief Executive Officer

WEJO GROUP LIMITED

By:	/s/ John Maxwell
Name:	John Maxwell
Title:	President

YELLOWSTONE MERGER SUB, INC.

By:	/s/ John Maxwell
Name:	John Maxwell
Title:	President

WEJO LIMITED

By:	/s/ Richard Barlow
Name:	Richard Barlow
Title:	Chief Executive Officer

WEJO BERMUDA LIMITED

By:	/s/ John Maxwell
Name:	John Maxwell
Title:	President

Exhibit A

Amended and restated Bye-Laws

of

wejo group limited

The undersigned HEREBY CERTIFIES that the attached Bye-Laws are a true copy of the Bye-Laws of Wejo Group Limited (Company) adopted by the Shareholder(s) of the Company on [date].

…………………………………………….

Director

AMENDED AND RESTATED BYE-LAWS OF WEJO GROUP LIMITED

AMENDED AND RESTATED BYE–LAWS

of

WEJO GROUP LIMITEd

(Adopted by a Resolution dated [date] )

DEFINITIONS AND INTERPRETATION

1.	In these Bye-Laws, unless the context otherwise requires:

Auditor: the person or firm for the time being appointed as auditor of the Company;

Bermuda: the Islands of Bermuda;

Board: the Directors of the Company appointed or elected pursuant to these Bye-Laws and acting by resolution as provided for in the Companies Acts and in these Bye-Laws or the Directors present at a meeting of Directors at which there is a quorum;

clear days: means, in relation to the period of a notice, that period excluding the day on which the notice is given or served, or deemed to be given or served, and the day for which it is given or on which it is to take effect;

Companies Acts: every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

Company: Wejo Group Limited, a company incorporated in Bermuda on 21 May 2021;

Director: any person duly elected or appointed as a director of the Company, and any person occupying the position of director of the Company by whatever name called;

Electronic Record: has the same meaning as in the Electronic Transactions Act 1999;

Indemnified Person: any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company (including anyone previously acting in such capacity), and his heirs, executors and administrators, administrators, personal representatives or successors or assigns;

Officer: a person appointed by the Board pursuant to these Bye-Laws but shall not include the Auditor;

paid up: paid up or credited as paid up;

Register: the Register of Shareholders of the Company maintained by the Company in Bermuda;

Registered Office: the registered office for the time being of the Company in Bermuda;

Resident Representative: (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

Resolution: a resolution of the Shareholders passed in a general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;

Seal: the common seal of the Company (if any) and includes every authorised duplicate seal;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;

share: a share in the capital of the Company and includes stock, treasury shares and a fraction of a share/stock;

Shareholder: a shareholder or member of the Company, provided that for the purposes of Bye-Laws 186 to 191 (Indemnity and Insurance) it shall also include any holder of notes, debentures or bonds issued by the Company;

Specified Place: the place, if any, specified in the notice of any meeting of the shareholders, or adjourned meeting of the shareholders, at which the chairman of the meeting shall preside;

Subsidiary and Holding Company: have the same meanings as in section 86 of the Companies Act 1981, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

these Bye-Laws: the bye-laws of the Company in their present form.

1.1	For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative(s) is/are present.

1.2	For the purposes of these Bye-Laws, a corporation which is a Director shall be deemed to be present in person at a meeting of the Board if a person authorised to attend on its behalf is present, and shall be deemed to discharge its duties and carry out any actions required under these Bye-Laws and the Companies Acts, including the signing and execution of documents, deeds and other instruments, if a person authorised to act on its behalf so acts.

1.3	Words importing the singular number include the plural number and vice versa.

1.4	Words importing the masculine gender include the feminine gender.

1.5	Words importing persons include any company or association or body of persons, whether corporate or unincorporated and natural persons.

1.6	Any reference to writing includes all modes of representing or reproducing words in a visible form, including in the form of an Electronic Record.

1.7	Unless the context otherwise requires, words and expressions defined in the Companies Acts bear the same meanings in these Bye-Laws.

1.8	Headings are used for convenience only and shall not affect the construction of these Bye-Laws.

1.9	A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an Electronic Record to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.10	A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an Electronic Record as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.11	A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.

1.12	In these Bye-Laws:

(a)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto;

(b)	the word Board in the context of the exercise of any power contained in these Bye-Laws includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the ease may be, to whom the power in question has been delegated;

(c)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of any other power of delegation; and

(d)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Bye-Laws or under another delegation of the powers.

REGISTERED OFFICE

2.	The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARE CAPITAL

3.	The authorised share capital of the Company at the date of adoption of these Bye-Laws is divided into[number] Common Shares of par value [par value] each and [number] Undesignated Shares of par value [par value] each.

4.	Common Shares

4.1	The Common Shares shall, subject to the other provisions of these Bye-Laws, entitle the holders thereof to the following rights:

(a)	as regards dividend:

after making all necessary provisions, where relevant, for payment of any preferred dividend in respect of any preference shares in the Company then outstanding, the Company shall apply any profits or reserves which the Board resolves to distribute in paying such profits or reserves to the holder of the Common Shares in respect of their holding of such shares pari passu and pro rata to the number of Common Shares held by each of them;

(b)	as regards capital:

on a return of assets on liquidation, reduction of capital or otherwise, the holders of the Common Shares shall be entitled to be paid the surplus assets of the Company remaining after payment of its liabilities (subject to the rights of holders of any preferred shares in the Company then in issue having preferred rights on the return of capital) in respect of their holdings of Common Shares pari passu and pro rata to the number of Common Shares held by each of them;

(c)	as regards voting in general meetings:

the holders of the Common Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company; every holder of Common Shares present in person or by proxy shall on a poll have one vote for each Common Share held by him.

5.	Undesignated Shares

5.1	The rights attaching to the Undesignated Shares, subject to these Bye-Laws generally and to Bye-Law 6 in particular, shall be as follows:

(a)	each Undesignated Share shall have attached to it such preferred, qualified or other special rights, privileges and conditions and be subject to such restrictions, whether in regard to dividend, return of capital, redemption, conversion into Common Shares or voting or otherwise, as the Board may determine on or before its allotment;

(b)	the Board may allot the Undesignated Shares in more than one series and, if it does so, may name and designate each series in such manner as it deems appropriate to reflect the particular rights and restrictions attached to that series, which may differ in all or any respects from any other series of Undesignated Shares;

(c)	the particular rights and restrictions attached to any Undesignated Shares shall be recorded in a resolution of the Board. The Board may at any time before the allotment of any Undesignated Share by further resolution in any way amend such rights and restrictions or vary or revoke its designation. A copy of any such resolution or amending resolution for the time being in force shall be annexed as an appendix to (but shall not form part of) these Bye-Laws; and

(d)	the Board shall not attach to any Undesignated Share any rights or restrictions which would alter or abrogate any of the special rights attached to any other class of series of shares for the time being in issue without such sanction as is required for any alteration or abrogation of such rights, unless expressly authorised to do so by the rights attaching to or by the terms of issue of such shares.

6.	Without limiting the foregoing and subject to the Companies Acts, the Company may issue preference shares (including any preference shares created pursuant to Bye-Law 5) which:

(a)	are liable to be redeemed on the happening of a specified event or events or on a given date or dates and/or;

(b)	are liable to be redeemed at the option of the Company and/or, if authorised by the Memorandum of Association of the Company, at the option of the holder.

7.	The terms and manner of the redemption of any redeemable shares created pursuant to Bye-Law 5 shall be as the Board may by resolution determine before the allotment of such shares and the terms and manner of redemption of any other redeemable preference shares shall be either:

(a)	as the Shareholders may by Resolution determine; or

(b)	insofar as the Shareholders do not by any Resolution determine, as the Board may by resolution determine, in either case, before the allotment of such shares. A copy of any such Resolution or resolution of the Board for the time being in force shall be attached as an appendix to (but shall not form part of) these Bye-Laws.

8.	The terms of any redeemable preference shares (including any redeemable preference shares created pursuant to Bye-Law 5) may provide for the whole or any part of the amount due on redemption to be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

9.	Subject to the foregoing and to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

10.	The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

11.	The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Acts.

MODIFICATION OF RIGHTS

12.	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy-five per cent (75%) of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy the majority of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

13.	For the purposes of this Bye-Law, unless otherwise expressly provided by the rights attached to any shares or class of shares, those rights attaching to any class of shares for the time being shall not be deemed to be altered by:

(a)	the creation or issue of further shares ranking pari passu with them;

(b)	the creation or issue for full value (as determined by the Board) of further shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them; or

(c)	the purchase or redemption by the Company of any of its own shares.

SHARES

14.	Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

15.	Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

16.	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

17.	Shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole shares, so that a share in a fractional denomination shall have, in proportion to the fraction of a whole share that it represents, all the rights of a whole share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

18.	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

CERTIFICATES

19.	Shares shall be issued in registered form. No share certificates shall be issued by the Company unless, in respect of a class of shares, the Board has either for all or for some holders of such shares (who may be determined in such manner as the Board thinks fit) determined that the holder of such shares may be entitled to share certificates. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

20.	If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

21.	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be in such form as the Board may determine and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

22.	Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts or the Companies Acts, as the case may be, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations or the Companies Acts.

LIEN

23.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

24.	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

25.	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

26.	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in any of the Company’s registers as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Shareholder by the Company on or in respect of any shares registered as aforesaid or for or on account or in respect of any Shareholder and whether in consequence of:

(a)	the death of such Shareholder;

(b)	the non-payment of any income tax or other tax by such Shareholder;

(c)	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate; or

(d)	any other act or thing;

(e)	in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(f)	the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

(g)	the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in any of the Company’s registers as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest at the rate of fifteen percent (15%) per annum thereon from the date of payment to date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

(h)	the Company may recover as a debt due from such Shareholder or his executor or administrator wherever constituted any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company; and

(i)	the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.

27.	Subject to the rights conferred upon the holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS ON SHARES

28.	The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as treasury shares) in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

29.	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

30.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

31.	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

32.	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

33.	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

FORFEITURE OF SHARES

34.	If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

35.	The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

36.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

37.	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

38.	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

39.	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

40.	An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

41.	The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

42.	The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 18.

REGISTER OF DIRECTORS AND OFFICERS

43.	The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon in Bermuda on every working day.

TRANSFER OF SHARES

44.	Subject to the Companies Acts and to such of the exceptions and restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve.

45.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:

(a)	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

(b)	the instrument of transfer is in respect of only one class of share,

(c)	the instrument of transfer is in favour of less than five (5) persons jointly; and

(d)	it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

46.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

47.	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

48.	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share, (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

49.	Notwithstanding anything to the contrary in these Bye-Laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and requirements of such exchange.

TRANSMISSION OF SHARES

50.	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

51.	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

52.	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

53.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

INCREASE OF CAPITAL

54.	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

55.	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

56.	The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

57.	The Board may from time to time:

(a)	divide the Company’s shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of the Company’s share capital into shares of larger par value than its existing shares;

(c)	sub-divide the Company’s shares or any of them into shares of smaller par value than is fixed by the Company’s memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

(d)	make provision for the issue and allotment of shares which do not carry any voting rights.

58.	The Company may from time to time by Resolution:

(a)	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

(b)	change the currency denomination of its share capital.

59.	Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

60.	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

REDUCTION OF CAPITAL

61.	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

62.	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND RESOLUTIONS IN WRITING

63.	Save and to the extent that the Company elects to dispense with the holding of one or more of its annual general meetings in the manner permitted by the Companies Acts, the Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by shareholders pursuant to the provisions of the Companies Acts, convene general meetings other than annual general meetings, which shall be called special general meetings, at such time and place as the Board may appoint.

64.	Any action required or permitted to be taken by the shareholders of the Company must be effected at a duly called general meeting or special general meeting of such shareholders and may not be effected by any consent in writing by such holders.

NOTICE OF GENERAL MEETINGS

65.	An annual general meeting shall be called by not less than five (5) clear days’ notice in writing and a special general meeting shall be called by not less than five (5) clear days’ notice in writing. The notice shall specify the place, day and time of the meeting, (including any satellite meeting place arranged for the purposes of Bye-Laws 69 to 73) and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and to each Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

66.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

67.	A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

68.	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

GENERAL MEETINGS AT MORE THAN ONE PLACE

69.	The provisions of this Bye-Law shall apply if any general meeting is convened at or adjourned to more than one place.

70.	The notice of any meeting or adjourned meeting may specify the Specified Place and the Board shall make arrangements for simultaneous attendance and participation in a satellite meeting at other places (whether adjoining the Specified Place or in a different and separate place or places altogether or otherwise) by Shareholders. The Shareholders present at any such satellite meeting place in person or by proxy and entitled to vote shall be counted in the quorum for, and shall be entitled to vote at, the general meeting in question if the chairman of the general meeting is satisfied that adequate facilities are available throughout the general meeting to ensure that Shareholders attending at all the meeting places are able to:

(a)	communicate simultaneously and instantaneously with the persons present at the other meeting place or places, whether by use of microphones, loud-speakers, audio-visual or other communications equipment or facilities; and

(b)	have access to all documents which are required by the Companies Acts and these Bye-Laws to be made available at the meeting.

71.	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the Specified Place. If it appears to the chairman of the general meeting that the facilities at the Specified Place or any satellite meeting place are or become inadequate for the purposes referred to above, then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of such adjournment shall be valid.

72.	The Board may from time to time make such arrangements for the purpose of controlling the level of attendance at any such satellite meeting (whether involving the issue of tickets or the imposition of some means of selection or otherwise) as they shall in their absolute discretion consider appropriate, and may from time to time vary any such arrangements or make new arrangements in place of them, provided that a Shareholder who is not entitled to attend, in person or by proxy, at any particular place shall be entitled so to attend at one of the other places and the entitlement of any Shareholder so to attend the meeting or adjourned meeting at such place shall be subject to any such arrangements as may be for the time being in force and by the notice of meeting or adjourned meeting stated to apply to the meeting.

73.	If a meeting is adjourned to more than one place, notice of the adjourned meeting shall be given in the manner required by Bye-Laws 65 to 68.

PROCEEDINGS AT GENERAL MEETINGS

74.	In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as herein otherwise provided, at least two (2) Shareholders present in person or by proxy and entitled to vote representing the holders of more than 50% of the issued shares entitled to vote at such meeting shall be a quorum; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

75.	If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of more than 50% of the issued shares entitled to vote at such meeting shall be a quorum, provided that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than five (5) clear days’ notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two (2) Shareholders present in person or by proxy and entitled to vote and representing the holders of more than 50% of the issued shares entitled to vote at such meeting shall be a quorum. If at the adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

76.	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. If it appears to the chairman of a general meeting that the Specified Place is inadequate to accommodate all persons entitled and wishing to attend, the meeting is duly constituted and its proceedings are valid if the chairman is satisfied that adequate facilities are available, whether at the Specified Place or elsewhere, to ensure that each such person who is unable to be accommodated at the Specified Place is able to communicate simultaneously and instantaneously with the persons present at the Specified Place, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities.

77.	Subject to the Companies Acts, a resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:

(a)	it is proposed by or at the direction of the Board; or

(b)	it is proposed at the direction of the Court; or

(c)	it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts; or

(d)	the chairman of the meeting in his absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting.

78.	No amendment may be made to a resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended resolution may properly be put to a vote at that meeting.

79.	If the chairman of the meeting rules a resolution or an amendment to a resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a resolution or an amendment to a resolution shall be final and conclusive.

80.	The Resident Representative, if any, upon giving the notice referred to in Bye-Law 65 above, shall be entitled to attend any general meeting of the Company and each Director shall be entitled to attend and speak at any general meeting of the Company.

81.	The chairman (if any) of the Board shall preside as chairman at every general meeting of the Company. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is unwilling to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall elect one of their number to be chairman.

82.	The chairman may, with the consent by resolution of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time (or sine die) and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. In addition to any other power of adjournment conferred by law, the chairman of the meeting may at any time without consent of the meeting adjourn the meeting (whether or not it has commenced or a quorum is present) to another time and/or place (or sine die) if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed (prior to or at the meeting) by the Board. When a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Board. When a meeting is adjourned for three (3) months or more or for an indefinite period, at least ten (10) clear days’ notice shall be given of the adjourned meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

83.	Save where is otherwise required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast. The election of Directors at a general meeting shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For these purposes, “plurality” of voting shall be determined in accordance with the General Corporation Law of the State of Delaware, and, by way of illustration only, if there are 12 candidates seeking election but only 11 Board seats available, the 11 Directors with the greatest number of votes shall be appointed to the Board seats available for election at the general meeting.

84.	Subject to Bye-Law 169 and to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person shall be entitled to vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to vote for each share held by him.

85.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of Electronic Records, unless (before or on the declaration of the result of the show of hands or count of votes received as Electronic Records or on the withdrawal of any other demand for a poll) a poll is demanded by:

(a)	the chairman of the meeting; or

(b)	at least three (3) Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands or count of votes received as Electronic Records declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll.

86.	Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as Electronic Records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

87.	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

88.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

89.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

90.	On a poll, votes may be cast either personally or by proxy.

91.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

92.	In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as Electronic Records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

93.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

94.	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

95.	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

96.	If:

(a)	any objection shall be raised to the qualification of any voter; or,

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or,

(c)	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

97.	A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some only of his shares at any general meeting (including an adjourned meeting). A proxy need not be a Shareholder. The instrument appointing a proxy shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its Seal or executed by an officer, attorney or other person authorised to sign the same.

98.	A Shareholder which is a corporation may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its behalf at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.

99.	Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

100.	Notwithstanding Bye-Law 84, a Shareholder may appoint a proxy which may be irrevocable in accordance with its terms and the holder thereof shall be the only person entitled to vote the relevant shares at any meeting of the shareholders at which such holder is present. Notice of the appointment of any such proxy shall be given to the Company at its Registered Office, and shall include the name, address, telephone number and electronic mail address of the proxy holder. The Company shall give to the proxy holder notice of all meetings of Shareholders of the Company and shall be obliged to recognise the holder of such proxy until such time as the holder notifies the Company in writing that the proxy is no longer in force.

101.	Subject to Bye-Laws 99 and 100, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place or places as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) not less than twenty four (24) hours or such other period as the Board may determine, prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

102.	Subject to Bye-Laws 84 and 85, the 87 decision of the chairman of any general meeting as to the validity of any appointments of a proxy shall be final.

103.	Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutates mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

104.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

105.	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

APPOINTMENT AND REMOVAL OF DIRECTORS

106.	At the point of adoption of these Bye-Laws on [date], the Board consists of the following persons:

[Name]

[Name]

[Name]

107.	[Name] is designated as a class I Director, [Name] is designated as a class II Director and [Name] is designated as a class III Director for the purposes of these Bye-Laws. There is no distinction in the voting or other powers and authorities of Directors of different classes; the classifications are solely for the purposes of the retirement by rotation provisions set out in Bye-Laws 109, 110 and 111. All Directors will be designated as either class I, class II or class III Directors. The Board shall from time to time by resolution determine the respective numbers of class I Directors, class II Directors and class III Directors.

108.	Upon resignation or termination of office of any Director, if a new Director shall be appointed to the Board he will be designated to fill the vacancy arising and shall, for the purposes of these Bye-Laws, constitute a member of the class of Directors represented by the person that he replaces.

109.	Each class I Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the annual general meeting of the Company held in the calendar year [year] and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third annual general meeting after the class I Directors together were last appointed or re-appointed.

110.	Each class II Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the annual general meeting of the Company held in the calendar year [year] and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third annual general meeting after the class II Directors together were last appointed or re-appointed.

111.	Each class III Director shall (unless his office is vacated in accordance with these Bye-Laws) serve initially until the conclusion of the annual general meeting of the Company held in the calendar year [year] and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third annual general meeting after the class III Directors together were last appointed or re-appointed.

112.	Any Director retiring at an annual general meeting will be eligible for re-appointment and will retain office until the close of the meeting at which he retires or (if earlier) until a Resolution is passed at that meeting not to fill the vacancy or the resolution to re-appoint him is put to a vote at the meeting and is lost.

113.	If the Company, at the meeting at which a Director (of any class) retires by rotation or otherwise, does not fill the vacancy, the retiring Director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the Director is put to the meeting and lost.

114.	No person other than a Director retiring by rotation shall be appointed a Director at any general meeting unless:

(a)	he is recommended by the Board; or

(b)	in the case of an annual general meeting, not less than one hundred twenty (120) nor more than one hundred fifty (150) days before the date of the Company’s proxy statement released to Shareholders in connection with the prior year’s annual general meeting, a notice executed by a Shareholder (not being the person to be proposed) has been received by the Secretary of the Company of the intention to propose such person for appointment, setting forth as to each person whom the Shareholder proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the class, series and number of shares of the Company which are beneficially owned by such person;

(iv)	particulars which would, if he were so appointed, be required to be included in the Company’s register of Directors and Officers; and

(v)	all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of Directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934 of the United States of America (as amended), together with notice executed by such person of his willingness to serve as a Director if so elected; provided, however, that no Shareholder shall be entitled to propose any person to be appointed, elected or re-elected Director at any special general meeting.

115.	Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a Director shall be effected by a separate Resolution. Subject to Bye-Law 108, the Resolution appointing any Director must designate the Director as a class I, class II or class III Director.

116.	All Directors, upon election or appointment, except upon re-election or re-appointment at an annual general meeting, must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

117.	The number of Directors shall be not less than three (3) and not more than eleven (11) or such number in excess thereof as the Board by resolution may from time to time determine. Any one or more vacancies in the Board not filled at any general meeting shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time, subject to Bye-Laws 106, 107 and 108, to appoint any person to be a Director so as to fill a casual vacancy. A Director so appointed shall hold office only until the next following annual general meeting and shall not be taken into account in determining the Directors who are to retire by rotation at the meeting. If not reappointed at such annual general meeting, he shall vacate office at the conclusion thereof.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

118.	The office of a Director shall ipso facto be vacated if the Director:

(a)	resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board; or

(b)	becomes bankrupt under the laws of any country or makes any arrangement or composition with his creditors generally; or

(c)	is prohibited by law from being a Director or, in the case of a corporate Director, is otherwise unable to carry on or transact business; or

(d)	ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to these Bye-Laws;

119.	The Company may in a general meeting called for that purpose remove a Director, PROVIDED ALWAYS THAT:

(a)	notice of any such meeting shall be served upon the Director concerned not less than 14 days before the meeting;

(b)	the affected Director shall be entitled to be heard at that meeting; and

(c)	Directors may only be removed for “cause” (as determined by the Board, in their sole discretion from time to time) and only upon the affirmative vote of the holders of at least sixty six and two thirds (66 2/3) of the then issued and outstanding shares carrying the right to vote at general meetings at the relevant time, voting in person or by proxy at such special general meeting.

120.	The provisions of section 93 of the Companies Act 1981 of Bermuda shall not apply to the Company.

121.	No Director may appoint an alternate Director and the provisions of sections 91(2)(A) and 91A of the Companies Acts shall not apply to the Company.

DISCLOSURE OF DIRECTORS’ INTERESTS

122.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorize a Director or Director’s firm, partner or company to act as Auditor to the Company.

123.	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company or any of its subsidiaries shall declare the nature of such interest to the Board or any duly appointed committee thereof, whether or not such declaration is required by law.

124.	Following a declaration being made pursuant to this Bye-Law 122, and unless disqualified by the chairperson of the relevant Board meeting or recused, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.”

POWERS AND DUTIES OF THE BOARD

125.	Subject to the provisions of the Companies Acts and these Bye-Laws, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

126.	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

FEES, GRATUITIES AND PENSIONS

127.	The ordinary remuneration of the Directors office for their services (excluding amounts payable under any other provision of these Bye-Laws) shall be determined by Board and each such Director shall be paid a fee (which shall be deemed to accrue from day-to-day) at such rate as may from time to time be determined by the Board. Each Director may be paid his reasonable travel, hotel and incidental expenses for attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

128.	In addition to its powers under Bye-Law 127 the Board may (by establishment of or maintenance of schemes or otherwise) provide additional benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

129.	No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

DELEGATION OF THE BOARD’S POWERS

130.	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

131.	The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 132, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

132.	When required under the requirements from time to time of any stock exchange on which the shares of the Company are listed, the Board shall appoint an Audit Committee and a Compensation Committee in accordance with the requirements of such stock exchange. The Board also may delegate any of its powers, authorities and discretions to any other committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

PROCEEDINGS OF THE BOARD

133.	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

134.	Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

135.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2) persons. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and, subject to Bye-Law 145, be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

136.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

137.	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at and to receive minutes of all meetings of the Board.

138.	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

139.	The Board may choose one of their number to preside as chairman at every meeting of the Board. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

140.	The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

141.	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

142.	A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting are physically assembled, or, if there is no such group, where the chairman of the meeting then is.

143.	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

144.	The Company may by resolution suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Bye-Laws prohibiting a Director from voting at a meeting of the Board or of a committee of the Board, or ratify any transaction not duly authorised by reason of a contravention of any such provisions.

145.	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two (2) or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of Bye-Law 136) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

146.	If a question arises at a meeting of the Board or a committee of the Board as to the entitlement of a Director to vote or be counted in a quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive except in a case where the nature or extent of the interests of the Director concerned have not been fairly disclosed. If any such question arises in respect of the chairman of the meeting, it shall be decided by resolution of the Board (on which the chairman shall not vote) and such resolution will be final and conclusive except in a case where the interests of the chairman have not been fairly disclosed.

OFFICERS

147.	The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time, subject to Bye-Law 145. Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

148.	Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any rights or claims which he may have against the Company by reason of such cesser. A Director appointed to an executive office shall not ipso facto cease to be a Director if his appointment to such executive office terminates.

149.	The emoluments of any Director holding executive office for his services as such shall be determined by the Board, and may be of any description, and (without limiting the generality of the foregoing) may include admission to or continuance of membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership or any such scheme or fund.

150.	Save as otherwise provided, the provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

MINUTES

151.	The Board shall cause minutes to be made and books kept for the purpose of recording:

(a)	all appointments of Officers made by the Board;

(b)	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and

(c)	all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.

152.	Shareholders shall only be entitled to see the register of Directors and Officers, the Register, the financial information provided for in Bye-Law 173 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

153.	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

154.	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

155.	The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

156.	Any document required to be under seal or executed as a deed on behalf of the Company may be

(a)	executed under the Seal in accordance with these Bye-Laws; or

(b)	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

157.	The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

(a)	a Director; or

(b)	the Secretary; or

(c)	any one person authorised by the Board for that purpose.

DIVIDENDS AND OTHER PAYMENTS

158.	The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Laws 166 and 167, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

159.	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

(b)	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

160.	The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

161.	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

162.	Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

163.	Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

164.	The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

RESERVES

165.	The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

166.	The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

167.	Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

168.	Notwithstanding any other provisions of these Bye-Laws, the Company may fix by Resolution, or the Board may fix, any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting.

169.	In relation to any general meeting of the Company or of any class of Shareholder or to any adjourned meeting or any poll taken at a meeting or adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting, a time and date (record date) which is not more than sixty (60) days before the date fixed for the meeting (meeting date) and, notwithstanding any provision in these Bye-Laws to the contrary, in such case:

(a)	each person entered in the Register at the record date as a Shareholder, or a Shareholder of the relevant class, (record date holder) shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the shares, or the shares of the relevant class, registered in his name at the record date;

(b)	as regards any shares, or shares of the relevant class, which are registered in the name of a record date holder at the record date but are not so registered at the meeting date (relevant shares), each holder of any relevant shares at the meeting date shall be deemed to have irrevocably appointed that record date holder as his proxy for the purpose of attending and voting in respect of those relevant shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the record date holder in his absolute discretion may determine; and

(c)	accordingly, except through his proxy pursuant to Bye-Law 169(b) above, a holder of relevant shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant shares at that meeting.

170.	The entry of the name of a person in the Register as a record date holder shall be sufficient evidence of his appointment as proxy in respect of any relevant shares for the purposes of this paragraph, but all the provisions of these Bye-Laws relating to the execution and deposit of an instrument appointing a proxy or any ancillary matter (including the Board’s powers and discretions relevant to such matter) shall apply to any instrument appointing any person other than the record date holder as proxy in respect of any relevant shares.

ACCOUNTING RECORDS

171.	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

172.	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

173.	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

174.	Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, Auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

175.	Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 173) may be sent to, served on or delivered to any Shareholder by the Company

(a)	personally;

(b)	sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

(c)	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

(d)	where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an Electronic Record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

(e)	by publication of an Electronic Record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 175(a), 175(b), 175(c) or 175(d) of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

176.	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

(a)	if sent by personal delivery, at the time of delivery;

(b)	if sent by post, forty-eight (48) hours after it was put in the post;

(c)	if sent by courier or facsimile, twenty-four (24) hours after sending;

(d)	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an Electronic Record by electronic means, twelve (12) hours after sending; or

(e)	if published as an Electronic Record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an Electronic Record by electronic means, as the case may be, in accordance with these Bye-Laws.

177.	Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

178.	If any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least five (5) clear days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

179.	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, or Resident Representative pursuant to these Bye-Laws.

DESTRUCTION OF DOCUMENTS

180.	The Company shall be entitled to destroy all instruments of transfer of shares which have been registered and all other documents on the basis of which any entry is made in the register at any time after the expiration of six (6) years from the date of registration thereof and all dividends mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two (2) years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one (1) year from the date of cancellation thereof and all paid dividend warrants and cheques at any time after the expiration of one (1) year from the date of actual payment thereof and all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one (1) year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one (1) month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

(a)	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Bye-Law; and

(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

UNTRACED SHAREHOLDERS

181.	The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a Shareholder or the shares to which a person is entitled by virtue of transmission on death, bankruptcy, or otherwise by operation of law if and provided that:

(a)	during a period of six (6) years, no dividend in respect of those shares has been claimed and at least three (3) cash dividends have become payable on the share in question;

(b)	on or after expiry of that period of six (6) years, the Company has inserted an advertisement in a newspaper circulating in the area of the last registered address at which service of notices upon the Shareholder or person entitled by transmission may be effected in accordance with these Bye-Laws and in a national newspaper published in the relevant country, giving notice of its intention to sell such shares:

(c)	during that period of six (6) years and the period of three (3) months following the publication of such advertisement, the Company has not received any communication from such Shareholder or person entitled by transmission; and

(d)	if so required by the rules of any securities exchange upon which the shares in question are listed for the time being, notice has been given to that exchange of the Company’s intention to make such sale.

182.	If during any six (6) year period referred to in Bye-Law 181 above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-Law (other than the requirement that they be in issue for six (6) years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

183.	To give effect to any such sale, the Board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

184.	The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Shareholder or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit.

WINDING UP

185.	If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY AND INSURANCE

186.	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defence costs incurred in defending any legal proceedings whether civil or criminal and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

187.	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

188.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

189.	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

190.	The Company shall advance moneys to any Indemnified Person for the costs, charges, and expenses incurred by the Indemnified Person in defending any civil or criminal proceedings against them, on condition and receipt of an undertaking in a form satisfactory to the Company that of the Indemnified Person shall repay such portion of the advance attributable to any claim of fraud or dishonesty if such a claim is proved against the Indemnified Person PROVIDED THAT no monies shall be paid hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Director or Officer would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

(a)	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

(b)	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

(c)	by a majority vote of the Shareholders.

191.	Without prejudice to the provisions of this Bye-Law, the Board shall have the power to purchase and maintain insurance for or for the benefit of any Indemnified Person or any persons who are or were at any time Directors, Officers, employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

AMALGAMATION AND MERGER

192.	Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of:

(a)	the Board, by resolution adopted by a majority of Directors then in office, and

(b)	the Shareholders, by resolution passed by a majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 74.

CONTINUATION

193.	Subject to the Companies Acts, the Company may with the approval of:

(a)	the Board, by resolution adopted by a majority of Directors then in office, and

(b)	the Shareholders by resolution passed by a majority of votes cast at the general meeting, approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.

Business Combinations

194.	The following definitions shall apply with respect to the provisions of this Bye-Law 194:

194.1	the Act means the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing the Act, rules or regulations).

194.2	Associate used to indicate a relationship with any person, means (i) any corporation or organization (other than the Company or a majority owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Company or any of its parents or subsidiaries.

194.3	A person shall be a beneficial owner of any shares: (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such rights is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant of any agreement, arrangement or understanding; or (C) beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates or associates has any agreement, arrangement or understanding of the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

For the purposes of determining whether a person is an Interested Shareholder pursuant to this Bye-Law 135, the number of Capital Shares deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph, but shall not include any other Capital Shares that may be issuable pursuant to an agreement arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

194.4	Business Combination means: any merger, consolidation or amalgamation of the Company or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder; (ii) any other company (whether or not itself an Interested Shareholder) which is or after such merger, consolidation or amalgamation would be an affiliate or Associates of an Interested Shareholder; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Shareholder or any affiliate or associate of any Interested Shareholder of assets of the Company, or of any Subsidiary, which assets have an aggregate market value equal to ten per cent. (10%) or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis, or the aggregate market value of all the issued and outstanding shares of the Company; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company or for the discontinuation into another jurisdiction or for any amendment to these Bye-Laws; (v) any reclassification of shares or other securities (including any reverse stock split), or recapitalization of the Company, or any merger, consolidation or amalgamation of the Company with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or any securities convertible into Capital Shares or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or (vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing paragraphs of this Bye-law 134, inclusive.

194.5	Capital Shares means all the authorised shares in the capital of the Company.

194.6	Common Shares means all the authorised common shares in the capital of the Company.

194.7	Control (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

194.8	Interested Shareholder means any person (other than the Company or any Subsidiary and other than any profit sharing, employee share ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of a fiduciary with respect to any such plan when acting in such capacity) who (i) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Shares representing ten per cent. (10%) or more of the vote entitled to be case by the holders of all then outstanding shares of Voting Shares, or (ii) is an Affiliate or Associate of the Company and at any time within the three (3) year period immediately prior to the date in question was the beneficial owner of Voting Shares representing ten per cent. (10%) or more of the votes entitled to be case by the holders of all then outstanding shares of Voting Shares.

194.9	person means any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Shares.

194.10	Subsidiary means any company, wherever organised, of which a majority of any class of equity security is beneficially owned by the Company; provided, however, that for the purposes of the definition of Interested Shareholder set forth in this Bye-Law, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the Company.

194.11	Voting Shares shall mean all Capital Shares which by their terms may be voted on all matters submitted to Shareholders of the Company generally.

194.12	In addition to any affirmative vote required by law or these Bye-Laws, and except as otherwise expressly provided in this Bye-Law 198, the Company may not enter into a Business Combination with, or proposed by or on behalf of, any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder or any person who thereafter would be an Affiliate or Associate of such Interested Shareholder during the three year period following the point at which such Shareholder became an Interested Shareholder, unless:

(a)	prior to such time, the Board approved either the business combination or the transaction that resulted in the Shareholder becoming an Interested Shareholder; and

(b)	on consummation or the transaction that resulted in the Shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least eighty five per cent. (85%) of the issued and outstanding shares eligible to vote at a general meeting at the time the transaction commenced (excluding certain shares); or

(c)	the business combination has been approved by the Board and by the affirmative vote of not less than sixty-six and two-thirds per cent. (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding shares eligible to vote at a general meeting, voting together as a single class, excluding shares beneficially owned by any Interested Shareholder or any Affiliate or Associate of such Interested Shareholders. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

(d)	Notwithstanding any other provisions of these Bye-Laws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Bye-Laws), any proposal to amend, repeal or adopt any provision of these Bye-Laws inconsistent with this Bye-Law 198 which is proposed by or on behalf of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder shall require the affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding Voting Shares, voting together as a single class, excluding Voting Shares beneficially owned by such Interested Shareholder.

ALTERATION OF BYE-LAWS

195.	Subject to Bye-Law 196, these Bye-Laws may be revoked or amended only by the Board, which may from time to time revoke or amend them in any way by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution, but no such revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the Shareholders by Resolution passed by a majority of votes cast.

196.	Where the Board has, by a resolution passed by a majority of the Directors then in office and eligible to vote on that resolution, approved a revocation or amendment of Bye-Laws 106 to 117, 121, 192, 193, 194, 195 and 196 inclusive, the revocation or amendment will not be effective unless approved by a Resolution of Shareholders holding not less than sixty six and two thirds (66 2/3) per cent of the issued shares of the Company carrying the right to vote at general meetings at the relevant time.

Exhibit B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VIRTUOSO ACQUISITION CORP.

[____], 2021

Virtuoso Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Virtuoso Acquisition Corp.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 25, 2020, as amended by that certain Certificate of Amendment, filed with the Secretary of State of the State of Delaware on March 30, 2021 (the “Original Certificate”).

3. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time. The Original Certificate is being amended in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 28, 2021 (the “Merger Agreement”), by and among the Corporation, Wejo Group Limited, a company incorporated under the laws of Bermuda (the “Company”), Yellowstone Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company, Wejo Bermuda Limited, a Bermuda private company limited by shares, and Wejo Limited, a private limited company incorporated under the laws of England and Wales with company number 08813730.

4. The text of the Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

FIRST. The name of the corporation is Virtuoso Acquisition Corp. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

FOURTH. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 118,000,000, consisting of (a) 117,000,000 shares of common stock (the “Common Stock”), including three separate series of Common Stock consisting of (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and (iii) 7,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

FIFTH. The Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

SIXTH. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to another provision of this Amended and Restated Certificate, including any Preferred Stock Designation.

SEVENTH. Common Stock Voting.

(a) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(b) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(c) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

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EIGHTH. Class B Common Stock.

(a) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (i) at any time and from time to time at the option of the holder thereof and (ii) automatically upon the completion of the Business Combination (as defined below).

(b) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or Equity-linked Securities (as defined below) are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the Business Combination (as defined below), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”) at a ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted such that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, twenty percent (20%) of the sum of (i) the total number of shares of Class A Common Stock issued and outstanding upon completion of the Offering plus (ii) the sum of all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities issued or deemed issued in connection with a Business Combination (including shares issued or issuable pursuant to any forward purchase agreement entered into with the Corporation at the time of the completion of the Offering but not any warrants issued pursuant to such agreement), excluding (A) any shares of Class A Common Stock or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination, and (B) any private placement warrants issued to the Sponsor (as defined below) or any of their affiliates upon conversion of working capital loans. As used herein, the term “Equity-linked Securities” means any securities of the Corporation, which are convertible, exercisable or exchangeable for shares of Class A common stock issued in a financing transactions in connection with a Business Combination.

(c) Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in paragraph EIGHTH, Section (f), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

(d) The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

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(e) Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this paragraph EIGHTH. The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this paragraph EIGHTH and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(f) For so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

NINTH. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions subject to such rights of the holders of Preferred Stock.

TENTH. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

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ELEVENTH. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

TWELFTH. The incorporator of the Corporation is Stuart Neuhauser, whose mailing address is Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105.

THIRTEENTH: Number, Election and Term of the Board.

(a) The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Amended and Restated Bylaws of the Corporation (“Bylaws”).

(b) Subject to Paragraph SIXTEENTH hereof, commencing at the first annual meeting of the stockholders, and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the next annual meeting of the stockholders after their election.

(c) Subject to Paragraph SIXTEENTH hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless, and except to the extent that, the Bylaws shall so require, the election of directors of the corporation need not be by written ballot.

FOURTEENTH. Subject to Paragraph SIXTEENTH hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

FIFTEENTH. Subject to Paragraph SIXTEENTH hereof and except as otherwise required by this Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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SIXTEENTH. Notwithstanding any other provision of Paragraphs THIRTEENTH, FOURTEENTH and FIFTEENTH, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to Paragraphs THIRTEENTH, FOURTEENTH and FIFTEENTH, unless expressly provided by such terms.

SEVENTEENTH. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Amended and Restated Certificate, the Board is expressly authorized to make, alter and repeal the bylaws of the corporation, but any bylaws adopted by the Board may be adopted, amended, altered or repealed by the stockholders entitled to vote thereon; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws; and provided further, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such bylaws had not been adopted.

EIGHTEENTH. To the maximum extent permitted under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors who are not employees of the Corporation or any of its subsidiaries (“Outside Directors”), other than any such opportunity expressly presented to an Outside Director in such Outside Director’s capacity as a director of the Corporation; and no such Outside Director shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty by reason of the fact that such Outside Director personally or on behalf of any other person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. For purposes of this paragraph EIGHTEENTH, a director shall not be deemed to be an employee of the Corporation solely by reason of holding such position. No amendment or repeal of this paragraph EIGHTEENTH shall apply to or have any effect on the liability or alleged liability of any Outside Director for or with respect to business opportunities of which such Outside Director becomes aware prior to such amendment or repeal. Any person purchasing or otherwise acquiring any interest in any capital stock of the Corporation shall be deemed to have notice of, and to have consented to the provisions of this paragraph EIGHTEENTH.

NINETEENTH. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

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TWENTIETH. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

TWENTY-FIRST. Except as may be otherwise provided for or fixed pursuant to Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

TWENTY-SECOND. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TWENTY-THIRD. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this paragraph TWENTY-THIRD or otherwise. The rights to indemnification and advancement of expenses conferred by this paragraph TWENTY-THIRD shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this paragraph TWENTY-THIRD, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

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(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this paragraph TWENTY-THIRD shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this paragraph TWENTY-THIRD by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this paragraph TWENTY-THIRD, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This paragraph TWENTY-THIRD shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

TWENTY-FOURTH. Business Combination Requirements.

(a) The provisions of this paragraph TWENTY-FOURTH and the paragraphs TWENTY-FIFTH, TWENTY-SIXTH, TWENTY-SEVENTH, TWENTY-EIGHTH, TWENTY-NINTH, THIRTIETH, and THIRTY-FIRST shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this paragraph TWENTY-FOURTH and the paragraphs TWENTY-FIFTH, TWENTY-SIXTH, TWENTY-SEVENTH, TWENTY-EIGHTH, TWENTY-NINTH, THIRTIETH, and THIRTY-FIRST shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

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(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on December 29, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay the Corporation’s taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate as described in paragraph THIRTIETH, or (iii) the redemption of one hundred percent (100%) of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within twenty-four (24) months from the closing of the Offering, subject to applicable law. Holders of shares of the Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Virtuoso Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

TWENTY-FIFTH. Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, this paragraph TWENTY-FIFTH, Sections (b) and (c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with this paragraph TWENTY-FIFTH, Section (b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

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(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A under the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of this paragraph TWENTY-FIFTH, Section (a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of this paragraph TWENTY-FIFTH, Section (a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this paragraph TWENTY-FIFTH, Section (b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of fifteen percent (15%) of the Offering Shares.

(d) In the event that the Corporation has not consummated an initial Business Combination within twenty-four (24) months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem one hundred percent (100%) of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

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(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or, if required by the applicable stock exchange rules then in effect, such as the NASDAQ, the affirmative vote of the holders of a majority of the shares held by Public Stockholders that are voted at a stockholder meeting held to consider such initial Business Combination) and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to this paragraph TWENTY-FIFTH, Section (b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

TWENTY-SIXTH. Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in paragraph TWENTY-FIFTH, Sections (a), (b) and (d) or paragraph TWENTY-NINTH hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

TWENTY-SEVENTH. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination.

TWENTY-EIGHTH. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm or another independent firm that commonly renders fairness opinions that such Business Combination is fair to the Corporation from a financial point of view.

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TWENTY-NINTH. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

THIRTIETH. If, in accordance with paragraph TWENTY-FOURTH, Section (a), any amendment is made to this Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with its initial Business Combination or to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination within twenty-four (24) months from the date of the closing of the Offering or (b) with respect to any other provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

THIRTY-FIRST. The Corporation’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least eighty percent (80%) of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

THIRTY-SECOND. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

THIRTY-THIRD. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in paragraphs, TWENTY- SECOND and TWENTY-THIRD, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this paragraph THIRTY-THIRD; provided, however, that paragraphs TWENTY-FOURTH, TWENTY-FIFTH, TWENTY-SIXTH, TWENTY-SEVENTH, TWENTY-EIGHTH, TWENTY-NINTH, and THIRTIETH of this Amended and Restated Certificate may be amended only as provided herein.

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THIRTY-FOURTH.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders; (c) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (d) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (e) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (f) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This paragraph THIRTY-FOURTH shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

(c) Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph THIRTY-FOURTH.

(signature page follows)

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IN WITNESS WHEREOF, Virtuoso Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

VIRTUOSO ACQUISITION CORP.

By:
Name:
Title:

Signature Page to Amended and Restated Certificate of Incorporation

Exhibit C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [●], 2021 among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), Wejo Limited, a private limited company incorporated under the laws of England and Wales with company number 08813730 (“Wejo”), Virtuoso Sponsor LLC (“Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor and any person or entity deemed an “Existing Holder”, and collectively the “Existing Holders”), the undersigned parties listed as Majority Sellers on the signature pages hereto (collectively, the “Majority Sellers”), the undersigned parties listed as Wejo Affiliate Holders on the signature pages hereto, (collectively the “Wejo Affiliate Holders”), and [●] (the “[●]”). The Majority Sellers and the Wejo Affiliate Holders are collectively referred to as the “New Holders”, and the New Holders and the Existing Holders are collectively referred to as the “Holders”.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Business Combination Agreement”), dated as of May 28, 2021, by and among the Company, Yellowstone Merger Sub, Inc., Wejo Bermuda Limited, Wejo and Virtuoso Acquisition Corp. (“Virtuoso”);

WHEREAS, in connection with the closing of the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the Existing Holders and New Holders were issued common shares, par value $0.001, of the Company (“Company Common Shares”; for the avoidance of doubt, such term excludes any shares of common stock of the Company issued pursuant to any Subscription Agreement, dated as of May 28, 2021, by and among the Company, Virtuoso and General Motors), in each case, subject to such terms and conditions as set forth in the Business Combination Agreement; and

WHEREAS, the Company, Sponsor and the other parties hereto desire to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties hereto agree as follows:

1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors (or any successor governing body) of the Company.

“Closing Date” means the date of this Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Company” has the meaning set forth in the preamble and includes the Company’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Company Common Shares” has the meaning set forth in the preamble.

“Controlling Person” has the meaning set forth in Section 5(g).

“Demand Registration” has the meaning set forth in Section 2(c).

“DTCDRS” has the meaning set forth in Section 5(r).

“Effectiveness Deadline” has the meaning set forth in Section 2(b).

“Equity Securities” means all of the issued equity securities of the Company from time to time (including any warrants or any shares issuable upon exercise of such warrants and any other shares issued or issuable with respect thereto (whether by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Equity Securities)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Existing Holder” has the meaning set forth in the preamble, and refers to the Holders of equity securities of Virtuoso, party to that certain Registration Rights Agreement with Virtuoso dated as of January 21, 2021.

“Existing Holder Lock-up Period” means, with respect to the Founder Shares, the period ending on the earlier of (A) one year after the date hereof, (B) the first date the closing price of the Company Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof or (C) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Common Shares for cash, securities or other property.

“Founder Shares” means, as of the date hereof, the 5,750,000 shares of Virtuoso’s common stock that were purchased in a private placement prior to Virtuoso’s initial public offering.

“General Motors” means General Motors Holdings LLC, a Delaware limited liability company.

“Holders” has the meaning set forth in the preamble.

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“Initial Registrable Securities” has the meaning set forth in Section 5(a)(ii).

“Initial Registration Statement” has the meaning set forth in Section 5(a)(ii).

“Inspectors” has the meaning set forth in Section 5(h).

“Lock-Up Period” means the Existing Holder Lock-up Period and the New Holder Lock-up Period, as applicable.

“Long-Form Registration” has the meaning set forth in Section 2(a).

“Majority Sellers” has the meaning set forth in the preamble, and includes General Motors, Richard Barlow, Diarmid Ogilvy and Timothy Lee.

“New Holders” has the meaning set forth in the preamble.

“New Holder Lock-up Period” means, with respect to the Company Common Shares issued to the New Holders in connection with the transactions contemplated by the Business Combination Agreement, and held by the New Holders or their Permitted Transferees, the period ending on the earlier of (A) six months after the date hereof, (B) the first date the closing price of the Company Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof, or (C) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Company Common Shares for cash, securities or other property.

“New Registration Statement” has the meaning set forth in Section 5(a)(ii).

“Permitted Transferee” means any Person to whom a Holder is permitted to transfer such Registrable Securities prior to the expiration of any Lock-Up Period hereunder and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, which for the avoidance of doubt includes affiliates.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Piggyback Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Registration Statement” has the meaning set forth in Section 3(a).

“Piggyback Shelf Takedown” has the meaning set forth in Section 3(a).

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“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 430A under the Securities Act or any successor rule thereto), as amended or supplemented by any prospectus supplement, including any Shelf Supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Records” has the meaning set forth in Section 5(h).

“Registrable Securities” mean (a) the Founder Shares, (b) any issued and outstanding Company Common Shares or any other equity security (including the Company Common Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder (x) as of the date of this Agreement (including the Company Common Shares issued or issuable upon the exercise of any such other equity security) or (y) that are otherwise issued in connection with the transactions contemplated by the Business Combination Agreement, and (c) any Equity Securities issued or issuable with respect to any shares described in subsections (a) and (b) above by way of a share dividend or share split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Equity Securities (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) the Commission has declared a Registration Statement covering such securities effective and such securities have been disposed of pursuant to such effective Registration Statement, or (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Date” means the date on which the Company becomes subject to Section 13(a) or Section 15(d) of the Exchange Act.

“Registration Statement” means any registration statement of the Company, including the Prospectus, amendments and supplements (including Shelf Supplements) to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

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“Restricted Securities” has the meaning set forth in Section 4(a).

“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any holder of Registrable Securities, except for the fees and disbursements of counsel for the holders of Registrable Securities required to be paid by the Company pursuant to Section 6.

“Shelf Registration” has the meaning set forth in Section 2(c).

“Shelf Registration Statement” has the meaning set forth in Section 2(c).

“Shelf Supplement” has the meaning set forth in Section 2(d).

“Shelf Takedown” has the meaning set forth in Section 2(d).

“Shelf Takedown Notice” has the meaning set forth in Section 2(d).

“Short-Form Registration” has the meaning set forth in Section 2(c).

“Target Filing Date” has the meaning set forth in Section 2(c).

“Wejo” has the meaning set forth in the preamble and includes Yellowstone’s successors by merger, amalgamation, acquisition, reorganization or otherwise.

“Wejo Affiliate Holders” has the meaning set forth in the preamble, and includes [●].

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2. Demand Registration.

(a) To the extent that a Registration Statement filed pursuant to Section 2(b) or a Shelf Registration Statement is not available to effect the proposed transaction, following the applicable Lock-up Period, either (a) General Motors, (b) the Majority Sellers (other than General Motors) of at least a majority in interest of the then issued and outstanding number of Registrable Securities held by such Majority Sellers (other than General Motors) or (c) the Existing Holders of at least a majority in interest of the then issued and outstanding number of Registrable Securities held by the Existing Holders (the “Demanding Holders”), in each case, may request that the Company register under the Securities Act all or any portion of its Registrable Securities pursuant to a Registration Statement on Form S-1 or any successor form thereto with respect to a underwritten public offering of Registrable Securities (each, a “Long-Form Registration”). Each request for a Long-Form Registration shall specify the number of Registrable Securities requested to be included in the Long-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”). The Company shall prepare and file with the Commission a Registration Statement on Form S-1 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Long-Form Registration within 60 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Registrations pursuant to a Demand Registration by the Majority Sellers under this subsection 2(a) with respect to any or all Registrable Securities held by such Majority Sellers and (y) more than three (3) Registration pursuant to a Demand Registration by the Existing Holders under this subsection 2(a) with respect to any or all Registrable Securities held by such Existing Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 5 of this Agreement.

(b) The Company shall, as soon as practicable, but in any event within fifteen (15) business days after the Closing Date, file a Registration Statement to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2(b) and shall use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) the 60th day following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2(b) shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for the sale or resale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule or provision similar thereto adopted by the Commission, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor rule or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2(b) shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to Section 2(b) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement or Shelf Registration Statement is continuously available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2(b), but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities.

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(c) The Company shall use its reasonable best efforts to qualify and remain qualified to register the offer and sale of securities under the Securities Act pursuant to a Registration Statement on Form S-3 or any successor form thereto. As soon as practicable after the date hereof, but not later than the Target Filing Date, the Company shall (i) prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. In addition, the Company shall use its reasonable best efforts to cause a Shelf Registration Statement filed pursuant to Section 2(c) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement (if the Company is eligible to file a Shelf Registration Statement) or other Registration Statement (if the Company is not so eligible) is continuously available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. For purposes hereof, “Target Filing Date” shall mean the date which is 30 days after the Company becomes qualified to register the offer and sale of securities under the Securities Act pursuant to a Shelf Registration Statement. If, after the filing of a Shelf Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration, the Company shall amend such Shelf Registration Statement to cover such additional Registrable Securities. At such time as the Company shall have qualified for the use of a Registration Statement on Form S-3 or any successor form thereto, the holders of Registrable Securities shall have the right to request an unlimited number of registrations under the Securities Act of all or any portion of their Registrable Securities pursuant to a Registration Statement on Form S-3 or any similar short-form Registration Statement (each, a “Short-Form Registration” and, collectively with each Long-Form Registration and Shelf Registration (as defined below), a “Demand Registration”). Each request for a Short-Form Registration shall specify the number of Registrable Securities requested to be included in the Short-Form Registration. Upon receipt of any such request, the Company shall promptly (but in no event later than 10 days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have 10 days from the date such notice is given to notify the Company in writing of their desire to be included in such registration. The Company shall prepare and file with (or confidentially submit to) the Commission a Registration Statement on Form S-3 or any successor form thereto covering all of the Registrable Securities that the holders thereof have requested to be included in such Short-Form Registration within 30 days after the date on which the initial request is given and shall use its best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

(d) At any time that a Shelf Registration Statement is effective, if a holder of Registrable Securities covered by such Shelf Registration Statement delivers a notice to the Company (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration Statement (a “Shelf Takedown”) and the Company is eligible to use such Shelf Registration Statement for such Shelf Takedown, then the Company shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) such Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Upon receipt of a Shelf Takedown Notice, the Company shall promptly (but in no event later than five (5) business days, or, in the case of an underwritten overnight “block trade”, two (2) business days, following receipt thereof) deliver notice of such Shelf Takedown Notice to all other holders of Registrable Securities who shall then have five (5) business days, or, in the case an underwritten overnight “block trade,” one (1) business day, from the date such notice is given to notify the Company in writing of their desire to be included in such Shelf Takedown. The Company shall prepare and file with the Commission a Shelf Supplement as soon as practicable after the date on which it received the Shelf Takedown Notice and, if such Shelf Supplement is an amendment to such Shelf Registration Statement, shall use its best efforts to cause such Shelf Supplement to be declared effective by the Commission as soon as practicable thereafter.

(e) The Company shall not be obligated to effect any Long-Form Registration within 90 days after the effective date of a previous Long-Form Registration or Shelf Takedown or a previous Piggyback Registration in which holders of Registrable Securities were permitted to register the offer and sale under the Securities Act, and actually sold, all of the shares of Registrable Securities requested to be included therein. The Company may postpone for up to 90 days the filing or effectiveness of a Registration Statement for a Demand Registration or the filing of a Shelf Supplement for a Shelf Takedown if the Board determines in its reasonable good faith judgment that such Demand Registration or Shelf Takedown would (i) materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Company may delay a Demand Registration or Shelf Takedown pursuant to the immediately preceding sentence only once in any period of 12 consecutive months.

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(f) If the holders of the Registrable Securities initially requesting a Demand Registration or Shelf Takedown elect to distribute the Registrable Securities covered by their request in an underwritten offering, they shall so advise the Company as a part of their request made pursuant to Section 2(a), Section 2(b), Section 2(c) or Section 2(d), and the Company shall include such information in its notice to the other holders of Registrable Securities. The holders of the Registrable Securities initially requesting a Demand Registration or Shelf Takedown shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering; provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(g) The Company shall not include in any Demand Registration or Shelf Takedown any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities included in such Demand Registration or Shelf Takedown, which consent shall not be unreasonably withheld or delayed. If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriter of the requested Demand Registration or Shelf Takedown advises the Company and the holders of Registrable Securities in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in the Demand Registration or Shelf Takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such underwritten offering and/or the number of shares of Equity Securities proposed to be included in such Demand Registration or Shelf Takedown would adversely affect the price per share of the Equity Securities proposed to be sold in such underwritten offering, the Company shall include in such Demand Registration or Shelf Takedown (i) first, the shares of Equity Securities that the holders of Registrable Securities propose to sell, and (ii) second, the shares of Equity Securities proposed to be included therein by any other Persons (including shares of Equity Securities to be sold for the account of the Company and/or other holders of Equity Securities) allocated among such Persons in such manner as they may agree. If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective holders thereof on the basis of the number of Registrable Securities owned by each such holder.

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3. Piggyback Registration.

(a) Whenever the Company proposes to offer or sell any shares of its Equity Securities pursuant to a registered offering under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee share plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more shareholders of the Company and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (in any event no later than ten (10) business days prior to either the filing of such Registration Statement or, with respect to a Piggyback Shelf Takedown, the filing of a prospectus supplement to the applicable Piggyback Shelf Registration Statement) to the holders of Registrable Securities of its intention to effect such a registration and, subject to Section 3(b) and Section 3(c), shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities within five (5) business days after the Company’s notice has been given to each such holder. A Piggyback Registration shall not be considered a Demand Registration for purposes of Section 2. If any Piggyback Registration Statement pursuant to which holders of Registrable Securities have registered the offer and sale of Registrable Securities is a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), such holder(s) shall have the right, but not the obligation, to be notified of and to participate in any offering under such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”).

(b) If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company and the holders of Registrable Securities (if any holders of Registrable Securities have elected to include Registrable Securities in such Piggyback Registration or Piggyback Shelf Takedown) in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such offering and/or that the number of shares of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Equity Securities that the Company proposes to sell; (ii) second, the shares of Equity Securities requested to be included therein by holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of Registrable Securities owned by each such holder or in such manner as they may otherwise agree; and (iii) third, the shares of Equity Securities requested to be included therein by holders of Equity Securities other than holders of Registrable Securities, allocated among such holders in such manner as they may agree.

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(c) If a Piggyback Registration or Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities other than Registrable Securities, and the managing underwriter advises the Company in writing that in its reasonable and good faith opinion the number of shares of Equity Securities proposed to be included in such registration or takedown, including all Registrable Securities and all other shares of Equity Securities proposed to be included in such underwritten offering, exceeds the number of shares of Equity Securities which can be sold in such offering and/or that the number of shares of Equity Securities proposed to be included in any such registration or takedown would adversely affect the price per share of the Equity Securities to be sold in such offering, the Company shall include in such registration or takedown (i) first, the shares of Equity Securities requested to be included therein by the holder(s) requesting such registration or takedown and by the holders of Registrable Securities, allocated pro rata among all such holders on the basis of the number of shares of Equity Securities other than the Registrable Securities (on a fully diluted, as converted basis) and the number of Registrable Securities, as applicable, owned by all such holders or in such manner as they may otherwise agree; and (ii) second, the shares of Equity Securities requested to be included therein by other holders of Equity Securities, allocated among such holders in such manner as they may agree.

(d) If any Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall, subject to the prior written consent of the holders of a majority of the Registrable Securities included in such Piggyback Registration or Piggyback Shelf Takedown, which consent shall not be unreasonably withheld or delayed, select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

4. Transfer Restrictions.

(a) During the applicable Lock-Up Periods, no New Holder or Existing Holder shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any Company Common Shares that are subject to an applicable Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Company Common Shares that are subject to an applicable Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by the Existing Holders or the New Holders (including securities held as a custodian) or with respect to which such Existing Holder or New Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-Up Period, the “Restricted Securities”), other than any transfer to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder or New Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder or New Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder or New Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

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(b) Each Existing Holder and New Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 4(b) for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder or New Holder to comply with the foregoing restrictions. Each Existing Holder, and New Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-Up Period.

5. Registration Procedures. If and whenever the holders of Registrable Securities request that the offer and sale of any Registrable Securities be registered under the Securities Act or any Registrable Securities be distributed in a Shelf Takedown pursuant to the provisions of this Agreement, the Company shall use its best efforts to effect the registration of the offer and sale of such Registrable Securities under the Securities Act in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as soon as practicable and as applicable:

(a) subject to Section 2(a), Section 2(b), Section 2(c) and Section 2(d), (i) prepare and file with the Commission a Registration Statement covering such Registrable Securities and use its best efforts to cause such Registration Statement to be declared effective; and (ii) if (A) the Company has filed a Registration Statement (the “Initial Registration Statement”) with the Commission that covers Registrable Securities (the “Initial Registrable Securities”), (B) pursuant to Rule 415(a)(5) under the Securities Act or any successor rule thereto, the Initial Registration Statement may no longer be used for offers and sales of any of the Initial Registrable Securities, and (C) any of the Initial Registrable Securities are Registrable Securities at the time that (B) above occurs, the Company shall prepare and file with the Commission within the time limits required by Rule 415 under the Securities Act or any successor rule thereto a new Registration Statement covering any Initial Registrable Securities that have not ceased to be Registrable Securities for an offering to be made on a delayed on continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “New Registration Statement”) and shall use its best efforts to cause such New Registration Statement to be declared effective by the Commission as soon as practicable thereafter;

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(b) (i) in the case of a Long-Form Registration or a Short-Form Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 180 days, or if earlier, until all of such Registrable Securities have been disposed of and to comply with the provisions of the Securities Act with respect to the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement; and (ii) in the case of a Shelf Registration, prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of (i) 36 months after the effective date of such Registration Statement and (ii) the date on which all the Registrable Securities subject thereto have been sold pursuant to such Registration Statement;

(c) within a reasonable time before filing such Registration Statement, Prospectus or amendments or supplements thereto with the Commission, furnish to one counsel selected by holders of a majority of such Registrable Securities copies of such documents proposed to be filed, which documents shall be subject to the review, comment and approval of such counsel;

(d) notify each selling holder of Registrable Securities, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement, including a Shelf Supplement, to any Prospectus forming a part of such Registration Statement has been filed with the Commission;

(e) furnish to each selling holder of Registrable Securities such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto, including a Shelf Supplement (in each case including all exhibits and documents incorporated by reference therein), and such other documents as such seller may request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(f) use its best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any selling holder requests and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 5(f);

(g) notify each selling holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or omit any fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and, at the request of any such holder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(h) make available for inspection by any selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such Registration Statement;

(i) provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such registration;

(j) use its best efforts to cause such Registrable Securities to be listed on each securities exchange on which the Equity Securities is then listed or, if the Equity Securities is not then listed, on a national securities exchange selected by the holders of a majority of such Registrable Securities;

(k) in connection with an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as the holders of such Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making appropriate officers of the Company available to participate in “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities));

(l) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than 30 days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K, as applicable, under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

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(m) furnish to each selling holder of Registrable Securities and each underwriter, if any, with (i) a written legal opinion of the Company’s outside counsel, dated the closing date of the offering, in form and substance as is customarily given in opinions of the Company’s counsel to underwriters in underwritten registered offerings; and (ii) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the applicable Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort” letter signed by the Company’s independent certified public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;

(n) without limiting Section 5(f), use its best efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(o) notify the holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information;

(p) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(q) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a “controlling person” (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (a “Controlling Person”) of the Company, to participate in the preparation of such Registration Statement and to require the insertion therein of language, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included;

(r) cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Equity Securities and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of The Depository Trust Company’s Direct Registration System (the “DTCDRS”);

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(s) not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical share certificates through the use of the DTCDRS;

(t) take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable; and

(u) otherwise use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

6. Expenses. All expenses (other than Selling Expenses) incurred by the Company in complying with its obligations pursuant to this Agreement and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all (i) registration and filing fees (including, without limitation, any fees relating to filings required to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are listed or quoted); (ii) underwriting expenses (other than fees, commissions or discounts); (iii) expenses of any audits incident to or required by any such registration; (iv) fees and expenses of complying with securities and “blue sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “blue sky” qualifications or exemptions of the Registrable Securities); (v) printing expenses; (vi) messenger, telephone and delivery expenses; (vii) fees and expenses of the Company’s counsel and accountants, including with respect to any “comfort letters”; (viii) Financial Industry Regulatory Authority, Inc. filing fees (if any); and (ix) fees and expenses of one counsel for the holders of Registrable Securities participating in such registration as a group (selected by the holders of a majority of the Registrable Securities included in the registration). In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audits. All Selling Expenses relating to the offer and sale of Registrable Securities registered under the Securities Act pursuant to this Agreement shall be borne and paid by the holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such registration for each such holder.

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7. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, managers, members, partners, shareholders and affiliates, each underwriter, broker or any other Person acting on behalf of such holder of Registrable Securities and each other Controlling Person, if any, who controls any of the foregoing Persons, against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading; and shall reimburse such Persons for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability the Company may otherwise have.

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless, the Company, each director of the Company, each officer of the Company who shall sign such Registration Statement, each underwriter, broker or other Person acting on behalf of the holders of Registrable Securities and each Controlling Person who controls any of the foregoing Persons against any losses, claims, actions, damages, liabilities or expenses resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or free writing prospectus, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder expressly for inclusion therein; provided, that the obligation to indemnify shall be several, not joint and several, among such holders of Registrable Securities, and the liability of each such holder shall be in proportion to and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or accounts) actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

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(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in this Section 7, such indemnified party shall, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. The failure of any indemnified party to notify an indemnifying party of any such action shall not (unless such failure shall have a material adverse effect on the indemnifying party) relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party hereunder. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after written notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, that, if (i) any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party’s prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party.

(d) If the indemnification provided for hereunder is unavailable or insufficient to hold harmless an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each holder of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any applicable registration, qualification or compliance was perpetrated by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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8. Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s ownership of its shares of Equity Securities to be sold in the offering and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 7.

9. Rule 144 Compliance.

(a) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Registration Date;

(ii) use best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, at any time after the Registration Date; and

(iii) furnish to any holder so long as the holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company as such holder may request in connection with the sale of Registrable Securities without registration.

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10. Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

11. Termination. This Agreement shall terminate and be of no further force or effect when there shall no longer be any Registrable Securities outstanding; provided, that the provisions of Section 6 and Section 7 shall survive any such termination.

12. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).

If to the Company:

Name:	Wejo Group Limited
For the attention of:	Mina Bhama
Address:	ABC Building 21-23 Quay St
Manchester, United Kingdom M3 4AE
E-mail address:	Mina.Bhama@wejo.com

with a copy to:

Name:	Weil, Gotshal & Manges LLP
For the attention of:	Jackie Cohen and James Harvey
Address:	767 Fifth Ave, New York, NY 10153;
110 Fetter Lane, London, United Kingdom EC4A 1AY
E-mail address:	Jackie.Cohen@weil.com; James.Harvey@weil.com

If to any Holder, to such Holder’s address as set forth on Schedule A hereto.

13. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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14. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Prior to the expiration of the applicable Lock-up Period, as the case may be, no Holder who is subject to such Lock-up Period and, prior to the expiration of such Lock-up Period, no Holder who is subject to such Lock-up Period, may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable restrictions in effect during such Lock-up Period. Following the applicable Lock-up Period, each Holder may assign its rights hereunder to any purchaser or transferee of Registrable Securities; provided, that such purchaser or transferee shall, as a condition to the effectiveness of such assignment, be required to execute a counterpart to this Agreement agreeing to be treated as an Holder whereupon such purchaser or transferee shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement as if such purchaser or transferee was originally included in the definition of an Holder herein and had originally been a party hereto.

15. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, the parties hereto hereby acknowledge that the Persons set forth in Section 7 are express third-party beneficiaries of the obligations of the parties hereto set forth in Section 7.

16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

17. Amendment, Modification and Waiver. The provisions of this Agreement may only be amended, modified, supplemented or waived with the prior written consent of the Company and the holders of a majority of the Registrable Securities; provided, that any amendment or waiver that would materially adversely impact the rights of any Holder under this agreement in a manner different from the other Holders shall require the written consent of such Holder. No waiver by any party or parties shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

18. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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19. Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

20. Governing Law; Submission to Jurisdiction. This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of Delaware.

The parties irrevocably agree that the state and federal courts located in the State of New York shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

For the purposes of this Section 20, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

21. No Inconsistent Agreements. The Company will not, on or after the date of this Agreement, enter into any agreement with respect to its securities that is inconsistent with the rights granted under or otherwise conflicts with the provisions of this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23. Further Assurances. Each of the parties to this Agreement shall, and shall cause their affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect to the transactions contemplated hereby.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

WEJO GROUP LIMITED

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

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SPONSOR:

VIRTUOSO SPONSOR LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

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SCHEDULE A
Holders

Name	Address for service of notices
[●]

For the attention of: [●]

Address: [●]

E-mail address: [●]

with a copy to:

[●]

For the attention of: [●]

Address: [●]

E-mail address: [●]

and

[●]

For the attention of: [●]

Address: [●]

E-mail address: [●]

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